REVISED PRELIMINARY COPY

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REVISED PRELIMINARY COPY

To our stockholders:

We are pleased to invite you to attend the 2013 annual meeting of stockholders of Gilead Sciences, Inc., to be held on Wednesday, May 8, 2013 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot – by telephone, by Internet or by mailing the proxy card (if you request one). Please review the instructions included in the Proxy Statement.

Thank you for your ongoing support of and continued interest in Gilead Sciences, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John C. Martin

Chairman and Chief Executive Officer

March     , 2013

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2013

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Wednesday, May 8, 2013 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 for the following purposes:

1. To elect ten directors to serve for the next year and until their successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2013.

3. To approve a restatement of Gilead Sciences, Inc.’s 2004 Equity Incentive Plan.

4. To approve an amendment to Gilead’s Restated Certificate of Incorporation to increase the authorized number of shares of Gilead’s common stock from 2,800,000,000 to 5,600,000,000 shares.

5. To approve, on an advisory basis, the compensation of our named executive officers as presented in the Proxy Statement.

6. To vote on a stockholder proposal requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director, if properly presented at the meeting.

7. To vote on a stockholder proposal requesting that the Board take steps to permit stockholder action by written consent, if properly presented at the meeting.

8. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 13, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

Foster City, California

March 20, 2013

All stockholders are invited to attend the meeting in person. Whether or not you expect to attend the meeting, please grant a proxy to vote by telephone or the Internet or complete, date, sign and return the proxy card mailed to you (if you request one) as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and a proxy issued in your name from the record holder.

- i -

INTRODUCTION

The Annual Meeting and this Proxy Statement provide an important opportunity for us to communicate with you about the achievements of the past year and our stewardship of Gilead. Your vote is important to us. At the Annual Meeting, in addition to the election of directors, you will have the opportunity to vote on four management and two stockholder proposals. As you consider your votes, we ask that you carefully review the information in this Proxy Statement. We summarize below key aspects of our performance, executive compensation and corporate governance to assist you as you review the more detailed information herein.

Performance Highlights

•

Strong financial performance. We are pleased to report that Gilead had outstanding financial performance, exceeding our objectives for 2012, with total revenues growing 16% to $9.7 billion and product sales also increasing 16% to $9.4 billion. In addition to the sales generated by our antiviral business, sales of products from our other therapeutic areas surpassed $1.2 billion in annual revenue, which represents an increase of 19.1%, compared to 2011.

•

Strong operational performance. Our 2012 operational performance met or exceeded our objectives. We continued to capitalize on opportunities to enhance our business and position us for further future growth. Achievements include:

•

completing the acquisition of Pharmasset, Inc. and accelerating our timeline to develop the first all-oral regimen for the treatment of hepatitis C infection, including the initiation of our first Phase 3 study of a single tablet regimen of sofosbuvir (formerly known as GS-7977) and ledipasvir (formerly known as GS-5885);

•	successfully launching our second single tablet regimen for the treatment of HIV, Complera®, in the United States and Canada and Eviplera® in 19 European countries;

•	expanding our research and development pipeline with over 50 active Phase 3 clinical studies at the end of 2012;

•	obtaining U.S. Food and Drug Administration approval for and launching Stribild®, our third single tablet regimen for the treatment of HIV in the United States;

•

submitting U.S. and E.U. marketing applications for elvitegravir, an oral integrase inhibitor for the treatment of HIV-1 infection in treatment-experienced adults, and cobicistat, a pharmacoenhancing or “boosting” agent that increases blood levels to allow once-daily dosing of certain HIV medicines; and

•	expanding our growing oncology and inflammation pipeline, with the announced acquisition of YM BioSciences Inc., which closed in February 2013.

•

Strong stockholder returns. Our strong financial and operational performance has benefitted our stockholders. We are particularly pleased to report that we have achieved total shareholder return of 79.5% this year, significantly outperforming our peers. In addition, our three-year TSR increased 19.3% on a compound annual growth basis, which also places us at the forefront of our peers.

Compensation Highlights

•

Pay and performance alignment. Our executive compensation programs are designed to directly link pay with performance, creating appropriate incentives for our Named Executive Officers to take actions that ultimately increase the value of Gilead and shareholder returns. Performance-based compensation, particularly long-term equity incentive awards, has historically been the largest component of our total direct compensation opportunities for our executive officers. The efforts of our executive officers to deliver against long-term business strategy contributed significantly to our operational and financial achievements in 2011 and more dramatically in 2012, which drove the significant stock price and TSR appreciation described above.

•

Equity compensation comprises 71% of target compensation. Over the past three years, the actual compensation mix for the Named Executive Officers has been awarded in the form of approximately 14% base salary, 15% annual bonus opportunity and 71% equity awards (based on grant-date fair value). We believe this mix is appropriate because the Named Executive Officers should focus their efforts on long-term corporate results. By aligning the majority of their compensation with Gilead’s performance, the Named Executive Officers realize less value from this pay component when we do not perform well and more value from this pay component when we do perform well.

•

Equity compensation is performance-based: Because our equity compensation is delivered entirely in the form of performance-based shares and stock options, 100% of the value realized by an executive officer from his or her equity awards is performance-based. Both of these vehicles are performance-oriented, as our executive officers realize no pay delivery from their awards unless Gilead performs. Stock options are granted at the market price of our common stock on the date of grant and, therefore, require our common stock to appreciate in value before our executive officers realize any benefit from their awards. Performance share awards require not only stock price performance, as measured in terms of our TSR relative to an industry comparator group, but also revenue growth measured either in absolute terms (for 2012 awards) or relative to an industry comparator group (for pre-2012 awards).

•	Responsiveness to stockholders: Based on stockholder feedback on our compensation policies and practices, we have taken the following actions:

•	enhanced the disclosures about our executive compensation program in this proxy statement to better explain our Compensation Committee’s objectives and operation;

•	revised our compensation peer group for 2013 to remove the two largest companies based on market capitalization and revenue; and

•	introduced an additional cap on the maximum payout under our performance share awards.

Governance Highlights

•

Lead independent director. We believe that the interests of our stockholders are best served by maintaining our Board of Directors’ flexibility in determining the board leadership structure that is best suited to the needs of Gilead at any particular time. Our Board Guidelines provide that where the Chairman is also the Chief Executive Officer, the independent directors will appoint a lead independent director to coordinate their efforts and activities. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman, ensuring a strong independent and active Board of Directors. As set forth in the Lead Independent Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

•

Executive sessions. As required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a routine basis, to review and discuss, among other things, Gilead’s strategy, performance, management effectiveness and succession planning at every regularly scheduled Board meeting and as determined by the independent directors.

•

Substantial majority of independent directors. Currently, all of our director nominees other than our CEO (nine out of ten) are independent. In addition, all members of the key board committees—the Audit Committee, the Compensation Committee and the Nomination and Governance Committee—are “independent” in accordance with or as defined in the rules adopted by the SEC and NASDAQ and Gilead’s own Board Guidelines. This ensures that oversight of critical matters such as the integrity of our financial statements, the compensation of our executive officers, the selection and evaluation of directors and the development of corporate governance principles is entrusted to independent directors.

•

Corporate governance policies and practices. We maintain strong corporate governance policies and practices. Information regarding our corporate governance initiatives can be found on our website, at http://www.gilead.com in the “Investors” section under “Corporate Governance,” including in Gilead’s Board Guidelines and the charter for each Board committee. We believe our strong corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, as well as the robust duties of our lead independent director, empower our independent directors to effectively oversee Gilead’s management – including the performance of the Chief Executive Officer – and provide an effective and appropriately balanced board governance structure.

•

Responsiveness to stockholder viewpoints. Our Board has exhibited its responsiveness to the viewpoints of stockholders, taking into account the say on pay vote and votes on stockholder proposals as the Board applies its fiduciary judgment to executive compensation and corporate governance matters.

•

Poison pill eliminated. At the 2012 annual meeting of stockholders, a majority of the stockholders voting supported a stockholder proposal that requested our Board take steps to redeem Gilead’s rights plan or “poison pill” unless the plan is subject to a stockholder vote. In September 2012, after taking into consideration the vote of the stockholders, the Board adopted an amendment that terminated Gilead’s rights plan, effective immediately.

•	Stockholders’ ability to call special meeting. We permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders.

•

No supermajority voting provisions. We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws in response to the viewpoints of our stockholders expressed in response to a stockholder proposal voted on at our 2010 annual meeting. At our 2011 annual meeting, our Board proposed, and our stockholders approved, amendments to our certificate of incorporation adopting simple majority voting standards.

•	Majority voting in uncontested election of directors. Our director nominees are elected annually by majority voting in uncontested elections.

•	Equal voting rights. We only have one class of stock with equal voting provisions.

•	Annual elections. All of our directors are elected annually.

•

Annual say on pay vote. We provide an annual opportunity for stockholders to advise the Board on executive compensation through an advisory say on pay vote, consistent with the viewpoint expressed by our stockholders in 2011 that they preferred an annual vote to a vote with lesser frequency.

Summary of Proposals for Vote

VOTING MATTER						BOARD VOTE RECOMMENDATION	SEE PAGE # (for more detail)

Proposal 1 – Election of Directors						FOR each nominee	11

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan	X	Member			Member
Etienne F. Davignon	X			Member
Carla A. Hills	X			Member
Kevin E. Lofton	X	Member	Member
John W. Madigan	X	Member	Chair
John C. Martin
Nicholas G. Moore	X	Chair	Member
Richard J. Whitley	X			Member	Chair
Gayle E. Wilson	X			Chair	Member
Per Wold-Olsen	X		Member		Member

Proposal 2 – Ratification of the Selection of Independent Registered Public Accounting Firm						FOR	23

Proposal 3 – Approval of a Restatement of Gilead Sciences, Inc.’s 2004 Equity Incentive Plan						FOR	25

Proposal 4 – Approval of an Amendment to Gilead’s Restated Certificate of Incorporation						FOR	43

Proposal 5 – Advisory Vote on Executive Compensation						FOR	45

Proposal 6 – Stockholder Proposal Requesting that the Board Adopt a Policy that the Chairman of the Board of Directors be an Independent Director						AGAINST	47

Proposal 7 – Stockholder Proposal Requesting that the Board Take Steps to Permit Stockholder Action By Written Consent						AGAINST	50

Thank you for your ongoing support of Gilead Sciences, Inc. We appreciate your time and consideration and ask that with respect to your vote you support the Board’s recommendations.

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2013

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead,” “we,” “our” or “us”), of proxies to be voted at our Annual Meeting of Stockholders to be held on Wednesday, May 8, 2013 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030.

This proxy statement and the accompanying proxy card are being mailed, or made available electronically, to stockholders on or about March 20, 2013 to all stockholders entitled to vote at our Annual Meeting.

QUESTIONS AND ANSWERS

1.	Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. This approach conserves natural resources and reduces our costs of printing and distributing our proxy materials, while providing stockholders with a convenient way to access our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

2.	How may I obtain a copy of Gilead’s Annual Report on Form 10-K and other financial information?

A copy of our 2012 Annual Report, which includes our Form 10-K for the year ended December 31, 2012, is available at http://www.gilead.com/proxy or may be requested from our Investor Relations department as described elsewhere in this proxy statement. Our 2012 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

3.	Who is entitled to vote at the Annual Meeting?

Only holders of our common stock at the close of business on March 13, 2013 are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were                      shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

4.	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	to elect ten directors to serve for the next year and until their successors are elected and qualified;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	to approve a restatement of Gilead Sciences, Inc.’s 2004 Equity Incentive Plan;

•	to approve an amendment to Gilead’s Restated Certificate of Incorporation to increase the authorized number of shares of Gilead’s common stock from 2,800,000,000 to 5,600,000,000 shares;

•	to approve, on an advisory basis, the compensation of our named executive officers as presented in this proxy statement.

•	to vote on a stockholder proposal requesting that the Board adopt a policy that the Chairman of the Board be an independent director, if properly presented at the meeting; and

•	to vote on a stockholder proposal requesting that the Board take steps to permit stockholder action by written consent, if properly presented at the meeting.

We will also consider any other business that properly comes before the Annual Meeting. See question 11, “Could other matters be decided at the Annual Meeting?” below.

5.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	“FOR” the approval of a restatement of Gilead Sciences, Inc.’s 2004 Equity Incentive Plan;

•	“FOR” the approval of an amendment to Gilead’s Restated Certificate of Incorporation to increase the authorized number of shares of Gilead’s common stock from 2,800,000,000 to 5,600,000,000 shares;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement; and

•	“AGAINST” the stockholder proposal requesting that the Board adopt a policy that the Chairman of the Board be an independent director; and

•	“AGAINST” the stockholder proposal requesting that the Board take steps to permit stockholder action by written consent.

6.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Shares represented by proxies marked “abstain” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Proposal	Vote Required
Proposal 1 – Election of ten directors to serve for the next year and until their successors are elected and qualified	Majority of votes cast (number of shares voted “For” a director must exceed the number of shares voted “Against” that director)

Proposal 2 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 3 – Approval of a restatement of Gilead Sciences, Inc.’s 2004 Equity Incentive Plan	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 4 – Approval of an amendment to Gilead’s Restated Certificate of Incorporation	Majority of the outstanding shares of common stock

Proposal	Vote Required
Proposal 5 – Approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 6 – Vote on a stockholder proposal requesting that the Board adopt a policy that the Chairman of the Board be an independent director, if properly presented at the meeting	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 7 – Vote on a stockholder proposal requesting that the Board take action to permit stockholder action by written consent, if properly presented at the meeting	Majority of the shares entitled to vote and present in person or represented by proxy

If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal 2 is a “routine” matter. As a result, your broker is permitted to exercise discretionary voting authority to vote your shares for this proposal. Your broker may not exercise discretionary voting authority and may not vote your shares with respect to the other proposals unless you provide your broker with voting instructions.

With respect to Proposal 1, abstentions will not have an effect on the outcome of the vote. With respect to Proposals 2, 3, 4, 5, 6 and 7, abstentions will have the same effect as an “against” vote. “Broker non-votes” will have no effect on Proposals 1, 2, 3, 5, 6 or 7. Broker non-votes will have the same effect as an “against” vote with respect to Proposal 4.

7.	How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. If your shares are registered directly in your name with Gilead’s transfer agent, Computershare, you are considered a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

By mail

To vote your proxy by mail, be sure to complete, sign and date the proxy card (if you request one)or voting instruction card that may be delivered to you and return it in the envelope provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board.

By Internet or the telephone

Stockholders may also vote their shares using the Internet or telephone. The law of the State of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies so long as each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The Internet and telephone voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting shares via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of record may go to http://www.proxyvote.com to vote their shares. You will be required to provide the control number printed on your Notice. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Stockholders of record using a touch-tone telephone may vote their shares by calling (800) 690-6903 and following the recorded instructions.

A number of brokers and banks are participating in a program that offers the ability to grant proxies to vote shares over the telephone and Internet. Street name holders may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

Internet and telephone voting for stockholders of record and street name holders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Daylight Time on May 7, 2013. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

In person at the Annual Meeting

Stockholders of record may vote in person at the Annual Meeting or vote by proxy using a proxy card that they may request. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by proxy to ensure his or her vote is counted. A stockholder may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, a stockholder may come to the Annual Meeting and we will provide the stockholder with a ballot when he or she arrives. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided to you. If a stockholder returns a signed proxy card to us before the Annual Meeting, we will vote the stockholder’s shares as he or she directs.

If you are a beneficial owner of shares, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

8.	What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before the shares are voted.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	filing a written notice to our Corporate Secretary at our principal executive office, 333 Lakeside Drive, Foster City, California 94404;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting as described in the answer to the preceding question.

Attendance at the meeting will not, by itself, revoke a proxy. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

9.	What is the deadline for voting my shares by proxy, via the Internet or by telephone?

Votes by proxy must be received before the polls close at the Annual Meeting. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time on May 7, 2013.

10.	Could other matters be decided at the Annual Meeting?

On the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you execute and deliver a proxy, then John C. Martin and John F. Milligan, the persons named on your proxy card, will have the discretion to vote on those matters for you.

11.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Veaco Group, the independent proxy tabulator that we have engaged, will count the votes and act as the inspector of election for the meeting.

12.	Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

13.	Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Notice and this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names, shares of our common stock beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. We have hired Innisfree M&A Incorporated to act as our proxy solicitor in conjunction with the Annual Meeting. We will pay Innisfree M&A Incorporated a fee of $15,000, plus reasonable out-of-pocket expenses, for these services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

14.	When are the stockholder proposals for Gilead’s 2014 Annual Meeting due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 20, 2013. Such proposals also must comply with SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company proxy materials. Proposals should be addressed to:

Corporate Secretary

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Fax: (650) 578-9264

Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement must give timely written notice to the Corporate Secretary in accordance with our Bylaws, which require that written notice be received by the Corporate Secretary:

•	not earlier than the close of business on January 8, 2014; and

•	not later than the close of business on February 7, 2014.

The chairperson of our annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our Bylaws and to declare that any such nomination or other business not properly brought before our annual meeting shall not be transacted.

15.	Where can I get information related to future stockholder meetings of Gilead?

To request a copy of the proxy statement, annual report and form of proxy related to all of our future stockholder meetings where you are a stockholder on the relevant record date, you may log on to http://www.proxyvote.com or contact Investor Relations at:

Gilead Sciences, Inc.

Attention: Investor Relations

333 Lakeside Drive

Foster City, CA 94404

(800) 445-3235

Email: investor_relations@gilead.com

16.	I want to attend the Annual Meeting and vote in person. From whom can I obtain directions to the Annual Meeting?

You may contact Investor Relations at (800) 445-3235 or investor_relations@gilead.com to obtain directions to the Annual Meeting.

17.	If I have additional questions, whom can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 750-9501

Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1

ELECTION OF DIRECTORS

There are ten nominees for the ten Board positions presently authorized. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a majority of the votes cast (number of shares voted “For” a director must exceed the number of shares voted “Against” that director) with respect to the election of each director at the Annual Meeting. Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead. Each nominee was previously elected by the stockholders at the 2012 annual meeting of stockholders.

Shares represented by executed proxies will be voted for or against the election of the ten nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose. Each person nominated for election has agreed to serve if elected and our Board and management have no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee recommended each of the nominees listed below to our Board for nomination. Each member of our Nominating and Corporate Governance Committee meets the definition of “independent director” as defined in Rule 5605 of The NASDAQ Stock Market (“NASDAQ”) Marketplace Rules, as determined affirmatively by our Board.

Majority Vote Standard for Election of Directors

Our Bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of shares voted “against” that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Under our Board Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board whether to accept or reject the resignation or whether other action should be taken. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale for such decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting that nominee will not become a director.

Our Board has adopted certain corporate governance principles, which we refer to as our Board Guidelines, to promote the functioning of the Board and its committees, to promote the interests of stockholders and to set forth a common set of expectations as to how the Board, its various committees and individual directors should perform their functions. On January 30, 2013, our Board amended the Lead Independent Director Charter, which is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

THE BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Nominees

Our Nominating and Corporate Governance Committee has evaluated and recommended, and the full Board has considered and nominated for election at the Annual Meeting, each of the ten directors described below. The names of the nominees, in alphabetical order and certain information about them as of March 20, 2013, as well as the specific experience, qualifications, attributes or skills of the director nominees that led our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of Gilead, are set forth below:

John F. Cogan, age 65, joined our Board in July 2005. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and healthcare. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a trustee of the Charles Schwab Family of Funds and a director of Venture Lending and Leasing Funds II, IV and VI, Inc.

Relevant Experience, Qualifications and Skills: Significant experience in economic healthcare policy, including serving as the Leonard and Shirley Ely Senior Fellow at the Hoover Institution, Stanford University, where his research is focused on U.S. budget and fiscal policy, social security and healthcare. Significant policy-making and government experience, including previously serving as Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget.

Etienne F. Davignon, age 80, joined our Board in September 1990. He is currently Minister of State and serves as Chairman of Recticel, CMB, SN Air Holding and Genfina and as a director of Sofina. Previously, he served as Chairman of Société Générale de Belgique, a diversified financial and industrial company. Mr. Davignon has served as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including serving as Chairman of Recticel, CMB, SN Air Holding and Genfina and previously serving as Chairman of Société Générale de Belgique. International background and significant policy-making and government experience, including serving as the Minister of State and previously serving as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 1990.

Carla A. Hills, age 79, joined our Board in January 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development. Mrs. Hills is a director of TCW Group, Inc. and serves on the international advisory boards of J.P. Morgan Chase and Rolls Royce. She is Chair of the Council on Foreign Relations and of the National Committee on U.S.-China Relations. Mrs. Hills is Co-Chair of the Inter-American Dialogue and of the International Advisory Board of the Center for Strategic and International Studies. She is also a member of the Executive Committee of the Peterson Institute for International Economics and of the Trilateral Commission, and a member of the board of the International Crisis Group.

Relevant Experience, Qualifications and Skills: Significant international trade policy and business experience, including serving as the Chair and Chief Executive Officer of Hills & Company, International Consultants, a firm providing counsel to U.S. businesses on investment, trade and risk assessment issues abroad.

Significant policy-making experience and government service, including previously serving as U.S. Trade Representative and the principal advisor on international trade to President George H. W. Bush.

Kevin E. Lofton, age 58, joined our Board in July 2009. He is currently the President and Chief Executive Officer of Catholic Health Initiatives. Headquartered in Denver, the healthcare system operates the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation’s largest hospital trade association. Mr. Lofton also serves on the Board of Directors of the Morehouse School of Medicine, Atlanta, and Conifer Health Solutions LLC, a privately held revenue cycle management company in Dallas.

Relevant Experience, Qualifications and Skills: Significant leadership experience, including serving as the President and Chief Executive Officer of Catholic Health Initiatives, a healthcare system operating the full continuum of services from hospitals to home health agencies across the United States. Expertise and knowledge in hospital administration and patient care. Demonstrated commitment to ensuring that patients have access to medical services.

John W. Madigan, age 75, joined our Board in December 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company, a media company, operating businesses in broadcasting, publishing and on the Internet. He is also a director and former Chairman of the Robert R. McCormick Foundation and a director of Boise Cascade Holdings, L.L.C. Mr. Madigan is a former member of the Defense Business Board of the Department of Defense, an advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Council on Global Affairs. He also serves as a trustee of Northwestern University, Rush University Medical Center and the Paley Center for Media in New York. Mr. Madigan is a member and former Chairman of The Commercial Club of Chicago and a director of New Schools for Chicago.

Relevant Experience, Qualifications and Skills: Significant leadership experience and broad knowledge of business, including previously serving as the Chairman and Chief Executive Officer of Tribune Company, a media industry leader with operations in major markets throughout the United States. Significant financial expertise including experience as an investment banker with Salomon Brothers and Paine, Webber, Jackson & Curtis.

John C. Martin, age 61, was appointed as Chairman of Gilead’s Board in May 2008 and has served as Gilead’s Chief Executive Officer and a member of Gilead’s Board of Directors since April 1996. Prior to joining Gilead, Dr. Martin held several leadership positions at Bristol-Myers Squibb Company and Syntex Corporation. He is a member of the Board of Directors of the California Healthcare Institute. He also serves on the University of Southern California Board of Trustees. Dr. Martin previously served as President of the International Society for Antiviral Research, Chairman of the Board of Directors of BayBio and Chairman of the Board of Directors of the California Healthcare Institute. He served on the National Institute of Allergy and Infectious Diseases Council, the Board of Directors of the Biotechnology Industry Organization, the Board of Trustees of the University of Chicago, the Board of Trustees of Golden Gate University and the External Scientific Advisory Board of the University of California School of Global Health. Additionally, Dr. Martin served on the Centers for Disease Control/Health Resources and Services Administrations Advisory Committee on HIV and STD Prevention and Treatment and was a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin previously served as a director of Gen-Prob Incorporated. Dr. Martin holds a Ph.D. in organic chemistry from the University of Chicago and an MBA in marketing from Golden Gate University. He has received the Isbell Award from the American Chemical Society and the Gertrude B. Elion Award for Scientific Excellence from the International Society for Antiviral Research. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including serving as Gilead’s Chief Executive Officer and Chairman since May 2008 and previously serving as President and Chief Executive Officer from 1996 through May 2008. Significant scientific experience, as he holds a Ph.D. in organic chemistry and previously served as a member of the Presidential Advisory Council on HIV/AIDS from 2006 to 2009. Breadth of knowledge about Gilead’s business as a result of employment at Gilead since 1990 in numerous leadership positions.

Nicholas G. Moore, age 71, joined our Board in March 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is the lead independent director of NetApp, Inc. and a director of Bechtel Group, Inc., Wells Fargo, Inc. and E2 Open. He has also served as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is an inactive member of the American Institute of Certified Public Accountants (“CPAs”), the California Bar Association and the California and New York Society of Certified Public Accountants.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience across a range of industries, including previously serving as Chairman of PricewaterhouseCoopers and serving as the lead independent director of NetApp, Inc. and a director of Bechtel Group, Inc., Wells Fargo & Company and E2 Open. Significant financial expertise as he is an inactive member of the American Institute of CPAs and the California and New York Society of CPAs.

Richard J. Whitley, age 67, joined our Board in July 2008. He also serves as the Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a former President of the International Society of Antiviral Research, chairs the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President of the Board of the Infectious Disease Society of America.

Relevant Experience, Qualifications and Skills: Significant medical expertise, including serving as the Distinguished Professor, Loeb Scholar Chair in Pediatrics at the University of Alabama at Birmingham. Significant health policy experience, including chairing the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention, serving as the President of the Board of the Infectious Disease Society of America, previously holding responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group and serving as a former President of the International Society of Antiviral Research. Extensive experience in the field of antiviral medicine. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Scientific Advisory Board from 2003 to 2008.

Gayle E. Wilson, age 70, joined our Board in October 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is a member of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides grants for higher education, social impact, civic, cultural issues and health issues. She is also the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science, a member of the board of trustees of the California Institute of Technology and the Sanford Burnham Institute for Medical Research.

Relevant Experience, Qualifications and Skills: Significant experience in education, public policy and science and technology, including previously serving as California’s First Lady from 1991 to 1999, currently serving as a member of the board of trustees of the California Institute of Technology, Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science and as a member of the board of the Sanford Burnham Institute for Medical Research. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 2001.

Per Wold-Olsen, age 65, joined our Board in January 2010, after serving as the Chair of our Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of GN Store Nord A/S. He also serves as a director of Exiqon A/S and Novo A/S. Mr. Wold-Olsen is a member of the Board of Governors of BioMalta and of the Board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria. Mr. Wold-Olsen previously served as a director of PharmaNet Development Group, Inc. and H. Lundbeck A/S.

Relevant Experience, Qualifications and Skills: Significant leadership and international business experience at Merck & Co., Inc., including previously serving as President of the Human Health Intercontinental Division. Breadth of knowledge about Gilead’s business as a result of service as Chair of Gilead’s Health Policy Advisory Board from 2007 to 2009.

Directors Not Standing for Re-election

In January 2013, we announced that Mr. James Denny and Dr. Gordon Moore will not stand for re-election as directors of Gilead.

James M. Denny, age 80, joined our Board in 1996 and has served as the lead independent director of our Board since May 2008. He served as Chairman of our Board from 2001 to May 2008. Previously, he served as the Chief Financial Officer and subsequently Vice Chairman of Sears, Roebuck & Co., then a retailing and financial services conglomerate, with oversight responsibility for many of the company’s operations and staff functions. He previously served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., Chairman of Pearle Health Services, Inc., Senior Advisor at William Blair Capital Partners, Treasurer at the Firestone Tire & Rubber Co., and associate counsel at Dewey Ballantine Bushby, Palmer & Wood in New York and Paris. Mr. Denny is currently Chairman of a privately-held healthcare technology company. He is a past Chairman of Northwestern Memorial Hospital and the Northwestern Memorial Foundation and has held directorships at Astra AB, ChoicePoint, Inc., GATX Corporation, The Principal Financial Group, The Allstate Corporation and General Instruments, Inc.

Gordon E. Moore, age 84, joined our Board in January 1996, and served as a member of our Business Advisory Board from July 1991 until January 1996. Dr. Moore retired from Intel Corporation, the world’s largest semiconductor chip maker, where he was a co-founder and previously served as Chairman, President and Chief Executive Officer. Dr. Moore is a former Chairman and now Life Trustee of the California Institute of Technology, a member of the National Academy of Engineering and a Fellow of the Royal Society of Engineering (UK). Among his awards, he received the National Medal of Technology and the Presidential Medal of Freedom.

Board Composition, Leadership, Committees and Meetings

Independence of the Board of Directors

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by our Board. In addition, our Board Guidelines requires that a substantial majority of our Board shall consistent of “independent” directors as defined by the Board Guidelines. Our Board Guidelines are available on our website at http:/www.gilead.com in the Investors section under “Corporate Governance.”

After review of all relevant transactions and relationships between each director, and his or her family members, and us, our senior management and independent registered public accounting firm, our Board has determined that nine of our ten nominees for director are “independent” directors as defined in Rule 5605 of the

NASDAQ Marketplace Rules. Dr. Martin, our Chairman and Chief Executive Officer is not an independent director within the meaning of the NASDAQ Marketplace Rules. In addition, our Board affirmatively determined that Mr. Denny and Dr. Moore qualified as “independent” directors.

Board Leadership Structure and Oversight of Risk

Dr. Martin, our Chief Executive Officer, has served as Chairman of the Board since May 2008. Our Board Guidelines provide that the independent directors will designate a lead independent director when the positions of Chairman and Chief Executive Officer are held by the same person. Mr. Denny has served as the lead independent director since May 2008 and will serve until as lead independent director until retirement from the Board in May 2013. We expect to appoint a successor lead independent director at Gilead’s Board meeting in May 2013.

We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman. As set forth in the Lead Independent Director Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a routine basis, to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning. As lead independent director, Mr. Denny regularly attends meetings of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee in a non-voting capacity. In addition, Mr. Denny conducts an annual self-assessment of the Board and committees of the Board to evaluate their effectiveness.

We believe there is a benefit to having Dr. Martin serve as both Chairman and Chief Executive Officer. Dr. Martin’s long tenure and knowledge of Gilead and our industry provide him unique insight into our business. In addition, in light of Dr. Martin’s experience navigating Gilead through periods of growth, including resulting from large acquisitions, our Board concluded that Gilead can more effectively execute its strategy and business plans to maximize stockholder value if Dr. Martin holds the positions of Chairman and Chief Executive Officer. Further, as the individual with primary responsibility and accountability for managing our day-to-day operations, he can provide unified leadership of Gilead and ensure that key business and strategic issues, risks and opportunities are brought to our Board’s attention in a way that prioritizes and makes best use of the Board’s time.

Our Audit Committee reviews risks associated with our financial and accounting systems, accounting policies and investment strategies, in addition to regulatory compliance and other matters that have significant elements of risk associated with them. In addition, our Audit Committee regularly meets in executive session and in private sessions with Gilead’s independent registered public accounting firm, internal audit and the Chief Financial Officer to discuss, among other things, risks to Gilead’s business. As discussed in more detail under “Executive Compensation – Risk Assessment of Compensation Programs” beginning on page 73, our Compensation Committee evaluates Gilead’s compensation policies and practices for its employees to help ensure that these policies and practices do not incentivize employees to take risks that are reasonably likely to have a material adverse effect on Gilead. Our Nominating and Corporate Governance Committee reviews our management of risks in areas such as regulatory, clinical trials, manufacturing, product promotion and human resources and meets periodically with senior employees of Gilead responsible for managing risk in these areas. Each of the committees periodically reports to the Board of Directors on its risk oversight activities. We do not believe our Board’s leadership structure adversely affects the Board’s ability to evaluate and manage risk.

On January 30, 2013, our Board amended the Lead Independent Director Charter, which is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Sessions

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only they are present. Mr. Denny, our lead independent director, presides over these executive sessions. Additionally, executive sessions may be convened by the lead independent director at his discretion and will be convened if requested by any other independent director.

Meetings of our Board of Directors and Board Committees; Attendance at Annual Meetings

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. All directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the year ended December 31, 2012. Current committee membership and the number of meetings of our full Board and committees held in 2012 are shown in the table below:

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan	Member	Member			Member
Etienne F. Davignon	Member			Member
James M. Denny	Lead Independent Director	*	*	*	*
Carla A. Hills	Member			Member
Kevin E. Lofton	Member	Member	Member
John W. Madigan	Member	Member	Chair
John C. Martin	Chair
Gordon E. Moore	Member		Member
Nicholas G. Moore	Member	Chair	Member
Richard J. Whitley	Member			Member	Chair
Gayle E. Wilson	Member			Chair	Member
Per Wold-Olsen	Member		Member		Member
Number of 2012 Meetings	6	9	8	4	2

*	Ex-officio, non-voting participant

Our Board expects our directors to attend our annual meetings of our stockholders. Eleven of the then-current twelve Board members attended our 2012 annual meeting of stockholders.

Committees of our Board of Directors

Our Board Guidelines require that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and at least one member of the Scientific Committee must be “independent” directors as defined by the Board Guidelines.

Audit Committee

Our Board has determined that all members of our Audit Committee are “independent directors” as defined in Rule 5605 of the NASDAQ Marketplace Rules and satisfy heightened independence standards under Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Nicholas Moore and Mr. Madigan are “audit committee financial experts,” as defined in applicable SEC rules.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, our Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance, independence and qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention and compensation of the independent registered public accounting firm to perform any proposed audit and proposed permissible non-audit services;

•	reviews and approves, in advance, all related person transactions;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by SEC rules;

•	reviews with the independent registered public accounting firm the scope, adequacy and effectiveness of, and compliance with, our accounting and financial controls and systems of internal controls;

•	reviews the financial statements to be included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of their review of our quarterly financial statements.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters under the Complaint Procedure and Non-Retaliation Policy, which procedures are summarized on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

The Audit Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Compensation Committee

Our Board has determined that all members of our Compensation Committee are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules. The members of our Compensation Committee are “outside directors” as determined under Section 162(m) of the Internal Revenue Code and “non-employee directors’ as determined under Rule 16b-3 under the Exchange Act.

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. These duties include:

•	setting the compensation philosophy for executive officers, including the compensation objectives, target pay levels and the peer group for executive compensation and performance benchmarking;

•	evaluating the performance of Dr. Martin, our Chief Executive Officer, and reviewing and approving his compensation, subject to ratification by the independent directors of the Board, each year;

•	reviewing and approving the compensation arrangements for our other executive officers;

•

overseeing the administration of our compensation plans, including our 2004 Equity Incentive Plan, Employee Stock Purchase Plan, corporate bonus plan, deferred compensation program and our Internal Revenue Code Section 162(m) Executive Bonus Plan;

•	establishing the stock ownership guidelines applicable to executive officers; and

•	reviewing and discussing the “Compensation Discussion and Analysis” beginning on page 52.

Our Compensation Committee operates pursuant to a charter that outlines its specific authority, duties and responsibilities. On November 5, 2012, our Board amended the charter, which is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Our Compensation Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. Our Compensation Committee has retained Frederic W. Cook & Co. (“FWC”) as its independent compensation consultant. FWC’s role in the compensation process for 2012 included advice and recommendations on the following matters:

•	the executive compensation philosophy, program structure and selection of peer companies;

•	the compensation arrangement for Dr. Martin;

•	the compensation analyses and recommendations developed by management for the other executive officers; and

•	the compensation arrangements for our non-employee Board members.

FWC provides consulting services solely to our Compensation Committee and does not receive professional fees from us for any other services.

Nominating and Corporate Governance Committee

Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules.

Our Nominating and Corporate Governance Committee performs several functions. Among other things, our Nominating and Corporate Governance Committee:

•	identifies, evaluates and recommends directors for consideration by our full Board;

•	establishes criteria for Board and committee membership;

•	reviews and recommends changes to our corporate governance policies and procedures;

•	oversees Gilead’s management of non-financial or non-compensation policies-related risks; and

•	reviews Gilead’s political expenditure policies and expenditures, including payments to trade associations.

In identifying potential director nominees, the Nominating and Corporate Governance Committee considers Board candidates through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. In addition, our Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria.

Our Nominating and Corporate Governance Committee will also consider all factors it considers appropriate to meeting the needs of the Board at that particular time. According to the Board membership criteria established by our Nominating and Corporate Governance Committee, candidates nominated for election or reelection to the Board should possess the following qualifications:

•	highest standards of personal and professional integrity;

•	ability and judgment to serve the long-term interest of our stockholders;

•	experience and expertise relevant to our business and which will contribute to the overall effectiveness and diversity of the Board;

•	broad business and social perspective;

•	ability to communicate openly with other directors, to meaningfully and civilly participate in the Board’s decision making process;

•

commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about Gilead’s business, and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;

•	independence from any particular constituency; and

•	ability and willingness to objectively appraise the performance of management.

It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. The Nominating and Corporate Governance Committee’s evaluation process for director nominees does not vary based on whether a candidate is recommended by a stockholder. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and all other information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The recommendation must be delivered to the Corporate Secretary prior to the applicable deadline described under “Stockholder Proposals” above.

The Nominating and Corporate Governance Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” On November 5, 2012, our Board amended the charter.

Scientific Committee

Our Scientific Committee was formed in January 2004 to advise our Board regarding our research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues. The charter of our Scientific Committee is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. Our Corporate Secretary reviews all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not:

•	related to our business;

•	within the scope of our responsibility;

•	credible; or

•	material or potentially material.

If deemed an appropriate communication, the Corporate Secretary will submit a stockholder communication to our lead independent director.

Code of Ethics

Our written Code of Ethics applies to all of our directors and employees, including our executive officers. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Changes to or waivers of the Code of Ethics will be disclosed on the same website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Ethics by disclosing such information on the same website.

Executive Officers

The names of our executive officers who are not also directors of Gilead and certain information about each of them as of March 20, 2013 are set forth below.

Gregg H. Alton, age 47, is our Executive Vice President, Corporate and Medical Affairs. Mr. Alton joined us in 1999, and served as General Counsel from 2000 to 2009, when he was appointed to his current position. In his current role, Mr. Alton is responsible for legal affairs, corporate compliance and quality, government affairs, medical affairs, public affairs and emerging market activities. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the boards of BayBio, a San Francisco Bay Area life sciences industry organization, and the Boys and Girls Clubs of Oakland. He is also a member of the advisory board of UCSF Global Health Sciences and a member of the Dean’s Advisory Council at Stanford Law School. Mr. Alton received a bachelor’s degree in legal studies from the University of California at Berkeley, and holds a JD from Stanford University.

Norbert W. Bischofberger, age 57, is our Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Bischofberger joined us in 1990 and has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining us, Dr. Bischofberger was a Senior Scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his B.S. in Chemistry at the University of Innsbruck in Austria and his Ph.D. in Organic Chemistry at the Eidgenossische Technische Hochschule (ETH) in Zurich, Switzerland and performed postdoctoral work at Harvard University.

John F. Milligan, age 52, is our President and Chief Operating Officer Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with Hoffmann-La Roche Ltd on Tamiflu®. In 2002, Dr. Milligan was appointed Chief Financial Officer. He was promoted to Chief Operating Officer in 2007 and President in 2008. Dr. Milligan is a member of the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization, and a trustee of Ohio Wesleyan University. Dr. Milligan received his B.A. in chemistry from Ohio Wesleyan University and his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin L. Washington, age 50, is our Senior Vice President and Chief Financial Officer. Ms. Washington joined us in May 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of the Children’s Discovery Museum of San Jose and previously served as a member of the board of directors of MIPS Technologies, Inc.

Kevin Young CBE, age 55, is our Executive Vice President, Commercial Operations. Mr. Young joined us in 2004. Mr. Young is a 29-year veteran of the biopharmaceutical industry, with a career that spans a variety of therapeutic categories including cardiology, oncology, rheumatology, hepatitis and HIV/AIDS. He previously held positions at Amgen, Inc. and AstraZeneca Pharmaceuticals (formerly ICI Pharmaceuticals). During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States, most recently as Head of the U.S. Inflammation Business Unit leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. In 2011, Mr. Young was appointed Commander of The British Empire, one of Great Britain’s highest civilian honors, in recognition of his service to the healthcare and pharmaceutical industries. Mr. Young has undergraduate and graduate degrees in Sports Science and Exercise from Liverpool John Moores University and Nottingham University in England and has completed the Executive Program at the University of Michigan.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP during the fiscal year ended December 31, 2012 was compatible with maintaining their independence. Ernst & Young LLP has audited our financial statements since our inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders and us.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the years ended December 31, 2012 and 2011 for the professional services described below are as follows:

	2012	2011
Audit Fees(1)	$4,902,000	$5,706,000
Audit-Related Fees(2)	20,000	162,000
Tax Fees(3)	1,588,000	1,677,000
All Other Fees(4)	2,000	12,000

Total	$6,512,000	$7,557,000

(1)

Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other statutory or regulatory filings or engagements. During 2012, these fees also included accounting consultation services related to our acquisitions of Pharmasset, Inc., an office building located in Foster City, California and YM BioSciences Inc. During 2011, these fees also included accounting consultation services related to our acquisitions of Arresto Biosciences, Inc., Calistoga Pharmaceuticals, Inc. and Pharmasset, Inc. and the issuance of various tranches of our senior unsecured notes.

(2)

Represents fees incurred for assurance and related services that are traditionally performed by Ernst & Young LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” During both 2012 and 2011, audit-related fees consisted of fees incurred in connection with specified procedures performed by Ernst & Young LLP in relation to user-defined reports.

(3)	Represents fees primarily incurred in connection with domestic and international tax compliance and tax consultation services.
(4)

During both 2012 and 2011, fees for other professional services were related to accessing Ernst & Young LLP’s online research database. For 2011, fees for other professional services were also related to statutory reporting services for our United Kingdom subsidiary.

All of the services described above were pre-approved by our Audit Committee.

Pre-Approval Policy and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm, and the policy prohibits the engagement of the independent registered public accounting firm for certain specified services. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of the independent registered public accounting firm for other services approved by our Audit Committee if there is a persuasive business reason for using the independent registered public accounting firm over other providers. The policy provides that as a general rule of thumb, the fees for these other services should be below 25% of total audit fees. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated by our Audit Committee to a member of the Audit Committee. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by the independent registered public accounting firm in the future.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

APPROVAL OF RESTATEMENT OF THE GILEAD SCIENCES, INC. 2004 EQUITY INCENTIVE PLAN

Stockholders are being asked to approve the January 2013 restatement of our 2004 Equity Incentive Plan (the “2004 Plan”) that will:

•	expand and re-confirm the list of:

•

financial and non-financial performance criteria that may be utilized in the formulation of the specific performance goals to which the vesting of performance-based awards under the 2004 Plan may be tied; and

•	permissible adjustments that may be made to those criteria in assessing performance goal attainment.

This would enable us to make awards that continue to qualify as performance-based compensation not subject to the one million dollar ($1,000,000) limitation on income tax deductibility per executive officer imposed under Section 162(m) of the Internal Revenue Code (the “Code”).

•

impose limitations on the aggregate grant-date value for which awards denominated in shares of common stock, whether in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and phantom shares, may be made under the 2004 Plan per calendar year to each continuing non-employee Board member or each newly elected or appointed no-employee Board member;

•	extend the term of the 2004 Plan until May 7, 2023;

•	impose a limitation on the maximum number of shares of common stock that may be issued under the 2004 Plan pursuant to tax-favored incentive stock options granted after December 31, 2012; and

•

effect other revisions to allow the 2004 Plan to continue to comply with the requirements of applicable laws and regulations, including (without limitation) the imposition of additional restrictions on the repricing of stock options and stock appreciation rights.

The new January 2013 restatement of the 2004 Plan (the “January 2013 Restatement”) will not result in any increase in the number of shares of common stock reserved for issuance over the term of the plan. However, all awards currently outstanding under the 2004 Plan will continue to be governed by the existing terms and provisions of the applicable agreements evidencing those awards, and nothing in the new restatement will affect or modify the existing terms and conditions of those awards.

All share numbers that appear in this proposal reflect the two-for-one forward split of the Gilead’s common stock that was completed on January 25, 2013.

The table below summarizes, as of February 28, 2013, the remaining share reserve under each of our equity incentive plans, the number of shares subject to outstanding awards under each such plan, the weighted average exercise price of those awards and the weighted average remaining contractual term:

	Shares Available for Future Grant	Outstanding Awards
Plan	Number of Shares	Number of Shares		Weighted Average Exercise Price(1)		Weighted Average Remaining Contractual Term(2)
2004 Plan	77,270,126(3)	84,387,190	(4)	$19.3989		5.00 years
1991 Stock Option Plan	We no longer grant equity awards under this plan	8,349,356		$7.5440		0.89 years
CV Therapeutics, Inc. 2004 Equity Incentive Plan	We no longer grant equity awards under this plan	313,816		$25.3478		2.70 years
Corus Pharma, Inc. 2001 Stock Plan	We no longer grant equity awards under this plan	7,362		$6.2753		1.65 years
Myogen, Inc. 2003 Equity Incentive Plan	We no longer grant equity awards under this plan	149,244		$10.2249		2.98 years
Arresto Biosciences, Inc. 2007 Equity Incentive Plan	We no longer grant equity awards under this plan	17,596		0.715		6.66 years
Total	77,270,126(3)	93,224,564		$18.0189	(5)	4.51years	(6)

(1)	Represents the weighted average exercise price of the options outstanding on February 28, 2013 under each listed equity incentive plan.
(2)	Represents the weighted average remaining contractual term of all options outstanding on February 28, 2013 under each listed equity incentive plan.
(3)	Reflects two-for-one stock split effective January 25, 2013.
(4)

Includes 3,109,680 shares of our common stock subject to performance share awards that will vest and become issuable upon the attainment of designated performance objectives, without any cash consideration or other payment required of the recipient.

(5)	Represents the weighted average exercise price of all options outstanding on February 28, 2013 under all of our listed equity incentive plans.
(6)	Represents the weighted average remaining contractual term of all options outstanding on such date under all of our listed equity incentive plans.

General

We believe that a comprehensive equity compensation program serves as a necessary and powerful tool to attract, retain and incentivize individuals essential to our financial success and accordingly benefits all of our stockholders by allowing us to retain individuals who are expected to make significant contributions to the creation of stockholder value. We have structured the January 2013 Restatement to enable us to achieve the following objectives:

1. The opportunity for stockholders to review our equity incentive plan periodically. We believe it is a sound governance practice to provide our stockholders with the opportunity to evaluate and vote on our equity compensation plan periodically. The purpose of the January 2013 Restatement is to allow our shareholders to provide the requisite approval to allow us to continue to structure one or more future awards under the plan so that they qualify as performance-based compensation not subject to the one million dollar ($1,000,000) limitation on income tax deductibility per executive officer imposed under Section 162(m) of the Code. The January 2013 Restatement will also allow our stockholders to decide whether the term of the 2004 Plan should be extended for an additional period of years through May 7, 2023.

However, we are not at this time seeking stockholder approval of any share increase to the 2004 Plan. We believe the existing share reserve under the 2004 Plan should provide us with sufficient shares to fund future equity awards under the plan over the next couple of years, subject however to any extraordinary events such as acquisitions

2. Our continued ability to provide equity-based incentive compensation opportunities to substantially all of our U.S. employees and non-employee Board members. Our average net dilution resulting from our equity-based incentive compensation awards made over the 2012, 2011 and 2010 fiscal years was 1.3% per year, which excludes options for 65,428 shares assumed in our acquisition of Arresto Biosciences, Inc. in 2011.

3. The ability to maintain a market-competitive stock-based incentive program by having various types of equity compensation awards available under the 2004 Plan, including: stock options, restricted stock, restricted stock units, performance shares, performance units, phantom shares and stock appreciation rights.(1) The various types of awards available under the 2004 Plan provide us with the flexibility to reward employee performance with equity compensation and respond to market-competitive changes in equity compensation practices. Based on where we are in our life cycle, management and the Compensation Committee of our Board believe that a combination of stock options, performance shares and restricted stock units best align employee compensation with company performance. For our executive officers, we expect to continue to grant a combination of stock options with an exercise price set at the full fair market value of our common stock on the date of grant, performance shares and performance-based restricted stock units. For our broad-based employee population and our non-employee Board members, we expect to continue to grant a combination of stock options and time-based restricted stock units as the primary forms of equity compensation. The additional $1,000,000 limitation that the January 2013 Restatement imposes on the aggregate grant-date value of the awards which may be made under the 2004 Plan to any one continuing or newly-elected or appointed non-employee Board member in a single calendar year is intended to provide a more focused limit on non-employee Board member grants that reflect the typical grant-date value of the annual awards that have been made per non-employee Board member over the last several years.

4. The furtherance of compensation and governance best practices. We have incorporated a number of provisions in the 2004 Plan to protect stockholders and reflect corporate governance best practices. First, the 2004 Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval and does not contain an evergreen feature that would automatically replenish the number of authorized shares available under the plan. Second, there is a special limitation on the maximum number of shares of restricted stock, restricted stock units, performance shares, performance units (to the extent settled in stock) and phantom shares that may be issued under the 2004 Plan. That limit was increased with stockholder approval at the 2009 annual meeting to 25,000,000 shares (now 50,000,000 shares as a result of the January 25, 2013 stock split). Stock options and stock appreciation rights are not subject to this special limit, because money consideration equal to the aggregate exercise price will be paid for the shares issued upon the exercise of the options, and with respect to the stock appreciation rights, the share reserve will be reduced by the gross number of shares as to which such rights are exercised and not by the net number of shares issued in settlement of those rights. Finally, our stockholder-approved 2004 Plan is the only existing plan under which new equity awards may be granted to our employees, other than our Employee Stock Purchase Plan.

5. The performance criteria under the plan allow us to continue to award equity incentives with meaningful performance milestones that will qualify as performance-based compensation under Section 162(m) of the Code. The January 2013 Restatement, if approved by the stockholders, will allow us to continue to structure one or more future awards under 2004 Plan so that they qualify as performance-based compensation not subject to the $1,000,000 per-person limitation on the income tax deductibility of

(1)	The 2004 Plan also provides us with the ability to grant dividend equivalent rights with respect to certain types of awards made under the plan. We have never declared or paid a cash dividend and do not intend to grant any dividend equivalent rights in the foreseeable future. However, should we do so, we would treat the number of shares as to which such dividend equivalent rights are granted as subject to the 50,000,000 share limit applicable to full-value share awards. In addition, the 2004 Plan does not allow us to award dividend equivalent rights with respect to shares subject to stock options or stock appreciation rights granted under the plan.

compensation paid to certain of our executive officers that would otherwise be imposed under Section 162(m) of the Code. Accordingly, awards of performance shares, performance units, restricted stock units and phantom shares that will not otherwise vest unless one or more specific goals tied to the stockholder-approved performance criteria under the 2004 Plan are attained should be fully deductible for federal income tax purposes upon settlement. The stock options and any stock appreciation rights we may grant under the 2004 Plan are also designed to qualify as performance-based compensation that is not subject to the Section 162(m) limitation. However, the Plan Administrator has complete discretion to determine whether or not awards under the 2004 Plan will be structured so as to comply with the applicable requirements for performance-based compensation under 162(m) and may make non-compliant awards as and when the circumstances and other relevant factors warrant.

Background on Equity Compensation

Equity compensation has historically been a key element of our compensation program. We believe this practice was a significant contributing factor to our corporate achievements and financial performance in 2012 and stockholder returns over the years. The ability to make equity awards, such as stock options, stock appreciation rights, performance shares, restricted stock and restricted stock units, also enables us to attract and retain the highest caliber of employees. Moreover, such equity awards have allowed us to link incentive rewards to company performance, encourage employee stock ownership and align the interests of employees and Board members with those of our stockholders.

The use of equity compensation is not unique to us. Stock-based awards, such as stock options and restricted stock units (and increasingly other forms of equity compensation), are a common form of compensation within our industry and are typically granted broadly throughout an organization. Without the ability to make equity compensation awards, we would be at a disadvantage against our competitors for recruiting and retaining key talent in that we would be unable to offer the market-competitive total compensation arrangements necessary to attract, retain and motivate individuals critical to our future success. Without the ability to make equity awards, we could be forced to increase cash compensation, thereby reducing resources available for research and development or commercialization of our products.

We understand that stock-based compensation is a valuable and limited resource and that stockholders expect us to utilize this tool in an efficient manner. As a consequence, we have actively managed our stock plans over the past few years to meet stockholder expectations. Over the last three years, our average net annual dilution rate was 1.3% (excluding certain options we assumed in the acquisitions described above). To manage our stock plans, individual annual grants are linked directly to an employee’s performance. Management and our Compensation Committee also carefully monitor and manage the total number of shares of our common stock available for issuance under the 2004 Plan, which is currently at a level that approximates the 50th percentile of our peer group.

We strongly believe that our equity compensation program and emphasis on employee stock ownership have been integral to our success to date, and that the equity program will continue to play a key role in our ability to achieve consistently superior performance in the years ahead. Our equity program is critical to our ability to recruit top-notch talent and to reward individual employee performance that results in increased stockholder value. Therefore, we consider approval of the January 2013 Restatement to be vital to our continued success. Please see information under “Compensation Discussion and Analysis—Equity Compensation Program Overview” on page 54 below for more information concerning our policies and philosophy with regard to equity compensation for executive officers.

The January 2013 Restatement of the 2004 Plan is attached hereto as Appendix A. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the January 2013 Restatement. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

Should such stockholder approval not be obtained, then the proposed extension of the term of the 2004 Plan to May 7, 2023 will not be implemented, and the expiration date for the 2004 Plan will remain May 25, 2014. However, the new $1,000,000 limitation on the aggregate grant-date value of the awards which may be made per non-employee Board member in a calendar year will be effected in order to impose a more focused limitation on non-employee Board member grants. The other remaining provisions and features of the 2004 Plan as last approved by the stockholders at the 2009 annual meeting will continue in full force and effect, and awards may continue to be made pursuant to those provisions until May 25, 2014 or until the available share reserve under such plan has been issued. However, any such new awards under the 2004 Plan, other than stock options and stock appreciation rights, will not qualify as performance-based compensation under Code Section 162(m), and the income tax deductibility of those awards will accordingly be subject to the one million dollar limitation per covered executive officer. As a result, we will have to use other alternatives outside of the 2004 Plan to provide such qualifying performance-based compensation, to the extent we decide to make awards intended to satisfy the Code Section 162(m) requirements.

Key Provisions

The 2004 Plan is designed to reflect prevailing corporate governance and executive compensation best practices. The following is a summary of the key provisions of the 2004 Plan (assuming stockholder approval of the January 2013 Restatement), but such summary does not purport to be a complete description of all the provisions of the 2004 Plan and is qualified in its entirety by reference to the provisions of the January 2013 Restatement itself.

Plan Termination Date:	May 7, 2023

Eligible Participants:	Executive officers and other employees, non-employee Board members and consultants in our employ or service or the employ or service of our subsidiaries or other related entities

Shares Authorized over Term of Plan:	243,188,366(1)

Shares Available for Future Awards as of February 28, 2013:	77,270,126(2)

Shares Authorized as a Percent of Common Stock Outstanding on February 28, 2013(3):	15.97%

Award Types:

(1) Incentive stock options

(2) Non-statutory stock options

(3) Stock appreciation rights

(4) Restricted stock

(5) Restricted stock units

(6) Performance shares

(7) Performance units

(8) Phantom shares

(9) Dividend equivalent rights(4)

Grant Limits Per Person Per Calendar Year:	Maximum number of shares subject to stock options and granted during the calendar year:	5,000,000	(5)

	Maximum number of shares subject to restricted stock, restricted stock units, performance shares, performance units, phantom shares and stock appreciation rights granted during the calendar year:	2,000,000	(6)

	Maximum value of awards denominated in U.S. dollars granted during the calendar year:	$10,000,000	(7)

Additional Grant Limit Per Non-Employee Board Member Per Calendar Year:	Maximum aggregate grant-date value of awards, whether made in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or phantom shares, which may be per non-employee Board member during the calendar year:	$1,000,000

Limit on Maximum Number of Shares Subject to Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit (to the extent settled in shares) and Phantom Share Awards:	Maximum number of shares subject to restricted stock, restricted stock units, performance shares, performance units, and phantom shares that may granted under the Plan:	50,000,000	(8)

Not Permitted:	Repricing of stock options or stock appreciation rights, unless approved by stockholders

(1)

Includes (a) 90,400,000 shares authorized for issuance under the 2004 Plan plus (b) 62,388,366 shares that have as of February 28, 2013 been transferred in the aggregate to the 2004 Plan from the previously-authorized but unissued reserve under the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors’ Stock Option Plan, including shares that were available for future award under such plans on May 25, 2004, the date the stockholders first approved the 2004 Plan, and shares subject to awards outstanding under those plans on that date that have subsequently terminated or expired without the issuance of vested shares thereunder plus (c) an additional 90,400,000 shares to reflect the two-for-one split of the common stock effected on January 25, 2013.

(2)	Includes the 20,000,000 share increase (now 40,000,000 shares as a result of the January 25, 2013 split) to the 2004 Plan approved by the stockholders at the 2009 annual meeting.
(3)	As of February 28, 2013, 1,522,709,320 shares of our common stock (post-January 25, 2013 stock split) were outstanding.
(4)

We have never declared or paid a cash dividend to stockholders in our history and do not intend to grant any dividend equivalent rights in the foreseeable future. In addition, dividend equivalent rights cannot be awarded with respect to shares subject to stock options or stock appreciation rights granted under the 2004 Plan.

(5)

Under the 2004 Plan, an employee may be granted options to purchase up to an additional 1,000,000 shares of common stock (now 2,000,000 as a result of the January 25, 2013 stock split) in the calendar year in which his or her hire or promotion date occurs.

(6)

The increase in this limit from 400,000 shares to 1,000,000 shares (now 2,000,000 shares as a result of the January 25, 2013 stock split) was approved by the stockholders at the 2009 annual meeting. Under the 2004 Plan, an employee may be granted restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights or phantom shares for up to an additional 200,000 shares (now 400,000 as a result of the January 25, 2013 stock split) in excess of the 2,000,000-share limit in the calendar year in which his or her hire or promotion date occurs.

(7)	The increase in this limit from $7,000,000 to $10,000,000 was approved by the stockholders at the 2009 annual meeting.
(8)

The increase in this limit from 10,000,000 shares to 25,000,000 shares (now 50,000,000 shares as a result of the January 25, 2013 stock split) was approved by the stockholders at the 2009 annual meeting.

Eligibility

Executive officers and other employees, non-employee members of our Board and consultants in our employ or service or in the employ or service of our parent or subsidiaries (whether now existing or subsequently established) or other related entities are eligible to receive awards under the 2004 Plan. As of February 28, 2013, approximately 4,600 employees (including six executive officers) and eleven non-employee Board members were eligible to participate in the 2004 Plan.

Share Reserve

As of February 28, 2013, 84,387,190 shares of common stock were subject to outstanding awards under the 2004 Plan, 81,574,682 shares had been issued under the 2004 Plan pursuant to exercised options and other stock-settled awards, such as performance shares, restricted stock units and phantom share distributions, and an additional 77,270,126 shares of common stock remained available for future award.

The maximum number of shares of common stock that may be issued from the available share reserve pursuant to tax-favored incentive stock options that are granted under the 2004 Plan after December 31, 2012 will be limited to 129,325,853 shares.

As indicated in the chart above, there are limitations on the maximum number of shares for which any one participant may be granted stock options or other stock awards under the Plan per calendar year. No participant may receive stock options for more than 5,000,000 shares of common stock in any one calendar year (or for more than 7,000,000 shares in the calendar year of hire or promotion). No participant may be awarded restricted stock, restricted stock units, performance shares, performance units (to the extent settled in shares of common stock), stock appreciation rights or phantom shares covering more than 2,000,000 shares in the aggregate in any one calendar year (or for more than 2,400,000 shares in the calendar year of hire or promotion). In addition to the limitations on the maximum number of shares for which awards may be made to any participant under the Plan per calendar year, there is also a limit on the maximum dollar value of cash-denominated awards that a participant may be granted under the Plan per calendar year. No participant may be awarded cash-denominated awards of more than $10,000,000 U.S. dollars in the aggregate in any single calendar year. Our executive compensation program does not currently include the grant of cash-denominated awards.

Stockholder approval of this proposal will also constitute re-approval of each of the foregoing limitations for purposes of Section 162(m) of the Code. The approved limitations will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the 2004 Plan will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m). In addition, shares issued pursuant to restricted stock, restricted stock units, performance shares, performance units or phantom shares awarded under the 2004 Plan may also qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the award covering those shares is approved by our Compensation Committee and the vesting of such award is tied to the attainment of performance milestones based on one or more of the performance criteria discussed below.

There is an additional limitation on the maximum grant-date value of awards which may be made in the aggregate to any one non-employee Board member under the 2004 Plan per calendar year. A non-employee Board member may not receive awards under the 2004 Plan, whether in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or phantom shares, with an aggregate grant date value in excess of $1,000,000 in any calendar year. That limitation applies to both continuing non-employee Board members and newly-appointed or elected non-employee Board members.

The shares of common stock issuable under the 2004 Plan may be drawn from shares of our authorized or unissued shares or from shares reacquired by us, including shares repurchased on the open market. Shares subject to any outstanding options or other awards under the 2004 Plan that are forfeited, canceled or expire are deemed not to have been issued for purposes of determining the maximum number of shares which may be issued in the aggregate under the 2004 Plan. Unvested shares that are forfeited or repurchased by us at the lower of their original purchase price or their fair market value at the time of repurchase will become available for future grant.

We do not have any net counting provisions in effect under the 2004 Plan. The share counting provisions are as follows:

•

Should the exercise price of an option under the 2004 Plan be paid with shares of common stock, the authorized reserve under the 2004 Plan will be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option.

•

Upon the exercise of a stock appreciation right granted under the 2004 Plan, the share reserve will be reduced by the gross number of shares as to which that stock appreciation right is exercised, and not by the net number of shares issued in settlement of the exercised stock appreciation right.

•

Should shares of common stock otherwise issuable under the 2004 Plan be withheld in satisfaction of the applicable withholding taxes incurred in connection with the exercise, vesting or settlement of an award under the 2004 Plan, then the number of shares of common stock available for issuance under the 2004 Plan will be reduced by the gross number of shares issuable under such award, calculated prior to such share withholding.

Valuation

The fair market value per share of our common stock on any relevant date under the 2004 Plan will be deemed to be equal to the closing sale price per share of our common stock on that date on the primary market on which our common stock is at the time traded. On February 28, 2013, the fair market value was $42.72 per share, based on the closing sale price of our common stock on that date on the NASDAQ Global Select Market. If the date in question is not a date on which our common stock is traded, then the immediately preceding trading date will be used.

Administration

Our Compensation Committee serves as the primary administrator of the 2004 Plan and has the exclusive authority to administer the 2004 Plan with respect to our executive officers and the non-employee members of our Board. However, our Board may administer the 2004 Plan with respect to eligible individuals other than executive officers and non-employee Board members and may also authorize one or more Board committees or one or more of our officers to make awards under the 2004 Plan to those eligible individuals. The term Plan Administrator, as used in this summary, means our Compensation Committee, our Board, any other committee of our Board and any officer or officers granted administrative authority under the 2004 Plan, to the extent each such entity or person is acting within the scope of such person’s or entity’s administrative jurisdiction under the 2004 Plan.

The Plan Administrator has the discretion to select the eligible individuals to whom awards are to be granted under the 2004 Plan and the terms and conditions of each award, including the number of shares of common stock underlying the award or the dollar amount of any cash award made under the plan, the vesting schedule in effect for the award (including any applicable performance goals), the issuance schedule for the shares to be issued in settlement of the award, the maximum term of the award and the provisions for satisfying the applicable withholding taxes upon the exercise, vesting or settlement of the award.

Awards

The 2004 Plan provides for the following types of awards: incentive stock options, non-statutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance units, performance shares, phantom shares and dividend equivalent rights. However, dividend equivalent rights may not be awarded with respect to shares of our common stock subject to outstanding stock options or stock appreciations rights granted under the 2004 Plan. Awards under the 2004 Plan will vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

To assure that the compensation attributable to one or more awards under the 2004 Plan will qualify as performance-based compensation that will not be subject to the $1,000,000 limitation imposed by Section 162(m) of the Code on the income tax deductibility of the compensation paid per covered executive officer, our Compensation Committee will have the discretionary authority to structure one or more awards so that the shares of common stock subject to those particular awards will not vest unless certain pre-established performance goals are achieved. Such goals may be based on one or more of the following criteria: (i) revenue target or revenue growth; (ii) achievement of specified milestones in the discovery, development or regulatory approval of one or more of our products; (iii) achievement of specified milestones in the commercialization of one or more of our products; (iv) achievement of specified milestones in the manufacturing of one or more of our products; (v) cost reduction or other expense control targets; (vi) personal management objectives; (vii) stock price (including, but not limited to, growth measures); (viii) total stockholder return; (ix) earnings per share; (x) operating efficiency; (xi) operating margin; (xii) gross margin; (xiii) return measures (including, but not limited to, return on assets, capital, equity, or sales); (xiv) net sales growth; (xv) productivity ratios; (xvi) operating income; (xvii) net operating profit; (xviii) net earnings or net income (before or after taxes); (xix) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (xx) earnings or operating income before interest, taxes, depreciation, amortization and/or stock-based compensation expense; (xxi) economic value added; (xxii) market share; (xxiii) customer satisfaction; (xxiv) working capital targets; (xxv) budget objectives, (xxvi) mergers, acquisitions or divestitures and (xxvii) with respect to awards not intended to be performance-based compensation under Section 162(m), other measures of performance selected by the Plan Administrator.

Each performance objective may be based upon the attainment of specified levels of our performance measured under one or more of the criteria described above, either in absolute terms or in relation to the performance of other entities, and may also be based on the performance of any of our business units or divisions or any parent or subsidiary company. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable performance objective may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of the award will be earned and a maximum level of performance at which the award will be fully earned.

Each applicable performance criteria may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (i) asset impairments or write-downs; (ii) litigation and governmental investigation expenses and judgments, verdicts or claim settlements; (iii) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results; (iv) the effect of exchange rates for non-U.S. dollar denominated net sales or goals based on operating profit, earnings or income; (v) accruals for reorganization and restructuring programs; (vi) any extraordinary nonrecurring items, as determined under generally accepted accounting principles or as described in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year, (vii) costs and expenses incurred in connection with mergers and acquisitions, (viii) items of income, gain, loss or expense attributable to the operations of any business acquired by us or any parent or subsidiary or of any joint venture established by us or any parent or subsidiary; (ix) items of income, gain, loss or expense attributable to one or more business operations divested by us or any parent or subsidiary or the gain or loss realized upon the sale of any such divested business or the assets thereof; or (x) the effect of any change in the outstanding shares of our common stock effected by reason of a stock split, stock dividend, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change or any distributions to our stockholders other than regular cash dividends.

Stockholder approval of the January 2013 Restatement will also constitute approval of the foregoing performance criteria and adjustments for purposes of establishing the specific vesting targets for one or more awards under the 2004 Plan that are intended to qualify as performance-based compensation under Code Section 162(m). However, not all awards made under the 2004 Plan will be structured to qualify as such performance-based compensation, and the Plan Administrator will have complete discretion to determine whether or not the award is to be structured so as to qualify as performance-based compensation.

The principal features of the various types of awards authorized under the 2004 Plan may be summarized as follows:

•

Stock Options. The exercise price of stock options granted under the 2004 Plan may not be less than the fair market value of our common stock on the grant date, and no stock option may have a term in excess of ten years. The granted option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. Payment of the exercise price may be made in cash or in shares of our common stock, including a net issuance using shares otherwise purchasable under the option to pay the exercise price. The option may also be exercised through a broker-dealer sale and remittance procedure pursuant to which the optionee affects a same-day exercise of the option and sale of the purchased shares in order to cover the exercise price for the purchased shares and the applicable withholding taxes.

•

Stock Appreciation Rights. A stock appreciation right granted under the 2004 Plan will allow the holder to exercise that right as to a specific number of shares of common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which the stock appreciation right is exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the common stock on the date the stock appreciation right is granted, and the right may not have a term in excess of ten years. The distribution may be made in cash or in shares of our common stock.

•

Restricted Stock. The Plan Administrator may make awards of unvested shares of our common stock. The Plan Administrator will determine the vesting schedule of those shares at the time of the award (including any performance-vesting requirements), the amount of consideration to be paid, if any, for the restricted stock and the form in which such consideration may be paid.

•

Restricted Stock Units. A restricted stock unit award under the 2004 Plan will entitle the holder to receive one share of our common stock for each awarded unit upon the completion of a designated service period and/or the attainment of specified performance objectives as determined by the Plan Administrator. The shares of common stock underlying the restricted stock units may be issued immediately upon vesting or may be deferred to a later date, as described below.

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Performance Shares. A performance share award will be denominated in shares of our common stock. At the time of the award, the Plan Administrator will determine the performance goal or goals to be attained in order for the underlying shares to vest, any additional period of service required of the grantee after the performance goals are attained, the amount of consideration to be paid, if any, for the performance shares and the form in which such consideration may be paid. The performance shares which vest under the terms of the award may be settled in shares of our common stock or in cash. Settlement may occur at the time of vesting or may be deferred to a later date, as described below.

•

Performance Units. A performance unit award will be denominated in terms of a fixed dollar amount. At the time of the award, the Plan Administrator will determine the performance goal or goals to be attained in order for the performance units to vest and any additional period of service required of the grantee after those performance goals are attained. The performance units which vest under the terms of the award will be paid in cash or, at the discretion of the Plan Administrator, may be settled in shares of our common stock with a fair market value equal to such cash amount. Settlement may occur at the time of vesting or may be deferred to a later date, as described below.

•

Phantom Shares. Phantom shares are denominated in terms of our common stock, but do not provide any actual stockholder rights to the individual. At the time of the award, the Plan Administrator will determine the performance criteria to be attained and/or the service period, if any, to be completed in order for the phantom shares to vest. Any phantom shares which vest under the terms of the award may be settled in shares of our common stock or in cash. Settlement may occur at the time of vesting or may be deferred to a later date, as described below.

Grants to Non-Employee Board Members

We also use the 2004 Plan to help administer our compensation program for the non-employee members of our Board. There is no automatic grant program in effect for our non-employee Board members under the 2004 Plan, and all grants to our non-employee Board members are discretionary. However, the January 2013 Restatement will impose the following limitation on the grants that may be made per non-employee Board member, commencing with the 2013 calendar year, and that limitation will be in effect, whether or not the stockholders approve the January 2013 Restatement:

A non-employee Board member may not be granted awards under the 2004 Plan, whether in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or phantom shares, with an aggregate grant date value in excess of $1,000,000 in any calendar year. Such limitation will apply to both continuing non-employee Board members and newly-elected or appointed non-employee Board members.

Under our Deferred Compensation Plan, non-employee Board members are allowed to defer receipt of all or a portion of their annual cash retainers in the form of phantom shares granted under the 2004 Plan.

Equity Awards Since January 1, 2008

Option Transactions

The following table sets forth, as to our Named Executive Officers who are identified in the Summary Compensation Table which appears on page 75 below and the other individuals and groups indicated, the number of shares of our common stock subject to option grants made under the 2004 Plan from January 1, 2008 through February 28, 2013, together with the weighted average exercise price per share for such option grants. No stock appreciation rights were granted during such period.

Name & Position	Number of Shares Underlying Options Granted	Weighted Average Exercise Price Per Share
Named Executive Officers
John C. Martin	4,030,750	$23.9857
Chairman and Chief Executive Officer
Robin L. Washington	910,290	$25.3529
Senior Vice President and Chief Financial Officer
John F. Milligan	1,796,120	$23.9825
President and Chief Operating Officer
Norbert W. Bischofberger	1,147,560	$24.3905
Executive Vice President, Research and Development and Chief Scientific Officer
Kevin Young	1,173,270	$23.9032
Executive Vice President, Commercial Operations

Non-Employee Board Members
John F. Cogan	129,892	$23.7151
Etienne F. Davignon	36,604	$22.8656
James M. Denny	144,892	$24.0153
Carla A. Hills	122,392	$23.5374
Kevin E. Lofton	71,532	$22.2597
John W. Madigan	129,892	$23.7151
Gordon E. Moore	129,892	$23.7151
Nicholas G. Moore	142,392	$23.9697
Richard J. Whitley	137,392	$24.0372
Gayle E. Wilson	137,392	$23.8734
Per Wold-Olsen	63,232	$21.8232
All current executive officers as a group (6 persons)	10,564,060	$24.2131
All current non-employee Board members as a group (11 persons)	1,245,504	$23.6101
All employees, including current officers who are not executive officers, as a group	39,397,406	$24.2131

Stock Awards

The following table shows, as to our Named Executive Officers who are identified in the Summary Compensation Table which appears on page 75 below and the other individuals and groups indicated, the number of shares of common stock subject to restricted stock, restricted stock units, performance shares and phantom shares awarded under the 2004 Plan between January 1, 2008 and February 28, 2013. No other type of stock award was made during such period.

Name & Position	Number of Shares Subject to Restricted Stock Awards	Number of Shares Subject to Restricted Stock Units	Number of Shares Subject to Performance Share Awards
Named Executive Officers
John C. Martin	—	—	1,292,870
Chairman and Chief Executive Officer
Robin L. Washington	—	30,000	275,020
Senior Vice President and Chief Financial Officer
John F. Milligan	—	—	559,530
President and Chief Operating Officer
Norbert W. Bischofberger	—	—	385,050
Executive Vice President, Research and Development and Chief Scientific Officer
Kevin Young	—	—	383,820
Executive Vice President, Commercial Operations

Non-Employee Board Members
John F. Cogan	—	27,568	—
Etienne F. Davignon	42,782	13,116	—
James M. Denny	—	27,568	—
Carla A. Hills	—	27,568	—
Kevin E. Lofton	—	25,474	—
John W. Madigan	—	27,568	—
Gordon E. Moore	—	27,568	—
Nicholas G. Moore	—	27,568	—
Richard J. Whitley	—	27,568	—
Gayle E. Wilson	—	27,568	—
Per Wold-Olsen	—	22,536	—
All current executive officers as a group (6 persons)	—	30,000	3,239,718
All current non-employee Board members as a group (11 persons)	42,782	281,670	—
All employees, including current officers who are not executive officers, as a group	—	28,364,106	2,086,680

New Plan Benefits

As of February 28, 2013 no awards had been made, and no shares had been issued, under the 2004 Plan on the basis of the amendments to the 2004 Plan that included in the January 2013 Restatement.

General Provisions

Limitations on Vesting

Except with respect to a maximum of 5% of the total number of shares of common stock authorized for issuance under the 2004 Plan, no awards of restricted stock or restricted stock units which vest solely on the basis of continued service with us or any parent or subsidiary company will provide for vesting at a rate more rapid than annual pro rata vesting over a three-year period, and any awards of restricted stock, restricted stock units, performance shares or performance units which provide for vesting upon the attainment of performance goals will provide for a performance period of at least 12 months; provided, however, that such limitations will not apply in the event of a change in control transaction or to any award recipient whose service terminates by reason of death, disability or an involuntary termination other than for cause or to any award made after June 30, 2013 to a non-employee Board member.

Transferability

Generally, awards under the 2004 Plan may not, prior to settlement, be transferred assigned, pledged or disposed of in any manner other than by will or the laws of inheritance following the grantee’s death. However, a grantee may assign awards to a revocable living trust established by the grantee (or by the grantee and his or her spouse) of which he or she is a trustee or co-trustee with his or her spouse. In addition, a grantee may designate a beneficiary to receive the vested portion of his or her awards in the event of their death, and the Plan Administrator also has the authority to allow the transfer of awards other than incentive stock options by gift or pursuant to a domestic relations order to members of the grantee’s immediate family or former spouse.

Termination of Employment

Upon termination of employment, the grantee will have a limited period in which to exercise outstanding stock options or stock appreciation rights as to any shares which are vested at that time. The applicable post-employment exercise period will be determined by the Plan Administrator, need not be uniform for all awards made under the 2004 Plan, and may reflect distinctions based on the reasons for termination of employment. Other outstanding awards held by a grantee at the time of his or her termination of employment (other than by reason of death, total and permanent disability or for some awards, retirement) will be forfeited to the extent they are not vested at that time. If the grantee previously paid any cash consideration for the forfeited shares, then we will pay to such individual the lower of the cash amount paid for those shares or their then fair market value.

Deferral of Settlement

The Plan Administrator may provide selected grantees with the opportunity to defer receipt of the shares of common stock or other consideration due upon the settlement of their awards following the satisfaction of the applicable vesting requirements. The Plan Administrator will have the discretionary authority, subject to the applicable requirements of Section 409A of the Code, to establish the election process, the amounts eligible for deferral, the procedures for crediting interest or other investment return on the deferred amounts, the timing and form of payment of those deferred amounts and such other terms, conditions, rules and procedures as the Plan Administrator deems advisable for the administration of the deferral program.

Change in Control

Stock options and stock appreciation rights outstanding under the 2004 Plan at the time a change in control is effected will be subject to one or more of the following methods of disposition: (i) the options and stock appreciation rights may be assumed by the surviving corporation or replaced with economically equivalent cash or equity awards, (ii) the options and stock appreciation rights may vest in full immediately prior to the change in control and then terminate immediately after the consummation of the change in control, to the extent not previously exercised, or (iii) the options and stock appreciation rights may be continued in full force and effect following such change in control.

Any other awards outstanding under the 2004 Plan at the time a change in control is effected will automatically vest in full on an accelerated basis, and the shares of common stock subject to those awards will be issued as fully vested shares, immediately prior to the change in control, except to the extent (i) those awards are assumed by the successor corporation or otherwise continued in effect or (ii) such awards are replaced with economically equivalent cash or equity awards.

Awards under the 2004 Plan will vest in full in the event the grantee’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control in which those awards are assumed, replaced with an economically-equivalent substitute award or otherwise continued in effect. In addition, the Plan Administrator will have the discretion to structure one or more awards under the 2004 Plan so that the shares subject to those awards will vest immediately prior to the effective date of a change in control, whether or not those awards are assumed, replaced with an economically-equivalent substitute award or otherwise continued in effect.

Awards subject to performance-vesting requirements may be structured so that upon the occurrence of a change in control prior to the completion of the applicable performance measurement period, the performance goal or goals established for those Awards will be deemed to have been met at a level pre-specified in the award agreement.

A change in control will be deemed to occur in the event (i) we are acquired by merger or asset sale, (ii) any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities or (iii) certain changes occur in the composition of our Board.

Prohibition against Repricing

Without the consent of our stockholders, no award granted under the 2004 Plan may be repriced, replaced, regranted through cancellation or modified (other than in the event of certain changes in our capital structure as described below), if the effect would be to reduce the exercise or purchase price in effect for the shares underlying that award. Accordingly, the Plan Administrator may not implement any of the following repricing programs under the 2004 Plan without obtaining stockholder approval: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of our common stock for consideration payable in cash, equity securities or in the form of any other award under the 2004 Plan, except in connection with a change in control transaction, or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Adjustments

In the event any change is made to our outstanding common stock as a result of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting our outstanding common stock as a class without our receipt of consideration, or should the value of the outstanding shares of our common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments will be made to the maximum number and class(es) of securities issuable under the 2004 Plan, the maximum number and class(es) of securities issuable under the 2004 Plan pursuant to incentive stock options granted under such plan after December 31, 2012, the maximum number and class(es) of securities as to which awards of restricted stock, restricted stock units, performance shares, performance units (to the extent settled in shares of our common stock) and phantom shares may be made and the maximum number and class(es) of securities for which the various types of awards under the 2004 Plan may be made to any person during any calendar year. Outstanding awards under the 2004 Plan will also be equitably and proportionally adjusted as to the number and class(es) of securities and exercise price (or other cash consideration) payable per share under each such award; provided, however, that the aggregate exercise price (or other cash consideration) will remain the same. The adjustments will be made in such a manner as the Plan Administrator deems appropriate and such adjustments will be final, binding and conclusive.

Withholding

The Plan Administrator may provide holders of awards under the 2004 Plan with the right to use shares of our common stock in satisfaction of all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the exercise, vesting or settlement of those awards. Either of the following alternatives may be utilized to satisfy the applicable withholding taxes:

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Stock withholding: The election to have us withhold, from the shares otherwise issuable upon the exercise, vesting or settlement of that award, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100%) designated by the holder. The shares so withheld will reduce the number of shares of common stock authorized for issuance under the 2004 Plan.

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Stock delivery: The election to deliver to us, at the time of the exercise, vesting or settlement of such award, shares of our common stock at the time held by such individual with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100%) designated by such individual. The shares of common stock so delivered will not be added to the number of shares of common stock authorized for issuance under the 2004 Plan.

In addition, the Plan Administrator may structure an award under the 2004 Plan so that a portion of the shares of common stock otherwise issuable under those awards will automatically be withheld by us in satisfaction of the withholding taxes which become applicable in connection with the exercise, vesting or settlement of that award.

Amendments and Termination

The Board may amend, suspend or terminate the 2004 Plan at any time; provided, however, no amendments to the 2004 Plan will be made without the approval of our stockholders, if such approval is required by applicable law or regulation or the listing standards of the exchange on which our common stock is at the time primarily traded, or if such amendment would change any provisions of Section 4(b)(vi) or Section 13(a) of the 2004 Plan. Unless earlier terminated by our Board, the 2004 Plan will terminate on May 7, 2023 or, if the new restatement is not approved at the Annual Meeting, on May 25, 2014.

Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the 2004 Plan.

Option Grants

Options granted under the 2004 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory stock options, which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for ordinary income tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before those two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee in general will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction in general will be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock Awards

The recipient of unvested shares of common stock issued under the 2004 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. Subject to the deductibility limitations of Section 162(m) described below, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction in general will be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units

No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. Subject to the deductibility limitations of Section 162(m) described below, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Shares/Performance Units/Phantom Shares

No taxable income is recognized upon receipt of such award. The holder will recognize ordinary income in the year in which the shares subject to the award are actually issued or in the year in which the award is settled in cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the holder will be required to satisfy the tax withholding requirements applicable to the income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued or the cash amount is paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with the exercise of non-statutory stock options or stock appreciation rights or the disqualifying disposition of incentive stock option shares will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2004 Plan will remain deductible by us without limitation under Section 162(m). However, any compensation deemed paid by us in connection with any other awards made under 2004 Plan will be subject to the $1,000,000 limitation, unless the vesting of those awards is tied to performance goals based on one or more of the performance criteria described above. The Compensation Committee has full discretion to determine whether or not awards made under the Plan will be structured so as to qualify as performance-based compensation under Code Section 162(m) and will make its decision based on all the relevant factors, including potential tax deductibility, in existence at the time of the award.

Accounting Treatment

The accounting principles applicable to awards made under the 2004 Plan may be summarized in general terms as follows:

Stock-Settled Awards

Pursuant to Accounting Standards Codification, Topic 718, of the Financial Accounting Standards Board, we are required to expense all share-based payments, including grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and all other stock-based awards under the 2004 Plan. Accordingly, stock options and stock appreciation rights which are granted to employees and non-employee Board members and payable in shares of our common stock must be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Stock appreciation rights that are to be settled in cash will be subject to variable mark-to-market accounting until the actual settlement date. For shares issuable upon the vesting of service-based restricted stock units awarded under the 2004 Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested and tied to service-vesting requirements at the time of their direct issuance, then the fair market value of those shares at that time (less any cash consideration paid for those shares) will be charged to our reported earnings ratably over the service-vesting period. Such accounting treatment will be applicable for awards tied solely service-vesting requirements. The issuance of a fully-vested stock bonus will result in an immediate charge to the Corporation’s earnings equal to the fair market value of the bonus shares on the issuance date.

For performance shares and performance units payable in shares of our common stock, the accounting cost is generally equal to the fair market value per share of the common stock on the award date multiplied by the number of shares of common stock that would be issued under that award at target level attainment, assuming such level of attainment is the probable outcome for the award at the time. The applicable cost is then amortized over the requisite service period, subject to subsequent adjustment in the event a different level of performance goal attainment is later determined to be the probable outcome. Any such adjustment to the accounting cost of the award would be effected on a cumulative prospective basis by revising the number of shares of our common stock likely to become issuable under the award, but the original grant-date fair value per share would continue to be used for purposes of determining the overall compensation expense associated with the award. However, for certain performance share awards, including those tied to total shareholder return, a more complex valuation formula must be utilized under Accounting Standards Codification Topic 718 to determine the grant-date value of those awards and the resulting accounting cost to be amortized over the applicable service period.

Cash-Settled Awards

Awards that are to be settled at a fixed cash amount established at the time the award is made will result in a fixed compensation expense equal to that cash amount and amortized ratably over the vesting period. If the cash amount payable under the award is not fixed at the time the award is made, then the award will be subject to mark-to-fair-value accounting treatment until the award is actually settled. Accordingly, at the end of the accounting period prior to settlement, the fair value of the award will be measured, and additional compensation expense will result to the extent that value exceeds the fair value taken into account for prior periods in which the award is outstanding.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board has adopted, subject to stockholder approval, an amendment to our restated certificate of incorporation. This amendment would increase the authorized number of shares of our common stock from 2,800,000,000 shares to 5,600,000,000 shares. On January 25, 2013, we effected a two-for-one stock split in the form of a stock dividend for stockholders of record on January 7, 2013, that greatly reduced the number of our authorized but unissued shares. Specifically, we propose to amend the second and third sentences of Article V.A. to be read in their entirety as follows:

“The total number of shares which the corporation is authorized to issue is five billion six hundred and five million (5,605,000,000) shares. Five billion six hundred million (5,600,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001).”

As of February 28, 2013, there were 1,522,709,320 shares of common stock outstanding and held by our stockholders. In addition to these shares, as of February 28, 2013, there were 174,754,666 shares of common stock reserved for issuance under our equity incentive plans, 7,121,666 shares of common stock reserved for issuance under our Employee Stock Purchase Plan and 112,803,064 shares of common stock reserved for issuance under senior convertible notes and warrants issued by us. This meant as of February 28, 2013, we had only 982,611,284 shares of common stock available for other corporate purposes.

The additional shares of common stock would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment to our restated certificate of incorporation and any issuance of shares of our common stock would not affect the rights of our stockholders except for effects incidental to increasing the number of shares of common stock outstanding. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of the earnings per share and voting rights of current holders of common stock. If this proposal is approved by our stockholders, the amendment to our restated certificate of incorporation will become effective upon filing of a certificate of amendment of our restated certificate of incorporation with the Secretary of State of the State of Delaware.

Our Board is of the opinion that the proposed increase is in the best interests of Gilead and its stockholders as the availability of additional authorized shares will provide us with flexibility to meet business and financing needs as they arise. Our Board believes that Gilead should have sufficient authorized but unissued shares for issuance in future stock splits in the form of stock dividends, raising capital, establishing strategic relationships, acquisitions of other companies, businesses or products, equity incentives and compensation for employees and directors, and other transactions that our Board deems are in our best interest. The additional authorized shares of common stock would enable us to act quickly in response to appropriate opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval. We have no current plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal.

We could also use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes in control or management of the company. For example, without further stockholder approval, our Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor our current Board. The ability of our Board to sell shares of common stock in this manner without further stockholder approval would be subject to applicable listing rules of the NASDAQ Global Select Market, which generally require stockholder approval for a transaction that results in a 20% or more increase in the number of shares outstanding. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations discussed above and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control of us, including transactions that our Board determines are not in the best interests of us or our stockholders, even though the stockholders would have received a premium for their shares over then-current market prices. At the present time, our Board has no intention to use these additional shares for anti-takeover purposes.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock will be required to approve this amendment to our restated certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Based upon a vote of stockholders at the 2011 Annual Meeting, following the Board’s recommendation for an annual advisory vote to approve the compensation of our named executive officers, Gilead is providing stockholders with an advisory vote on executive compensation. Although the vote is non-binding, our Board and Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

2012 Financial Highlights

In 2012, our total shareholder return (“TSR”) was 79.5%. We also had outstanding financial performance, exceeding our objectives for 2012, with total revenues growing 16% to $9.7 billion and product sales also increasing 16% to $9.4 billion. In addition to the sales generated by our antiviral business, sales of products from our other therapeutic areas surpassed $1.2 billion in annual revenue, which represents an increase of 19.1%, compared to 2011.

One - and Three-Year TSR at the 100% and 90th percentile of our Compensation Peer group

The continued focus of our executive officers to deliver against long-term business strategy contributed significantly to our operational and financial achievements in 2011 and more dramatically in 2012, which drove our significant stock price appreciation. As noted above, our one-year TSR was 79.5%, which is at the highest percentile of our compensation peer group. In addition, our three-year TSR increased 19.3% on a compound annual growth basis, which is above the 90th percentile of our compensation peer group. For specific 2012 corporate achievements, please see the business highlights under “Compensation Discussion and Analysis” beginning on page 52.

Pay for Performance Philosophy

The core objective of our executive officer compensation program is to align pay and performance. Performance-based compensation, particularly long-term equity incentive awards, has historically been the largest component of our total direct compensation opportunities for our executive officers. Over the past three years, the actual compensation mix for the Named Executive Officers has been awarded in the form of approximately 14% base salary, 15% annual bonus opportunity and 71% equity awards (based on grant-date fair value). We believe this mix is appropriate because the Named Executive Officers should focus their efforts on long-term corporate results. By aligning the majority of their compensation with Gilead’s performance, the Named Executive Officers realize less value from this pay component when we do not perform well and more value from this pay component when we do perform well.

Receptive to Stockholder Feedback

In advance of our 2012 annual meeting of stockholders, we contacted our top 100 stockholders to seek feedback about our 2011 compensation policies and practices. Most of the stockholders we met with did not have specific concerns with respect to our executive compensation program or any related policies or practices. Following our 2012 annual meeting, our Compensation Committee carefully reviewed the results of the stockholder advisory vote and asked that management review our policies and practices to identify opportunities for improving pay-for-performance alignment and the clarity of disclosure. Based on this review, we took the following actions:

•	enhanced the disclosures about our executive compensation program in this proxy statement to better explain our Compensation Committee’s objectives and operation;

•	revised our compensation peer group for 2013 to remove the two largest companies based on market capitalization and revenue;

•	introduced an additional cap on the maximum payout under our performance share awards; and

•	terminated our rights plan or “poison pill,” which termination was approved by the Board and effective in September 2012.

Our Compensation Committee closely evaluates our company performance and compensation programs and will continue to take action to ensure that our compensation programs are aligned with our long-term performance and stockholder interests. Stockholders may express their views directly to our Compensation Committee as described in our “Stockholder Communications with Our Board of Directors” policy available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Resolution

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:

“RESOLVED, that Gilead’s stockholders hereby approve the compensation paid to Gilead’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 5.

PROPOSAL 6

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR

James McRitchie has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. We have been notified that Mr. McRitchie has continuously held at least 200 shares of our common stock since October 29, 2011. The stockholder proposal is required to be voted on at our Annual Meeting only if properly presented. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. The resolution being submitted by Mr. McRitchie to the stockholders for approval is as follows:

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at Sempra Energy.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, has continuously rated our company “D” since 2010 with “High Governance Risk.” Also “High Concern” for the qualification of our directors and “High Concern” in Executive Pay — a whopping $43 million for our CEO John Martin. GMI said annual bonuses for our highest paid executives were 25%-based based on subjective issues. This can undermine the effectiveness of incentive pay. Furthermore, long-term incentive pay consisted of performance shares and market-priced stock options that simply vested over time. Mr. Martin also had a potential entitlement of $36 million for a change in control. Our poison pill finally expired in September 2012.

Gayle Wilson, John Martin, James Denny, our lead director at age 79, Gordon Moore and Etienne Davignon, also age 79 — each had from 11 to 22 years long-tenure. Long-tenured directors can form relationships that may compromise their independence and hinder their ability to provide effective oversight. Carla Anderson Hills, on our nomination committee at age 78, was negatively flagged by GMI due to the significant losses of shareholder value at Time Warner, Lucent Technologies and American International Group during her tenure as a director. John Cogan, on our audit committee, was negatively flagged by GMI due to his involvement with the Monaco Coach Corporation bankruptcy. Six of the 12 seats on our most important board committees were controlled by directors who were age 70 to 79 — succession planning concerns thanks to Gayle Wilson who chaired our nomination committee.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Independent Board Chairman — Proposal 6

Our Board Recommends a Vote AGAINST This Proposal

Our Board believes that stockholder interests are best served when the Board has the flexibility to determine the best person to serve as Chairman, whether that person is an independent director, the Chief Executive Officer or another person, and recommends a vote AGAINST this proposal. Flexibility to set Gilead’s Chairman and board leadership structure as the Board deems appropriate based on the circumstances at the time permits the Board to choose a leadership structure that can be tailored to the strengths of Gilead’s officers and directors and best addresses Gilead’s evolving and highly complex business. Departing from Gilead’s current policy of permitting a non-independent director to serve as Chairman where the Board determines that such an arrangement is in Gilead’s best interests would hamper the Board’s ability to select the director it believes is best suited to serve as Chairman based on the circumstances at the time.

Our Board of Directors believes that it is currently in the best interest of Gilead and its stockholders for Dr. Martin to serve as both Chief Executive Officer and Chairman. Our Board believes the robust role of the lead independent director and Gilead’s other strong corporate governance policies and practices, provides an appropriate balance in Gilead’s leadership and effective oversight of management. Moreover, our Board’s approach to this issue is consistent with that of most large, publicly-traded companies in the United States: only 23 percent of companies in the S&P 500 have an independent chairman, according to the Spencer Stuart 2012 Board Index.

Dr. Martin’s long tenure and knowledge of Gilead and our industry provide him unique insight into our business. In addition, in light of Dr. Martin’s experience navigating Gilead through periods of growth, including resulting from large acquisitions, our Board concluded that Gilead can more effectively execute its strategy and business plans to maximize stockholder value if Dr. Martin holds the positions of Chairman and Chief Executive Officer. Further, as the individual with primary responsibility and accountability for managing our day-to-day operations, he can provide unified leadership of Gilead and ensure that key business and strategic issues, risks and opportunities are brought to our Board’s attention in a way that prioritizes and makes best use of the Board’s time.

Dr. Martin’s selection as our Chairman is counterbalanced by the following features of Gilead’s corporate governance structure:

•

Lead independent director. Our Board Guidelines provide that where the Chairman is also the Chief Executive Officer, the independent directors will appoint a lead independent director to coordinate their efforts and activities. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman, ensuring a strong independent and active Board of Directors. As set forth in the Lead Independent Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a routine basis, to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning.

•	Substantial majority of our directors are independent. Currently, nine out of the ten director nominees are independent.

•

Fully-independent Board committees. All members of the key board committees—the Audit Committee, the Compensation Committee and the Nomination and Governance Committee—are “independent” in accordance with or as defined in the rules adopted by the SEC and NASDAQ, which ensures that oversight of critical matters such as the integrity of Gilead’s financial statements, the compensation of our executive officers, the selection and evaluation of directors and the development of corporate governance principles is entrusted to independent directors.

•

Established corporate governance guidelines. Gilead maintains strong corporate governance policies and practices. Information regarding Gilead’s corporate governance initiatives can be found on our website, including Gilead’s Board Guidelines and the charter for each committee of our Board of Directors. These guidelines and charters can be found on our website at http://www.gilead.com in the “Investors” section under “Corporate Governance.”

We believe our strong corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, as well as the robust duties of our lead independent director, empower our independent directors to effectively oversee Gilead’s management – including the performance of the Chief Executive Officer – and provide an effective and appropriately balanced board governance structure. We believe that the interests of our stockholders will be best served by maintaining our Board of Directors’ flexibility in determining the board leadership structure that is best suited to the needs of Gilead at any particular time.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

PROPOSAL 7

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS TO PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT

John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously held at least 150 shares of our common stock since October 1, 2011. The stockholder proposal is required to be voted on at our Annual Meeting only if properly presented. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. The resolution being submitted by Mr. Chevedden to the stockholders for approval is as follows:

Stockholder Supporting Statement

Proposal 7 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic received our 52% support in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Please encourage our board to respond positively to this proposal to protect shareholder value: Right to Act by Written Consent—Proposal 7.

Our Board Recommends a Vote AGAINST This Proposal

Our Board believes that adoption of this proposal would significantly disenfranchise a large proportion of our stockholders and is not necessary given other accountability mechanisms that the Board has adopted. The Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Gilead or its stockholders.

The Board carefully considered the advisory vote to implement written consent in 2012 and concluded that stockholders are best served by holding meetings whereby all stockholders are provided with notice of the meeting, may discuss the proposed actions and vote their shares. Stockholder meetings provide stockholders with a much more meaningful way to participate in proposed actions and facilitate a more rigorous and careful consideration of proposed actions by both the Board and the stockholders.

Unlike meetings of stockholders, action by written consent would result in certain stockholders being denied the ability to be informed about, vote on or otherwise have a say on proposed stockholder actions. Action by written consent would enable a bare majority of our stockholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other stockholders. Smaller stockholders, in particular, may be disenfranchised in a consent solicitation. In addition, action by written consent eliminates the need for notice to be given to stockholders about a proposed action, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny these stockholders the ability to determine whether to exercise their rights, such as by expressing their views as to the merits of the proposal, encouraging the Board to reconsider the matter and voting on the proposed action. The Board, therefore, believes that this proposal could adversely affect the conduct of stockholder business by resulting in certain stockholders taking action that otherwise would not have been taken if all of our stockholders were informed about and afforded the opportunity to discuss, debate and vote on the matter.

Adoption of this proposal is unnecessary because the Board has already taken a number of significant steps to ensure accountability to stockholders. For example:

•

At the 2012 annual meeting of stockholders, the stockholders voted to request that our Board take steps to redeem Gilead’s rights plan or “poison pill” unless the plan is subject to a stockholder vote. In September 2012, after taking into consideration the vote of the stockholders, the Board adopted an amendment that terminated Gilead’s rights plan, effective immediately.

•

We permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders. There is no limitation on the timing or agenda of a special meeting called by stockholders. In addition, stockholders may propose any proper matter for a vote at our annual meeting.

•	We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws.

•	Our director nominees are elected annually by majority voting in uncontested elections.

•	A substantial majority of our directors (nine out of the ten director nominees) are independent.

•	We only have one class of stock with equal voting provisions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 7.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation arrangements for:

•	John C. Martin, our Chief Executive Officer and the Chairman of our Board of Directors (our “Chief Executive Officer”);

•	John F. Milligan, our President and Chief Operating Officer;

•	Norbert W. Bischofberger, our Executive Vice President, Research and Development and Chief Scientific Officer;

•	Kevin Young, our Executive Vice President, Commercial Operations; and

•	Robin L. Washington, our Senior Vice President and Chief Financial Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”

We also provide a summary of our business operations and financial achievements for 2012, an overview of our executive compensation program, a description of the overall objectives of the program and an analysis of each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors ( “Compensation Committee”) arrived at the specific compensation policies and decisions involving the Named Executive Officers during 2012.

Executive Summary

2012 Performance Highlights

In 2012 our total shareholder return (“TSR”) was 79.5%. We also had outstanding financial performance, exceeding our objectives for 2012, with total revenues growing 16% to $9.7 billion and product sales also increasing 16% to $9.4 billion. In addition to the sales generated by our antiviral business, sales of products from our other therapeutic areas surpassed $1.2 billion in annual revenue, which represents an increase of 19.1%, compared to 2011.

The continued focus of our executive officers to deliver against long-term business strategy contributed significantly to our operational and financial achievements in 2011 and more dramatically in 2012, which drove our significant stock price appreciation. As noted above, our one-year TSR was 79.5%, which is at the 100th percentile of our compensation peer group (discussed below under—Use of Market Data). In addition, our three-year TSR increased 19.3% on a compound annual growth basis, which is above the 90th percentile of our compensation peer group.

(1)

Our 2011 stock price reflects the closing market price of our common stock on December 30, 2011; our 2012 stock price reflects the closing market price of our common stock on December 31, 2012. Per share amounts have been adjusted retroactively to reflect the two-for-one stock split effective on January 25, 2013.

Our long-term focus on identifying and developing best-in-class drugs to address unmet medical needs continues to deliver strong financial performance in the near-term while at the same time creating sustainable long-term value. In addition to our strong operating, financial and TSR performance in 2012, we continued to capitalize on opportunities to enhance our business and position us for further growth, including:

•

completing the acquisition of Pharmasset, Inc. (“Pharmasset”) and accelerating our timeline to develop the first all-oral regimen for the treatment of hepatitis C virus (“HCV”), including the initiation of our first Phase 3 study of a single tablet regimen of sofosbuvir (formerly known as GS-7977) and ledipasvir (formerly known as GS-5885);

•	successfully launching our second single tablet regimen for the treatment of HIV, Complera®, in the United States and Canada and Eviplera® in 19 European countries;

•	expanding our research and development (“R&D”) pipeline with over 50 active Phase 3 clinical studies at the end of 2012;

•	obtaining U.S. Food and Drug Administration (“FDA”) approval for and launching Stribild®, our third single tablet regimen for the treatment of HIV in the United States;

•

submitting U.S. and E.U. marketing applications for elvitegravir, an oral integrase inhibitor for the treatment of HIV-1 infection in treatment-experienced adults, and cobicistat, a pharmacoenhancing or “boosting” agent that increases blood levels to allow once-daily dosing of certain HIV medicines;

•	expanding our growing oncology and inflammation pipeline, with the announced acquisition of YM BioSciences Inc. (“YM BioSciences”), which closed in February 2013; and

•

obtaining FDA approval for once-daily oral Truvada®, for use in combination with safer sex practices, for pre-exposure prophylaxis to reduce the risk of HIV-1 infection among uninfected adults, in the United States.

2012 Executive Compensation Highlights

Consistent with our business results, our Compensation Committee took the following actions with respect to the 2012 compensation of the Named Executive Officers.

•

Base Salary. We increased the base salary of our Chief Executive Officer by 4.9% and the base salaries of the other Named Executive Officers by amounts ranging from 5.5% to 12.9%. Our Compensation Committee made these increases to reward the strong individual performance of each of the Named Executive Officers to ensure an appropriate balance in their compensation mix between cash and equity.

•

Annual Bonus. The annual bonuses for 2012 were earned at roughly 150% of the target for our Named Executive Officers. This reflected our successful performance against the corporate financial and operational performance objectives established under our annual bonus plan, as well as the individual performance of each Named Executive Officer (other than our Chief Executive Officer, whose bonus was based solely on our corporate performance).

•

Equity Awards. We granted the Named Executive Officers equity awards with both performance vesting and time vesting conditions. Both of these vehicles are aligned with the long-term interests of our stockholders. The value realized from stock options is tied to the absolute appreciation in the market value of our common stock, and the value realized from the performance share awards is dependent on our TSR and revenue performance. In determining the size of these equity awards, our Compensation Committee considered the practices of the companies in our peer group and that we motivate long-term value creation and satisfy our employment retention objectives.

2012 Stockholder Vote on Executive Compensation

We have a long-standing practice of engaging in dialogue with our major stockholders about various corporate governance topics of interest to them. The insights we have gained from these discussions over the years have been helpful to our Compensation Committee as it considers and approves the compensation policies and practices affecting our executive officers, including the Named Executive Officers.

In advance of our 2012 annual meeting of stockholders, we contacted our top 100 stockholders to seek feedback about our 2011 compensation policies and practices. Most of the stockholders we met with did not have specific concerns with respect to our executive compensation program or any related policies or practices. At the annual meeting, our stockholders approved the compensation of the Named Executive Officers with approximately 76% of the votes cast in favor of our executive compensation program.

Following our 2012 annual meeting, our Compensation Committee carefully reviewed the results of the stockholder advisory vote. Our Compensation Committee did not change our executive compensation program, based on its strong belief that our policies and practices are effective in ensuring that we pay for performance over the long-term, which is directly aligned with delivering sustained corporate growth. However, our Compensation Committee asked that management review our policies and practices to identify opportunities for improving pay-for-performance alignment and the clarity of disclosure. Based on this review, we took the following actions:

•	enhanced the disclosures about our executive compensation program in this proxy statement to better explain our Compensation Committee’s objectives and operation;

•	revised our compensation peer group for 2013 to remove the two largest companies based on market capitalization and revenue;

•	introduced an additional cap on the maximum payout under our performance share awards; and

•	terminated our rights plan or “poison pill,” which termination was approved by the Board and effective in September 2012.

Our Compensation Committee continues to carefully consider feedback from our stockholders regarding our executive compensation program. Stockholders may express their views directly to our Compensation Committee as described in our “Stockholder Communications with Our Board of Directors” policy available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Compensation Program Overview

The design of our executive compensation program is influenced by six fundamental principles:

•	Pay-for-Performance. Include a substantial portion of performance-based compensation to ensure that the compensation earned by our executive officers is directly and demonstrably linked to Gilead’s performance, as measured by relative TSR compared to selected performance peers and a range of corporate performance objectives.

•	Market Competitiveness. Offer market competitive compensation opportunities that attract and retain executive officers capable of meeting Gilead’s business objectives.

•

Balance the Short-and Long-Term Perspective. Ensure that our executive officers are focused on strategic financial and operational objectives and the achievement of both short-and long-term performance objectives essential to Gilead’s growth and success.

•

Stockholder Alignment. Align the interests of our executive officers and stockholders in sustaining long-term value creation through the use of equity incentives and executive stock ownership guidelines.

•	Cost-Effectiveness. Balance the need for competitive compensation against our objective of providing reasonable and responsible pay arrangements.

•	Egalitarian Approach. Maintain an egalitarian culture with respect to compensation so that all employees are generally eligible to participate in the same programs as our executive officers.

The base salary and annual bonus opportunities of our executive officers’ primarily relate to our objective of providing competitive compensation that will attract, retain and motivate talented executives. The goals under our annual bonus plan are designed to reward the achievement of short-term corporate and individual objectives. They are also designed to drive longer-term corporate performance and growth through the objectives relating to research and development achievements, as well as strategic priorities that have an inherent long-term focus.

The equity award component of our executive officers’ compensation packages comprises both options to purchase shares of our common stock and performance share awards. Both of these vehicles are performance-oriented, as our executive officers realize no pay delivery from their awards unless Gilead performs. Stock options are granted at the market price of our common stock on the date of grant and, therefore, require our common stock to appreciate in value before our executive officers realize any benefit from their awards. Performance share awards require not only stock price performance, as measured in terms of our TSR relative to an industry comparator group, but also revenue growth measured either in absolute terms (for 2012 awards) or relative to an industry comparator group (for pre-2012 awards).

Performance-based compensation, particularly long-term equity incentive awards, has historically been the largest component of our total direct compensation opportunities for our executive officers. Over the past three years, the actual compensation mix for the Named Executive Officers has been awarded in the form of approximately 14% base salary, 15% annual bonus opportunity and 71% equity awards (based on grant-date fair value).

We believe this mix is appropriate because the Named Executive Officers should focus their efforts on long-term corporate results. By aligning the majority of their compensation with Gilead’s performance, the Named Executive Officers realize less value from this pay component when we do not perform well and more value from this pay component when we do perform well.

Competitive Positioning

We target the total compensation of our employees, including our executive officers, at competitive levels to enable us to attract and retain the qualified talent necessary to operate and grow our business. To determine appropriate pay levels, we review industry peer data; however, we also review internal equitability to ensure appropriate differentiation between our executive officers. At the time compensation decisions were approved in January 2012, the total direct compensation opportunities of the Named Executive Officers ranged between the 50th and 76th percentiles of our compensation peer group.

Ongoing Compensation Policies and Practices

We endeavor to maintain good governance standards pertaining to the oversight of our executive compensation policies and practices. As in prior years, the following policies and practices were in effect during 2012:

•	Our Compensation Committee is composed solely of independent directors who maintain an awareness of our stockholders’ views on executive compensation.

•	Our Compensation Committee’s independent advisor, Frederic W. Cook & Co., Inc. (“FWC”), is retained directly by the committee and performs no other services for us.

•

Our Compensation Committee annually reviews and approves our compensation strategy, including an annual assessment to determine if our compensation programs have potential risks that are reasonably likely to have a material adverse effect on Gilead.

•

We maintain stock ownership guidelines that require each executive officer to maintain a stock ownership level equal to a specified multiple of his or her base salary. The ownership levels range from 5 times base salary for our Chief Executive Officer, 3 times base salary for our President and Chief Operating Officer and two times base salary for other executive officers. Individuals newly hired or promoted receive a certain number of years to achieve this ownership level. As of December 31, 2012, all of the Named Executive Officers were in compliance with their respective stock ownership guidelines.

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We maintain a compensation recovery or “claw back” policy under which our Board of Directors has the authority to recoup any bonus, other cash or equity compensation that was based upon the achievement of financial results that are subsequently restated from any executive officer or other covered individual whose misconduct contributed to an obligation to file the financial restatement.

•

We maintain an insider trading policy applicable to all employees, including our Named Executive Officers, which prohibits hedging transactions in our common stock as well as pledging of Gilead securities.

•

Our Compensation Committee approves regular long-term equity awards to our executive officers at its January meeting each year. The date of this meeting is set approximately one year in advance. For administrative efficiency, our Board of Directors has delegated authority to our Chief Executive Officer to approve equity awards for employees below the level of Vice President. Awards must be made in accordance with established guidelines for each grade level and are subject to an annual equity pool approved by our Board of Directors.

Compensation-Determination Process

Role of Our Compensation Committee

Our Compensation Committee is responsible for overseeing the development and administration of our executive compensation program. Among its duties, our Compensation Committee is responsible for approving all of the compensation decisions for our executive officers, and formulating and approving the compensation of our Chief Executive Officer. Our Chief Executive Officer’s compensation is subject to ratification by the independent members of our Board of Directors. Our Compensation Committee is also responsible for the:

•	reviewing and approving Gilead’s performance objectives relevant to compensation;

•	evaluating each executive officer’s contribution to this performance in light of the relevant objectives; and

•	evaluating the competitiveness of each executive officer’s total compensation.

Our Compensation Committee is supported in its work by our Human Resources Department and an external executive compensation consultant, as described below.

Role of Chief Executive Officer

Our Chief Executive Officer, with input from Dr. Milligan with respect to his direct reports, makes compensation recommendations to our Compensation Committee for the other Named Executive Officers. In formulating his recommendations, our Chief Executive Officer obtains internal base salary data and external compensation data from our Human Resources Department, which has engaged Compensia Inc., a national compensation consulting firm (“Compensia”), to provide comparable market data, including tally sheets, financial performance reports, market compensation reviews and other analyses to aid our Chief Executive Officer in developing his recommendations. During 2012, Compensia served solely as a consultant to management in the compensation decision-making process. Our Compensation Committee places considerable weight on our Chief Executive Officer’s compensation recommendations because of his direct knowledge of each Named Executive Officer’s performance and contributions to Gilead’s performance.

Role of Compensation Consultant

Our Compensation Committee has retained FWC, a national compensation consulting firm, as its compensation consultant. FWC reports directly to our Compensation Committee, and may be replaced by the committee at any time. George Paulin, Chairman and CEO of FWC, attends meetings of our Compensation Committee, as requested. FWC provides various executive compensation services to our Compensation Committee, including advising the Committee on the principal aspects of our Chief Executive Officer’s compensation and evolving industry practices, and providing market information and analyses regarding the competitiveness of our program design for both executives and non-employee directors. During 2012, FWC served solely as a consultant to our Compensation Committee and did not provide any services to management.

Based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4) and such other factors as were deemed relevant under the circumstances, our Compensation Committee determined that its relationship with FWC and the work of FWC on behalf of the committee did not raise any conflict of interest.

Use of Market Data

The compensation peer group we used in 2012 to assess the competitiveness of our executive compensation program consisted of 12 biopharmaceutical and pharmaceutical companies headquartered in the United States that were most similar to us in terms of business strategy, labor market competition, market capitalization, revenue and number of employees. These companies, which were identified based on these objective selection criteria, were as follows:

Abbott Laboratories, Inc.	Cephalon, Inc.
Allergan, Inc.	Eli Lilly and Company
Amgen, Inc.	Forest Laboratories, Inc.
Biogen-Idec, Inc.	Johnson & Johnson
Bristol-Myers Squibb Company	Merck & Co., Inc.
Celgene Corporation	Pfizer, Inc.

At the time the 2012 compensation peer group was approved in July 2011, the peer companies had the following profile:

	Gilead Sciences, Inc.	Peer Group
Last Four Quarters Revenue	$ 7.8 billion	Range:	$3.0 billion – $67.5 billion
		Median:	$17.4 billion
Market Capitalization	$ 31.3 billion	Range:	$6.1 billion – $178.3 billion
		Median:	$46 billion
Worldwide Headcount	4,000	Range:	4,182 – 114,000
		Median:	22,200

Our compensation peer group includes companies we believe are most similar to us in terms of business complexity and product life-cycle. We also include companies that fall within specified revenue and market capitalization ranges. These ranges are broad enough to ensure we can maintain a sufficient number of peer companies. This is especially important as the industry experiences a number of mergers and acquisitions each year, thereby reducing the number of relevant peer company choices. Accordingly, our Compensation Committee faces numerous challenges when constructing a peer group using standard pre-defined principles, such as revenue, market capitalization and GICS code classification. Therefore, we believe our approach reflects how stockholders and other constituents view our relevant peers, given these size constraints. Despite the difficulty of developing a compensation peer group that meets our selection criteria, in mid-2012, we removed the two largest peer companies (based on market capitalization and revenue), Johnson & Johnson and Pfizer, Inc., from our 2013 compensation peer group to avoid any potential distortions in the compensation data. This decision was based on feedback we received from proxy advisory firms and our Compensation Committee’s desire to better align with stockholder interests, despite management’s strong belief that these companies are relevant peers with regards to labor-market competition, our product life-cycle and business complexity. Meanwhile, we added three smaller companies Baxter International, Mylan and Vertex Pharmaceuticals that result in positioning us at the 48th percentile in terms of revenue and the 57th percentile in terms of market capitalization.

We review the companies in our compensation peer group annually and make adjustments as necessary to ensure the comparator companies properly reflect the market in which we compete for executive talent. To further validate the competitiveness of our executive compensation program, we also review the executive pay practices of similarly situated companies as reported in industry surveys and reports.

Use of Tally Sheets

Our Compensation Committee annually reviews tally sheets, which it uses along with peer group analyses and financial performance comparisons, in its evaluation of the total compensation provided to each Named Executive Officer. These tally sheets affix dollar amounts to each compensation component, including current cash compensation (base salary and bonus), outstanding vested and unvested equity awards, employee benefits, perquisites and other personal benefits and potential severance payments and benefits.

Compensation-Related Risk

We have reviewed the various policies and practices that govern our executive compensation program to determine whether they encourage excessive risk-taking that could create a potential risk to Gilead. Based on this review, our Compensation Committee concluded it was not reasonably likely that any of the policies and practices with respect to the compensation of our executive officers would have a material adverse effect on Gilead. For further information on our risk assessment process with respect to all our employee compensation programs, see “Risk Assessment of Compensation Programs” beginning on page 73 below.

Executive Compensation Components

The principal components of our executive compensation program for 2012 and the principal objectives each component is designed to meet were as follows:

Compensation Component	Principal Objectives
Base Salary	Market and internal competitiveness Cost-effectiveness
Annual Bonus	Pay-for-performance Market and internal competitiveness Balance short-term and long-term perspective
Equity Compensation	Pay-for-performance Stockholder alignment Market and internal competitiveness Balance short-term and long-term perspective
Welfare Benefits and Perquisites	Market competitiveness Cost-effectiveness Egalitarian approach
Post-Employment Compensation	Market competitiveness Balance short-term and long-term perspective

Base Salary

Base salary is the primary fixed-compensation component in our executive compensation program and supports our compensation objective of providing competitive compensation that will attract and retain talented executive officers. Our Compensation Committee believes that base salary should reflect the responsibilities of the position, the individual’s performance for the preceding year and his or her experience and pay level relative to similar positions within Gilead and the external competitive market. Each year, we develop a “merit budget,” which is our overall budget for base salary increases throughout Gilead. Executive officer base salary increases are effective on February 1 of each year, the same as for the rest of our employees.

In January 2012, our Chief Executive Officer presented his recommendations for base salary increases for the Named Executive Officers (other than himself) to our Compensation Committee for consideration and approval, as follows:

Named Executive Officer	2011 Base Salary	2012 Base Salary	Percentage Base Salary Increase
Dr. Milligan	$905,000	$955,000	5.5%
Dr. Bischofberger	$760,000	$820,000	7.9%
Mr. Young	$715,000	$760,000	6.3%
Ms. Washington	$620,000	$700,000	12.9%

Based on our Chief Executive Officer’s performance evaluation for these four individuals and their contributions to Gilead’s strong overall performance, our Compensation Committee approved these recommendations. In approving the recommendations, our Compensation Committee considered the corporate and individual achievements of the Named Executive Officers during 2011, and the expectations for their roles moving forward as well as their competitive market positioning. Specifically in the case of our Chief Financial Officer, our Compensation Committee considered that the base salary for her position continued to be below the market-median position and, based on this and her performance in her expanded role during 2011, determined that a significant increase was necessary and appropriate. This increase brought the base salary of our Chief Financial Officer to the 50th percentile for the comparable position at the companies in our compensation peer group.

Our Compensation Committee reviews and approves our Chief Executive Officer’s base salary, subject to ratification by the independent members of our Board of Directors. For 2012, our Compensation Committee approved an approximate 5% increase to his base salary from $1,430,000 to $1,500,000. Subsequently, the independent members of our Board of Directors ratified this increase. This increase reflected the positive view held by both our Compensation Committee and the independent members of our Board of Directors of our Chief Executive Officer’s overall performance, Gilead’s long-term performance relative to our compensation peer group and his leadership and direction in our achievement of key business initiatives and financial objectives.

Annual Bonuses

Our annual bonus plan is designed to reward the achievement of key short-term corporate and individual performance objectives that ultimately drive long-term corporate achievement through the objectives relating to research and development achievements, and strategic priorities, which have an inherent long-term focus. The plan is designed so that any earned bonuses, paid to the Named Executive Officers should qualify for the “performance-based compensation” exception to the $1 million deduction limit imposed under Section 162(m) of the Internal Revenue Code. Accordingly, no bonuses were payable to our executive officers for 2012 unless our non-GAAP operating income for the year was at least $3.1 billion, regardless of the achievement of other corporate financial and operational performance objectives established for the year. For 2012, our non-GAAP operating income, which was determined using our GAAP operating income excluding the impact of acquisition-related, restructuring and stock-based compensation expenses, was $4.6 billion.

Target Bonus Opportunities

The 2012 target bonus opportunities for the Named Executive Officers were established as a percentage of their base salaries and were set at or below the 50th percentile for comparable positions at the companies in our compensation peer group. The actual amount a Named Executive Officer could earn ranged from 0% to 150% of his or her target bonus opportunity, based on actual achievement of the relevant performance objectives. The 2012 target bonus opportunities for the Named Executive Officers were as follows:

Named Executive Officer	2012 Bonus Opportunity (as a percentage of base salary) (Target)
Dr. Martin	150%
Dr. Milligan	100%
Dr. Bischofberger	80%
Mr. Young	80%
Ms. Washington	70%

Except with respect to our Chief Executive Officer, annual bonus determinations for the Named Executive Officers were weighted 75% on achievement of the corporate financial and operational performance objectives established under our annual operating plan for 2012 and 25% on each executive officer’s achievement of his or her individual performance objectives. The target bonus opportunity for our Chief Executive Officer was based entirely on our achievement of the corporate financial and operational performance objectives as established under our annual operating plan for 2012.

Corporate Performance Objectives

Our Compensation Committee approved corporate financial and operational performance objectives for 2012 in the following categories:

•	build pipeline for the future;

•	launch and support products;

•	achieve financial results; and

•	achieve operational priorities.

Our Compensation Committee varies the weighting of each category depending on the importance for a particular year. Within each category, our Compensation Committee considers our performance against the objectives established for that category, the degree of difficulty in achieving the objectives and relevant events and circumstances that affected our performance. Based on these assessments, our Compensation Committee has the discretion to assign a corporate performance factor between 0 and 1.5 for each category, as referenced in the table below, and thereby establish an overall corporate performance factor for the year. It is important to note four additional features of our annual bonus plan:

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Although our Compensation Committee evaluates our performance based on the achievement of specific objectives established for each category, the achievement of an objective does not require that the committee assign any particular performance factor for that category or award any particular bonus amount based on the level at which the objective or objectives within that category are actually achieved. The final overall corporate performance factor established by our Compensation Committee is based on its assessment of our overall performance for the year. The specific performance objectives within the various categories serve only as the framework for making that overall assessment.

•	If our Compensation Committee determines that the overall corporate performance factor for the year was less than 50%, then no bonus is payable for the year.

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Our Compensation Committee has the discretion to add or subtract an additional 10% to recognize unplanned achievements or misses, provided that the total amount payable may not exceed the maximum bonus opportunity for the year.

•

Our Compensation Committee has broad discretion in determining the size of annual bonus awards for our Named Executive Officers and considers a number of factors in setting the actual bonus amounts, including whether an executive officer has caused us to incur unnecessary or excessive risk.

Corporate Performance Achievement

Our Compensation Committee considers our performance in each of the categories listed below and believes that the achievement in each of the categories is reflective of the leadership, and therefore the performance, of our Chief Executive Officer. In assessing Dr. Martin’s and the overall corporate performance, our Compensation Committee considered that under Dr. Martin’s leadership in 2012, we achieved the following:

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Build Pipeline for the Future achievement: We presented or published data from studies across all of our therapeutic areas, and we initiated several Phase 3 and 4 programs. Also, significant progress was made with our preclinical and/or clinical evaluation of multiple product candidates. In the HCV area, we completed the four Phase 3 clinical studies of sofosbuvir. We anticipate file for regulatory approval for sofosbuvir in both the United States and European Union in the second quarter of 2013. We also significantly progressed development across all our programs in liver diseases. For example, we initiated Phase 2 clinical studies of simtuzumab, a monoclonal antibody formerly referred to as GS-6624, being evaluated for the treatment of liver fibrosis, nonalcoholic steatohepatitis and primary sclerosing cholangitis. In the HIV area, we submitted new drug applications for elvitegravir, our oral integrase inhibitor, and cobicistat, a pharmacoenhancing or “boosting” agent that that increases blood levels to allow once-daily dosing of certain HIV medicine, as single agents; completed Phase 2 study of with tenofovir alafenamide (“TAF”), formerly referred to as GS-7340; and initiated two Phase 2 trials of a single tablet regimen of TAF, elvitegravir, cobicistat and emtricitabine and a single tablet regimen of TAF, darunavir, cobicistat and emtricitabine. In the respiratory area, we initiated Phase 2 studies of GS-5806, an orally available small molecule antiviral fusion inhibitor, being evaluated in a Phase 2 trial for the treatment of respiratory syncytial virus. We also advanced development of simtuzumab which is also being evaluated in a Phase 1 trial for the treatment of idiopathic pulmonary fibrosis. In the cardiovascular area, we initiated multiple Phase 3 clinical studies evaluating the use of ranolazine, our late sodium current inhibitor for the treatment of type 2 diabetes as well as for the treatment of incomplete revascularization post-percutaneous coronary intervention. In the oncology and inflammation area, we initiated three Phase 3 studies with idelalisib, formerly GS-1101, for the treatment of chronic lymphocytic lymphoma and completed enrollment of a Phase 2 study in non-Hodgkin’s lymphoma. We also advanced simtuzumab in a Phase 2 trial for the treatment of myelofibrosis, colorectal cancer and pancreatic cancer.

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Launch and Support Products achievement: In the HIV area, we continued the launch of Complera/Eviplera, our second single tablet regimen, which in total produced $342.2 million in annual sales for 2012 compared to $38.7 million in 2011. We also obtained approval of Stribild, our third single tablet regimen and our first integrase containing single tablet regimen for the treatment of HIV, in the United States and Canada. Stribild was launched within 48 hours of receiving FDA marketing approval. Stribild was launched in the U.S. in August 2012 and contributed to $58 million of sales in 2012. In the developing world, we increased our antiretroviral therapy reach to 3.1 million patients with HIV/AIDS in low—and middle-income countries. This represents one-third of people receiving HIV treatment in these countries. In July 2012, Truvada was approved as the first agent for HIV prevention in infected adults, in combination with safer sex practices, as part of a strategy called pre-exposure prophylaxis. In order to ensure we maintain a robust and high quality supply chain for our products, we added five new manufacturing sites and expanded a packaging site during 2012.

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Financial achievement: For 2012, we exceeded the upper end of our product sales guidance of $9.1 billion to $9.2 billion. In 2012, our product sales were $9.4 billion which represented a 16% increase over 2011. We continued to see strong growth in demand for our products during 2012 both in the United States and Europe and expanded our market share in key franchises, despite the continued impact of healthcare reform legislation in the United States, pricing pressures within certain European countries and foreign currency exchange fluctuations. Our non-GAAP R&D and selling, general and administrative expenses for 2012 were $2.72 billion in the aggregate, within our guidance range of $2.68 and $2.83 billion. In addition, over the course of 2012, we repurchased approximately 23.1 million shares of our common stock through our Board-authorized share repurchase program.

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Operational achievement: We completed the acquisition of Pharmasset and successfully integrated the organization. As a result of our completion of four Phase 3 studies of sofosbuvir, we significantly accelerated our anticipated regulatory filing timelines for sofosbuvir by more than one year. We also entered into an agreement to acquire YM BioSciences to support our continuing efforts in oncology. YM BioSciences’s lead drug candidate, momelotinib or GS-0387, formerly known as CYT387, is an orally administered, once-daily, selective inhibitor of the Janus kinase (JAK) family, specifically JAK1 and JAK2. In addition, we expanded our global reach and established operations in South Korea and other Asian countries in order to increase market share for our existing as well as future products. Additionally, we focused on internal employee engagement and various operational improvement initiatives.

Based on these assessments, our Compensation Committee set the overall company performance factor for 2012 at 150%, as reflected below. The relative weighting for each performance category and our Compensation Committee’s assessment of our performance for each category were as follows:

Corporate Performance Category	2012 Weighting (A)	2012 Performance Factor (B)	Contribution to Overall Corporate Performance Factor (A x B)
Build Pipeline For the Future	30%	147%	0.441
Launch and Support Products	30%	142%	0.426
Financial Results	30%	145%	0.435
Operational	10%	143%	0.143
Target Bonus Amount	100%		1.445
Unplanned Activities	10%		0.055
Overall Corporate Performance Factor			150%

Individual Performance Objectives

Our Compensation Committee also considered the individual contributions of the Named Executive Officers (other than our Chief Executive Officer whose target bonus opportunity was based entirely on our achievement of the corporate financial and operational performance objectives) to the achievement of the research, development, commercial and operational objectives that supported our corporate objectives. Based on his evaluation of our performance, our Chief Executive Officer informed our Compensation Committee that each of the other Named Executive Officers had exceeded his or her individual objectives. The personal achievements considered by our Chief Executive Officer and our Compensation Committee were as follows:

Named Executive Officer	Principal Individual 2012 Performance Objectives	Select 2012 Achievements
Dr. Milligan

•   Achieve net product revenue and total expense goals

•   Execute on corporate development goals related to acquisitions and in-licensing transactions and managing key alliance relationships

•   Achieve manufacturing goals, including ensuring supply and demand requirements are met with appropriate inventory levels, order obligations are achieved and ensure successful launch supplies

•   Exceeded financial and commercial goals, including those summarized under the “Corporate Performance Achievement” above

•   Executed on corporate development goals, including:

–    Entry into an agreement to acquire YM BioSciences

–    Successful integration of the acquisition of Pharmasset

•   Launched Stribild into the U.S. within 48 hours of regulatory approval

Dr. Bischofberger

•   Define and deliver on key research strategies in the HIV/AIDS, liver diseases, respiratory, cardiovascular and oncology therapeutics area

•   Lead key development initiatives, including our Phase 1 to 3 clinical studies across all therapeutic areas

•   Completed four Phase 3 studies of sofosbuvir and significantly advanced our timeline to develop the first all-oral HCV regimen, including the initiation of our first Phase-3 study of a single tablet regimen of sofosbuvir and ledipasvir for the treatment of HCV

•   Exceeded requests for development goals

•   Received regulatory approval for Stribild, our third single tablet regimen for the treatment of HIV

Mr. Young

•   Achieve worldwide net product revenue and market share goals

•   Determine and begin build out of optimal Asia business unit structures

•   Comply with and administer all U.S. Healthcare Reform requirements

•   Exceeded net product revenue goals of $8.8 billion

•   Expanded HIV market share through successful launch of Complera in U.S. and Canada and the launch of Eviplera in Europe

•   Successful launch of Viread® in South Korea

•   Achieved all country pricing and reimbursement goals

Named Executive Officer	Principal Individual 2012 Performance Objectives	Select 2012 Achievements
Ms. Washington

•   Execute financial plan/budgets to achieve targeted results

•   Develop a multi-year information technology roadmap to support key priorities and functional strategies

•   Continued refinement of long-term tax and capital structure

•   Exceeded the 2012 financial performance targets as summarized under the “Corporate Performance Achievement—Financial achievement” above

•   Successfully financed and integrated the Pharmasset acquisition, the most significant acquisition in the last 10 years

•   Completed multi-year technology roadmap and implemented enterprise-wide IT governance model

•   Improved Days Sales Outstanding (DSO) which yielded outstanding collections in parts of Southern Europe

Annual Bonus Decisions

Based on Gilead’s overall corporate performance, which was the sole factor in determining the award for our Chief Executive Officer, our Compensation Committee awarded Dr. Martin a bonus in the amount of $3,375,000 for 2012, representing 225% of his base salary and 150% of his target bonus opportunity of $2,250,000.

In the case of each other Named Executive Officer, the assigned individual performance factor reflects the extent to which his or her personal contributions were deemed to benefit Gilead’s overall performance. Each Named Executive Officer’s individual performance factor closely aligns with the overall assessment of our performance in the categories for which he or she was responsible. Based on this approach, our Compensation Committee approved the following bonus payments to these Named Executive Officers:

Named Executive Officer	Target Bonus Opportunity (% of base salary)	Target Bonus Opportunity ($)	Company Performance Factor (%)	Company Performance Factor Weighting (%)	Individual Performance Factor (%)	Individual Performance Factor Weighting (%)	Total Bonus Payment ($)	Total Bonus Payment (% of target)
Dr. Martin	150%	$2,250,000	150%	100%	—	—	$3,375,000	150%
Dr. Milligan	100%	$955,000	150%	75%	145%	25%	$1,420,563	149%
Dr. Bischofberger	80%	$656,000	150%	75%	145%	25%	$975,800	149%
Mr. Young	80%	$608,000	150%	75%	145%	25%	$904,400	149%
Ms. Washington	70%	$490,000	150%	75%	145%	25%	$728,875	149%

Equity Compensation

The long-term incentive compensation component of our executive compensation program is entirely performance-based and in 2012 consisted of (i) performance share awards that may be earned only upon the achievement of multiple pre-established performance objectives and (ii) time-vested options to purchase shares of our common stock. This award mix serves two purposes:

•

the performance share awards made in 2012 will reward our executive officers for our overall financial performance measured in terms of (i) our TSR relative to that of three specified subsets of the Standard & Poor Healthcare Index: Biotechnology, Pharmaceuticals and Health Care Equipment (collectively, the “S&P Healthcare Sub-Index”) and (ii) our absolute revenue growth; and

•	the stock options provide our executive officers with a substantial stake in enhancing the absolute long-term appreciation of our common stock.

2012 Equity Awards

To enhance the relationship between Gilead’s performance and TSR, in January 2012 our Compensation Committee granted our executive officers long-term incentive compensation in the form of options to purchase shares of our common stock and performance share awards to earn shares of our common stock. These awards were equally weighted based on approximate grant date fair values. To make this allocation, our Compensation Committee used a three-for-one option to performance share equivalency ratio to approximate the relative value of each type of award.

2012 Performance Share Awards

Relative TSR Portion. The performance share awards granted by our Compensation Committee in 2012 were divided into two equal tranches. The performance-based vesting requirement for the first tranche is tied to the percentile level of our TSR for the three-year performance period from January 1, 2012 through December 31, 2014 relative to the TSR realized for that same period by the companies comprising the S&P Healthcare Sub-Index.

Our Compensation Committee selected the S&P Healthcare Sub-Index for comparison purposes because it enables the Committee to assess our financial performance against an objective peer group which consists of approximately 31 companies.

For purposes of comparing the TSR measure against the S&P Healthcare Sub-Index, TSR is measured with a beginning point tied to the 60-trading day average immediately preceding the January 1, 2012 commencement date of the performance period and an ending point tied to the last 60-trading day average within the three-year performance period. Our Compensation Committee believes that this calculation more accurately reflects our overall TSR performance and indicates what stockholders experience with their investment in our common stock, rather than how the common stock performed at a single point in time.

To receive the shares of our common stock earned pursuant to a performance share award, an executive officer must remain employed with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained.

Absolute Revenue Portion. The performance-based vesting requirement for the second tranche of each performance award is divided into three equal subtranches, each with its own one-year performance period and applicable service period of one or more specified years. The performance-based vesting requirement for the first subtranche was our achievement of the target level of net product revenue for 2012 that was established by our Compensation Committee in January 2012 at the time the award was made. The revenue targets were set at $8.256 billion for threshold payout at the 20% level, $8.6 billion for target level payout at 100% and $8.944 billion for maximum level payout at 200%. Payout is proportionately adjusted for performance between threshold and target and between target and maximum. In addition, to receive the shares of our common stock earned for this one-year performance period, an executive officer must remain employed with us through completion of the three-year service period from January 1, 2012 through December 31, 2014.

The performance-based vesting requirement for the second subtranche will be our achievement of the target level of consolidated net product revenue for 2013 as established by our Compensation Committee within 90 days after the start of that performance period. Meanwhile the time-based vesting requirement for this subtranche is tied to the executive officer’s continued employment with us through completion of the two-year service period from January 1, 2013 through December 31, 2014.

The performance-based vesting requirement for the final subtranche will be our achievement of the target level of consolidated net product revenue for 2014 as established by our Compensation Committee within 90 days after the start of that performance period, while the time-based vesting requirement for this subtranche is tied to the executive officer’s continued employment with us through completion of the one-year service period from January 1, 2014 through December 31, 2014.

The actual number of shares of our common stock into which each tranche or subtranche of a performance share award may convert will be calculated by multiplying the target number of performance shares allocated to that tranche or subtranche by a performance percentage ranging from 0% to 200%. The performance percentage will be based on the actual level at which the applicable performance requirement is attained, as certified by our Compensation Committee.

In January 2013, our Compensation Committee calculated the level of our 2012 revenue for purposes of determining the level at which the performance goal for the 2012 year subtranche of the revenue tranche of the performance share award was attained. Our net product revenue level for such year was $9.4 billion, which represents a potential payout level of 200% of the target number of shares allocated to such subtranche. Accordingly, each Named Executive Officer’s target number of shares subject to this subtranche and the actual number of shares accrued in connection with this subtranche by reason of the attained level of our 2012 revenue target, were as follows; such shares will become payable to each such individual provided he or she satisfies the time-based vesting requirement applicable to that subtranche:

Named Executive Officer	Target Number of Shares Subject to First Subtranche of the Revenue Tranche of the Performance Share Award (1)	Number of Shares Earned Under First Subtranche of the Revenue Tranche of the Performance Share Award
Dr. Martin	39,000	78,000
Dr. Milligan	17,082	34,164
Dr. Bischofberger	13,332	26,664
Mr. Young	10,666	21,332
Ms. Washington	10,000	20,000

(1)	All share amounts have been adjusted retroactively to reflect the two-for-one stock split effective on January 25, 2013.

Our Compensation Committee selected TSR and revenue growth as our performance measures because they relate to the key behaviors that it wants to reinforce, and they are differentiated from the measures used in the annual bonus plan to focus on long-term initiatives to avoid redundancy. These two measures are commonly used among our industry peers.

Should the service of an executive officer with Gilead terminate prior to the completion of one or more applicable service periods, the performance shares allocated to those periods will be forfeited, whether or not the performance objectives are eventually met. However, if an executive officer’s employment terminates during an applicable service period by reason of retirement on or after the date his or her combined age and years of service total 70 years or more or by reason of death or disability, then a portion of the performance shares allocated to that service period will convert into actual vested shares of our common stock based on the level at which the performance objective in effect for that service period is actually attained and the number of calendar months of continuous service he or she completed during that service period.

2012 Stock Options

Our Compensation Committee considers options to purchase shares of our common stock to be the foundation of our performance-based incentive compensation program. Stock options give recipients the right to purchase at a specified price (the market price on the date of grant) a specified number of shares of our common stock over a specified period of time (generally, 10 years). A Named Executive Officer can exercise this right for the remainder of the term as the options vest over four years.

Our Compensation Committee believes that options provide an appropriate incentive for our executive officers because they will realize value only if the market price of our common stock increases, which benefits all stockholders, and the executive officer remains employed with us through the date that his or her options vest.

The options to purchase shares of our common stock vest over a four-year service period, which is consistent with the practices of our industry peer group. One quarter of the shares of our common stock subject to these options vest one year from the grant date and the remaining shares vest quarterly thereafter (assuming the continued service of the executive officer over the next three years) until fully vested.

2012 Equity Award Decisions

In January 2012, our Chief Executive Officer recommended to our Compensation Committee that equity awards in the amounts set forth below be granted to the Named Executive Officers (other than himself). After evaluating each Named Executive Officer’s performance during the prior year, his or her expected future contributions, our performance compared to the competitive market and our Chief Executive Officer’s recommendation, our Compensation Committee approved each of these recommendations.

In addition, our Compensation Committee approved the grant of an option to purchase 662,000 shares of our common stock and a performance share award covering 234,000 shares of our common stock to our Chief Executive Officer. Our Compensation Committee’s recommendation, which was ratified by the independent members of our Board of Directors, was based on the following considerations:

•	a competitive assessment of the grant date fair value of the equity awards granted to the chief executive officers at the companies in our compensation peer group;

•	our financial and operational performance in 2011; and

•	our consistent financial performance relative to our compensation peer group over the past several years.

The 2012 stock option and performance share awards for the Named Executive Officers were as follows:

Named Executive Officer	Stock Option (Number of Shares) (1)	Performance Share Award (Number of Shares) Threshold (2)	Performance Share Award (Number of Shares) Target	Performance Share Award (Number of Shares) Maximum
Dr. Martin	662,000	46,800	234,000	468,000
Dr. Milligan	302,500	20,500	102,500	205,000
Dr. Bischofberger	232,500	16,000	80,000	160,000
Mr. Young	188,000	12,800	64,000	128,000
Ms. Washington	180,000	12,000	60,000	120,000

(1)

The options to purchase shares of our common stock each had an exercise price per share of $24.30, representing the closing market price of our common stock on January 26, 2012. All share and per share amounts have been adjusted retroactively to reflect the two-for-one stock split effective January 25, 2013.

(2)

Assumes threshold for all shares issuable under the 2012 performance share award will be at 20%, similar to the TSR tranche and subtranche 1 of the Revenue tranche. The threshold for subtranches 2 and 3 of the Revenue tranche, for which there is at present no reportable grant-date fair value, is subject to change as it is not yet determined.

2011 Performance Share Awards

In January 2011, our Compensation Committee granted performance share awards to the Named Executive Officers that were tied to performance goals measured over the three-year performance period from January 1, 2011 through December 31, 2013. The number of shares of our common stock that may be earned under those awards range from 0% to 200% of the target number of shares subject to each award and will be determined on the basis of our actual performance over the performance period measured in terms of our TSR relative to the companies in both the NYSE Arca Biotech Index and the NYSE Arca Pharmaceutical Index (collectively, the “Peer Group Indices”) and our revenue growth relative to the Peer Group Indices. These awards were outstanding during all of 2012.

2010 Performance Share Awards

In January 2010, our Compensation Committee granted performance share awards to the Named Executive Officers subject to conditions that were substantially similar to the performance measures (relative TSR and revenue growth) described above for the 2011 performance share awards, but those performance objectives were to be measured over a three-year performance period that began on January 1, 2010 and ended on December 31, 2012. In March 2013, our Compensation Committee approved payment of the 2010 performance share awards at 50% of their target award level. This determination was based on our achieving TSR at the 9th percentile of the Peer Group Indices and revenue growth at the 54th percentile of the Peer Group Indices, based on our performance during the three-year performance period from 2010 through 2012. The payout of 50% of the target level award is based only on our revenue achievement as our TSR achievement below the 20th percentile results in 0% payout for the TSR portion of the grant. Each Named Executive Officer’s target number of shares subject to his or her 2010 performance share award and the actual number of shares of our common stock earned in connection with this award were as follows:

Named Executive Officer	Target Number of Shares Subject to Performance Share Award (1)	Number of Shares Earned Under Performance Share Award
Dr. Martin	212,000	106,000
Dr. Milligan	98,000	49,000
Dr. Bischofberger	48,000	24,000
Mr. Young	58,000	29,000
Ms. Washington	36,000	18,000

(1)	All share amounts have been adjusted retroactively to reflect the two-for-one stock split effective on January 25, 2013.

Health and Welfare Benefits and Perquisites

We do not provide defined benefit retirement plans, post-retirement health coverage or any other retiree benefits for our executive officers or employees, as we believe that the equity awards they receive and the compensation deferral program in which they are eligible to participate provide them with a substantial vehicle to accumulate retirement income.

The health and welfare benefits we offer our executive officers are substantially the same as those offered to all our employees. We provide medical and other benefits to our executive officers that are generally available to other full-time employees, including participation in our employee stock purchase plan, group term life insurance program and a Section 401(k) savings plan. Under the Section 401(k) plan, we make matching contributions on behalf of each participant equal to 50% of his or her contributions to the plan, up to an annual maximum matching contribution of $7,500. All of our executive officers participated in the Section 401(k) plan during 2012 and received matching contributions. Currently, perquisites and other personal benefits are not a significant component of our executive compensation program. We generally do not provide perquisites or other personal benefits to our executive officers. For further information on the perquisites and other personal benefits provided to our Named Executive Officers, see the “Summary Compensation Table” on page 75 below.

Nonqualified Deferred Compensation

We maintain a Deferred Compensation Plan that allows our executive officers and other senior level employees to accumulate income for retirement in a tax efficient way. Eligible employees can enroll in the Deferred Compensation Plan and defer a portion of their base salaries each year and part or all of their annual bonuses and commissions. Each participant may direct the investment of his or her deferred compensation account balance among a number of investment choices that mirror substantially all of the investment funds available under the Section 401(k) plan. For further information on the deferred compensation arrangements of our Named Executive Officers, see the “2012 Nonqualified Deferred Compensation Table” on page 81 below.

Our executive officers may defer receipt of the shares of our common stock in which they vest under their performance share awards for up to 10 years. Among other requirements, any such election to defer receipt of such shares must be made at least six months prior to the end of the applicable performance period.

Post-Employment Compensation

We do not have employment agreements with any of our executive officers, and their employment with us is “at-will.” Instead, we maintain the Gilead Sciences, Inc. Severance Plan (the “Severance Plan”) that offers severance benefits to all of our employees, including our executive officers, upon certain involuntary terminations of employment.

Upon an involuntary termination of employment without cause not involving a change in control of Gilead, the Severance Plan provides a participant with certain cash payments, outplacement services and a lump-sum payment to fund continued coverage under our group health plans for a specified period. None of the outstanding stock awards held by our executive officers are subject to accelerated vesting or otherwise enhanced in the event of a termination of employment under such circumstances.

If the employment of an executive officer is involuntarily terminated without cause, or the executive officer resigns for good reason, in either case in connection with a change in control of Gilead, he or she will receive certain enhanced cash payments, outplacement services and a lump-sum payment to fund continued coverage under our group health plans for a longer specified period. In addition, all outstanding stock awards held by the executive officer will fully vest as of his or her termination date.

In January 2010, we amended the Severance Plan to limit the participants who may qualify for a tax “gross-up” payment to cover any excise tax they may incur as a result of any payments and benefits they receive under the Severance Plan that may constitute a “parachute payment” under the Internal Revenue Code. Accordingly, such protection is provided to only those individuals who were eligible for such protection at the time the policy was amended, for as long as their benefits are not materially modified.

We maintain the Severance Plan to enhance employee objectivity, morale and productivity and encourage retention in the event of an actual or threatened change in control of Gilead. The Severance Plan also enables us to provide a standard set of payments and benefits to new and current executive officers and employees, thereby eliminating the negotiation of “one-off” arrangements. In addition, the Severance Plan better aligns the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of our stockholders and other stakeholders without undue concern over whether a transaction may jeopardize their employment. We have intentionally structured the payments and benefits under the Severance Plan in the event of a change in control of Gilead to be subject to a “double trigger,” which means that an executive officer will receive payments and benefits only if he or she loses his or her employment in connection with the change in control. This arrangement is wholly consistent with the purpose of the plan, which is to provide our executive officers and other employees with a guaranteed level of financial protection only upon a loss of employment.

For further information about the Severance Plan, including an estimate of the potential payments and benefits that would be received by our Named Executive Officers upon termination of employment under certain defined circumstances, see “Executive Compensation – Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers” on page 83 below.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly traded companies for compensation paid to or realized by the Chief Executive Officer and certain other executive officers (other than the Chief Financial Officer) to the extent that compensation exceeds $1 million per individual in any taxable year and does not otherwise qualify for an exception to this limitation, such as the exception for “performance-based compensation.” Our current annual bonus plan for executive officers and equity compensation plan have been structured with the intent to qualify the compensation paid or realized under these plans as “performance-based compensation.” As a consequence, we believe that all compensation paid to or realized by our executive officers for 2012, except for base salary in the amount of $494,214 paid to our Chief Executive Officer, should not be subject to the deduction limit of Section 162(m).

Our Compensation Committee will continue to evaluate ways to achieve compliance with Section 162(m) that are in the best interests of Gilead and our stockholders. However, in establishing the cash and equity incentive compensation plans for our executive officers, our Compensation Committee believes that the potential deductibility of the compensation payable under these plans should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. Our Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain talented executives, even if all or part of that compensation may not be deductible by reason of Section 162(m).

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant-date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any economic value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. For performance share awards, the FASB ASC Topic 718 grant-date fair value reported in the compensation tables below is based on the probable outcome of the applicable performance goals.

2013 Executive Compensation

In January 2013, our Compensation Committee approved the 2013 base salaries and 2013 target bonus opportunities, and awarded stock options and performance shares to the Named Executive Officers in the respective amounts set forth in the table below. These compensation decisions were made on the basis of the executive compensation philosophy and principles discussed earlier in this Compensation Discussion and Analysis, including assessing the competitiveness of our executive compensation program in relation to our 2013 compensation peer group, which includes the following 12 biopharmaceutical and pharmaceutical companies:

Abbott Laboratories, Inc.	Celgene Corporation
Allergan, Inc.	Eli Lilly and Company
Amgen, Inc.	Forest Laboratories, Inc.
Baxter International Inc.	Merck & Co., Inc.
Biogen-Idec, Inc.	Mylan Inc.
Bristol-Myers Squibb Company	Vertex Pharmaceuticals Incorporated

The compensation decisions also reflected our Compensation Committee’s assessment of corporate and individual performance during 2012. In the case of the 2013 equity awards, our Compensation Committee approved an approximately equal allocation of the grant date fair value of such awards between stock option and performance shares, based on the three-for-one equivalency ratio noted above, for each Named Executive Officer; and an approximately equal allocation of the grant date fair value of the performance share award between performance shares tied to our revenue growth and performance shares tied to our TSR relative to the S&P Healthcare Sub-Index.

Named Executive Officer	Base Salary	2013 Target Bonus Opportunity (as a Percentage of Base Salary)	Number of Shares of Common Stock Subject to Stock Options Granted (1)	Number of Shares of Common Stock Subject to Performance Shares (2)
Dr. Martin	$1,575,000	150%	392,750	120,310
Dr. Milligan	$1,015,000	100%	149,620	45,830
Dr. Bischofberger	$890,000	80%	134,660	41,250
Mr. Young	$815,000	80%	108,470	33,230
Ms. Washington	$750,00	70%	89,490	27,410

(1)	The stock options were granted on February 1, 2013, with an exercise price of $40.56 per share.
(2)

Fifty percent of the awarded performance shares on a grant date value basis will convert into actual shares of our common stock based on our TSR over a three-year period in relation to the TSR realized for that period by a specified subset of companies in the S&P Healthcare Index. The remaining 50% of the awarded performance shares on a grant date value basis will convert into actual shares of our common stock based on our performance against an annual revenue target established by our Compensation Committee at the beginning of each year over a specified three-year period (the 2013, 2014 and 2015 years) coincident with the performance period for the TSR performance shares. We believe that this design for the revenue goals provides a strong link between performance and payment because it eliminates the need to project revenue performance beyond one year. The actual number of shares of our common stock into which the performance shares may convert will be calculated by multiplying the number of performance shares by a performance percentage ranging from 0% to 200% based on the level at which the performance goal applicable to that share is in fact attained. However, in no event shall the number of shares of our common stock that be earned pursuant to the TSR tranche of the performance share award exceed 100% of the number of shares of our common stock allocated to that award if our absolute TSR for the performance period is a negative number. The shares earned as a result of the attained performance goals will be issued in the year following the end of the three-year performance period.

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John W. Madigan, Chairman

Kevin E. Lofton

Gordon E. Moore

Nicholas G. Moore

Per Wold-Olsen

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our Compensation Committee, with input from our Human Resources Department, undertook a review of the compensation programs for our Named Executive Officers and for our other employees to determine whether any of those programs encourage excessive risk-taking that would create a material risk to our economic viability. Based on that review, our Compensation Committee concluded it was not reasonably likely that any of our compensation policies and practices in place during 2012, whether individually or in aggregate, would have a material adverse effect upon us. In reaching this conclusion, our Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation program for our Named Executive Officers:

•

Our overall compensation structure is applied uniformly throughout the organization, with the only major exception relating to the form in which the equity component is granted. For individuals below the level of Vice President, the equity component is in the form of restricted stock unit awards tied solely to service-based vesting requirements, while for employees at the level of Vice President or above, the equity component is primarily in the form of stock options and performance share awards. Other than for sales employees, we do not have compensation arrangements that are unique to any of our business units or that otherwise depart significantly from the general uniformity of our overall compensation structure. Our sales employees are included in incentive plans that are subject to multiple levels of review during both the design stage and the incentive calculation and payment process. Only Senior Directors and below are eligible to participate in those incentive plans, and the applicable bonus targets range between approximately 20% and 53% of base salary. Payments are based on prescriptions written during the previous quarter to ensure results are assessed and confirmed. Performance objectives and potential payouts are reviewed on a quarterly basis and are subject to a cutback feature. This cutback may reduce payments if there is a large transaction that was not expected at the time the goals were set or should any other unusual or extraordinary event occur after the goals were set.

•

For our broad-based director-and-above employee population, a significant component of compensation is in the form of equity awards tied to the value of our common stock. As our stock price appreciates and shareholder value is thereby created, the amount of compensation earned via these awards increase. Accordingly, our overall compensation program is structured to encourage long-term growth and appreciation in the value of our business and stock price. For our entry-level employees, the predominant component of compensation is base salary. Although stock options have the potential to encourage risk-taking, we structure these awards so that they vest over a period of several years. This vesting period encourages our executive officers and other employees to focus on sustaining our long-term performance. Because options are granted annually, our executive officers and employees always have unvested options outstanding that could decrease significantly in value if our business is not managed in a way that increases our stock price over the long-term.

•

The vesting of performance share awards is tied to our TSR and revenue growth over a defined performance period. Performance objectives tied to TSR and revenue growth are aligned with our overall goal to create and sustain long-term shareholder value. In addition, our performance share awards have overlapping performance periods, and any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target. For the relative TSR performance shares awarded in January 2013, the payout level is subject to an additional cap whereby if our absolute TSR over the performance period is negative, the payout of these awards cannot exceed 100% of target, regardless of our relative TSR performance.

•

Our overall compensation structure is not overly weighted toward short-term incentives. Payouts under our annual bonus program are subject to a dollar cap per individual tied to a multiple of his or her annual base salary. For example, our Chief Executive Officer’s target annual bonus award in 2012 was 150% of his annual base salary for that year and the maximum annual bonus award he could have earned was capped at 225% of his annual base salary for that year. We believe that capping short-term incentive awards in this manner protects against disproportionately large short-term incentives that might encourage excessive risk-taking. In addition, our Compensation Committee has broad discretion in determining the size of annual bonus awards for our Named Executive Officers and considers a number of factors in setting the actual bonus amounts, including whether an executive officer has caused us to incur unnecessary or excessive risk.

•

The performance goals for our 2012 annual bonus program were based on both financial and non-financial corporate goals as well as individual performance goals (except with respect to our Chief Executive Officer who is evaluated solely on corporate goals). We believe these goals will contribute to our long-term financial success and correlate to the creation of long-term shareholder value. We also have a formal internal business risk assessment structure that identifies the major risks to our business and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for our short-term incentive programs might otherwise contribute to any potential risks identified for our business, there are already procedures in place to control and limit those risks.

•

The wealth creation opportunities for our Named Executive Officers and other senior management are primarily in the form of their equity awards. We do not have retirement plans or other meaningful sources of wealth creation provided under our cash compensation programs. Excessive risk-taking would not only jeopardize the financial viability of our company but would also subject our Named Executive Officers and other senior management to substantial economic loss if our common stock were to become worthless or drop substantially in price. For that reason, there is a substantial alignment between the structure of our compensation programs and the creation of shareholder value.

•

We have also instituted share ownership guidelines which require our executive officers to maintain a substantial ownership interest in us. By requiring that a significant amount of their personal wealth be tied to long-term holdings in our common stock, we further align their interests with those of our stockholders and mitigate the risk of excessive risk-taking.

•

We have adopted a compensation recovery policy that permits us to recoup any compensation paid to our executive officers on the basis of financial results that have to be subsequently restated as a result of their misconduct.

•

Finally, we have adopted policies that preclude any hedging transactions in our common stock, such as put and call options or pre-paid forward sale contracts by executive officers, employees and directors, as well as pledging of Gilead securities. Accordingly, the executive officers bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of our common stock or restricted stock unit awards or performance shares that will convert into such shares upon the satisfaction of the applicable vesting requirements.

For the foregoing reasons, our Compensation Committee has concluded that it was not reasonably likely that our overall employee compensation structure, when analyzed either in terms of its company-wide application or its specific application to our various major business units, would have any material adverse effect upon Gilead.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years 2012, 2011 and 2010, certain compensation awarded or paid to, or earned by, our Named Executive Officers:

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(3)	Non-Equity Incentive Plan Compensation(1)(4)	All Other Compensation(5)	Total
John C. Martin	2012	$1,494,214	—	$4,947,127	(6)	$5,433,431	$3,375,000	$7,500	$15,257,272
Chairman and Chief Executive Officer	2011	$1,423,354	—	$5,535,569		$5,863,222	$2,788,500	$5,000	$15,615,645
	2010	$1,341,679	—	$5,750,500		$4,821,834	$2,325,375	$5,000	$14,244,388
Robin L. Washington	2012	$693,356	—	$1,268,494	(6)	$1,477,368	$728,875	$7,500	$4,175,593
Senior Vice President and	2011	$615,175	—	$1,596,897		$1,259,911	$555,210	$5,000	$4,032,193
Chief Financial Officer	2010	$559,339	—	$1,560,750		$727,824	$453,113	$5,000	$3,306,026
John F. Milligan	2012	$950,864	—	$2,166,978	(6)	$2,482,799	$1,420,563	$7,500	$7,028,704
President and Chief Operating Officer	2011	$902,098	—	$2,444,876		$2,617,997	$1,215,641	$17,355	$7,197,967
	2010	$865,008	—	$2,658,250		$2,122,820	$1,013,006	$20,135	$6,679,219
Norbert W. Bischofberger	2012	$815,026	—	$1,691,293	(6)	$1,908,267	$975,800	$7,500	$5,397,886
Executive Vice President,	2011	$756,261	—	$1,614,541		$1,622,613	$794,010	$5,000	$4,792,425
Research and Development and Chief Scientific Officer	2010	$712,090	—	$1,302,000		$1,091,736	$665,039	$5,000	$3,775,865

Kevin Young	2012	$756,274	—	$1,353,044	(6)	$1,543,029	$904,400	$7,500	$4,564,247
Executive Vice President,	2011	$711,260	—	$1,614,541		$1,622,613	$743,243	$5,000	$4,696,657
Commercial Operations	2010	$664,175	—	$1,573,250		$1,319,181	$630,219	$5,000	$4,191,825

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to our 401(k) employee savings and retirement plan or our non-qualified deferred compensation plan.
(2)

Represents the aggregate grant-date fair value of the restricted stock units and/or performance shares awarded for the applicable year to the Named Executive Officers and is determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For purposes of calculating the grant-date fair value of performance share awards for which the applicable performance goals have been established, the number of shares of common stock subject to each such award is determined on the basis of the probable outcome of those goals (100% of the number of shares allotted to each award). The aggregate grant-date fair value so calculated for the awards has not been reduced for estimated forfeitures. Ms. Washington was the only Named Executive Officer who received a restricted stock unit award in addition to a performance share award in 2011. That restricted stock unit award had a grant-date fair value of $412,900. Assumptions used in the calculation of such grant-date fair values are set forth in Note 12 to our Consolidated Financial Statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K for such fiscal year.

For performance shares awarded in 2012, performance objectives have been defined for only certain tranches of the awards and the associated grant-date fair value of those tranches has been incorporated in the table above. Tranches for which performance objectives have not yet been defined do not at present have a reportable grant-date fair value under FASB ASC Topic 718 and therefore, are not included in the table above. See footnote 5 to the 2012 Grants of Plan-Based Awards table on page 76 for a detailed description of the terms of the 2012 performance shares.

(3)

Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K for such fiscal year.

(4)	Represents amounts paid under our corporate bonus plan based on our Compensation Committee’s review of corporate performance and individual achievements.
(5)	Includes matching contributions made by us on such individual’s behalf to the 401(k) employee savings and retirement plan.
(6)

The grant-date fair value of the 2012 performance share awards assuming maximum goal attainment would be as follows: John C. Martin ($5,894,632), Robin L. Washington ($1,511,444), John F. Milligan ($2,581,985), Norbert W. Bischofberger ($2,015,194) and Kevin Young ($1,612,175). The grant-date fair values assuming maximum goal attainment pertain only to those tranches that at present have a reportable grant-date fair value. As noted in footnote 2 above, tranches of the 2012 performance shares for which performance objectives have not yet been defined do not at present have a reportable grant-date fair value under FASB ASC Topic 718.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the 2012 fiscal year; all share and per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective January 25, 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Award(3)	Grant-Date Fair Value of Stock and Option Award(4)
		Threshold	Target	Maximum	Threshold(2)	Target		Maximum
John C. Martin	1/26/2012	—	—	—	—	—		—	—	662,000	$24.30	$5,433,431
	1/26/2012	—	—	—	31,200	156,000	(5)	312,000	—	—	—	$4,947,127
	N/A	—	$2,250,000	$3,375,000	—	—		—	—	—	—	—
Robin L. Washington	1/26/2012	—	—	—	—	—		—	—	180,000	$24.30	$1,477,368
	1/26/2012	—	—	—	8,000	40,000	(5)	80,000	—	—	—	$1,268,494
	N/A	—	$490,000	$735,000	—	—		—	—	—	—	—
John F. Milligan	1/26/2012	—	—	—	—	—		—	—	302,500	$24.30	$2,482,799
	1/26/2012	—	—	—	13,666	68,332	(5)	136,664	—	—	—	$2,166,978
	N/A	—	$955,000	$1,432,500	—	—		—	—	—	—	—
Norbert W. Bischofberger	1/26/2012	—	—	—	—	—		—	—	232,500	$24.30	$1,908,267
	1/26/2012	—	—	—	10,666	53,332	(5)	106,664	—	—	—	$1,691,293
	N/A	—	$656,000	$984,000	—	—		—	—	—	—	—
Kevin Young	1/26/2012	—	—	—	—	—		—	—	188,000	$24.30	$1,543,029
	1/26/2012	—	—	—	8,533	42,666	(5)	85,332	—	—	—	$1,353,044
	N/A	—	$608,000	$912,000	—	—		—	—	—	—	—

(1)

Actual amounts paid in February 2013 were based on our Compensation Committee’s review and certification of corporate performance and individual achievements in 2012 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 75. In accordance with our corporate bonus plan, performance-based cash bonuses with respect to 2012 were paid to Named Executive Officers who were employed as of the payment date.

(2)

Amounts in the “Threshold” column represent the minimum number of shares of our common stock issuable (e.g., 20% of the target number of performance shares) upon threshold-level achievement of the performance goals described in footnote 5 below.

(3)

Reflects option awards granted under our 2004 Equity Incentive Plan, the terms of which are consistent with those of options granted to other employees under the 2004 Equity Incentive Plan. The options vest at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment over the next 36 months thereafter. Subject to certain exceptions, the maximum term of options granted under the 2004 Equity Incentive Plan is 10 years. The exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(4)

Represents the grant-date fair value of each reported equity award, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. The grant-date fair value of the performance shares awarded is based on the probable outcome of the attainment of one or more pre-established performance objectives.

For performance shares awarded in 2012, performance objectives have been defined for only certain tranches of the awards and the associated grant-date fair value of those tranches has been incorporated in the table above. The performance objectives for subtranches 2 and 3 of the revenue tranche of the performance shares have not yet been defined and therefore, they do not at present have a reportable grant-date fair value under FASB ASC Topic 718 and are not included in the table above. See footnote 5 below for a detailed description of the terms of the 2012 performance shares.

(5)

Reflects performance shares granted under our 2004 Equity Incentive Plan which was divided into two separate equal tranches. The performance-based vesting requirement for the first tranche is tied to the percentile level of our total shareholder return (“TSR”) for the three-year performance period from January 1, 2012 through December 31, 2014 relative to the TSR realized for that same period by the companies comprising three subsets of the S&P Healthcare Sub-Index. To receive the shares of our common stock earned pursuant to a performance share award, an executive officer must remain employed with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained. The performance-based vesting requirement for the second tranche of each performance award is divided into three equal subtranches, each with its own one-year performance period and applicable service period of one or more specified years, as follows:

•

The performance-based vesting requirement for the first subtranche is our achievement of the target level of consolidated net product revenue for 2012 that was established by our Compensation Committee in January 2012 at the time the award was made, while the service-based vesting requirement for this subtranche is tied to the executive officer’s continued service with us through the completion of the three-year service period from January 1, 2012 through December 31, 2014.

•

The performance-based vesting requirement for the second subtranche will be our achievement of the target level of consolidated net product revenue for 2013 as established by our Compensation Committee within 90 days after the start of that performance period, while the service-based vesting requirement for this subtranche is tied to the executive officer’s continued service with us through the completion of the two-year service period from January 1, 2013 through December 31, 2014.

•

The performance-based vesting requirement for the final subtranche will be our achievement of the target level of consolidated net product revenue for 2014 as established by our Compensation Committee within 90 days after the start of that performance period, while the service-based vesting requirement for this subtranche is tied to the executive officer’s continued service with us through the completion of the one-year service period from January 1, 2014 through December 31, 2014.

The measurement of performance is summarized as follows:

Performance Measurement Period
Tranche 1: TSR (representing 50% of allotted shares)	Service Period	Vesting Date	Tranche 2: Revenue (representing 50% of allotted shares	Service Period	Vesting Date

Average stock price for last 60 trading days of 2014 compared to average stock price for last 60 trading days of 2011	January 1, 2012 through date on which Compensation Committee certifies the TSR level attained (no later than March 6, 2015)	By March 6, 2015	Subtranche 1:
			2012 net product revenues compared to pre-established goals	January 1, 2012 through December 31, 2014	December 31, 2014
Subtranche 2:
			2013 net product revenues compared to pre-established goals	January 1, 2013 through December 31, 2014	See (A) below.
Subtranche 3:
			2014 net product revenues compared to pre-established goals	January 1, 2014 through December 31, 2014	See (A) below.

(A) Performance objectives have not yet been defined for these subtranches. Therefore, they do not at present have a reportable vesting date and are not included in the table above.

Should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will remain eligible to receive a portion of the shares subject to the award. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the applicable service period.

Because performance objectives have not yet been defined for subtranches 2 and 3 of the revenue tranche of the 2012 performance shares, only the number of shares and grant-date fair values associated with the TSR tranche and subtranche 1 of the revenue tranche for which performance objectives were defined are included in the table above. In accordance with FASB ASC Topic 718, tranches for which performance objectives have not yet been defined do not at present have grant-date fair values, and therefore, the number of shares and grant-date fair values associated with those tranches are not included in the table above.

The total number of shares of common stock issuable under the 2012 performance share award, assuming target level attainment of each applicable performance goal and including the portion of the shares subject to the two revenue subtranches for which there is at present no reportable grant-date fair value, is as follows: John C. Martin (234,000), Robin L. Washington (60,000), John F. Milligan (102,500), Norbert W. Bischofberger (80,000) and Kevin Young (64,000).

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option award and unvested stock award held by each of our Named Executive Officers as of December 31, 2012; all share and per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective January 25, 2013:

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
John C. Martin	3,386,904	—		—	$7.63	1/28/2014	—		—	—		—
	1,687,508	—		—	$8.01	1/26/2015	—		—	—		—
	1,800,000	—		—	$14.50	1/25/2016	—		—	—		—
	1,200,000	—		—	$16.40	1/22/2017	—		—	—		—
	836,000	44,000		—	$21.58	1/30/2018	—		—	—		—
	450,000	150,000		—	$23.60	1/21/2019	—		—	—		—
	349,800	286,200		—	$23.76	1/28/2020	—		—	—		—
	376,250	483,750		—	$19.09	1/20/2021	—		—	—		—
	—	662,000	(3)	—	$24.30	1/26/2022	—		—	—		—
	—	—		—	—	—	106,000	(4)	$3,892,850	—		—
	—	—		—	—	—	—		—	288,000	(6)	$10,576,800
	—	—		—	—	—	78,000	(7)	$2,864,550	117,000	(8)	$4,296,825
Robin L Washington	45,000	20,000		—	$27.07	5/7/2018	—		—	—		—
	—	25,000		—	$23.60	1/21/2019	—		—	—		—
	—	21,000		—	$24.91	7/29/2019	—		—	—		—
	—	43,200		—	$23.76	1/28/2020	—		—	—		—
	—	103,950		—	$19.09	1/20/2021	—		—	—		—
	—	180,000	(3)	—	$24.30	1/26/2022	—		—	—		—
	—	—		—	—	—	18,000	(5)	$661,050	—		—
	—	—		—	—	—	18,000	(4)	$661,050	—		—
	—	—		—	—	—	—		—	61,600	(6)	$2,262,260
	—	—		—	—	—	20,000	(7)	$734,500	30,000	(8)	$1,101,750
John F. Milligan	1,200,000	—		—	$7.63	1/28/2014	—		—	—		—
	700,000	—		—	$8.01	1/26/2015	—		—	—		—
	800,000	—		—	$14.50	1/25/2016	—		—	—		—
	560,000	—		—	$16.40	1/22/2017	—		—	—		—
	140,000	—		—	$20.74	5/8/2017	—		—	—		—
	304,000	16,000		—	$21.58	1/30/2018	—		—	—		—
	72,000	8,000		—	$27.07	5/7/2018	—		—	—		—
	210,000	70,000		—	$23.60	1/21/2019	—		—	—		—
	154,000	126,000		—	$23.76	1/28/2020	—		—	—		—
	168,000	216,000		—	$19.09	1/20/2021	—		—	—		—
	—	302,500	(3)	—	$24.30	1/26/2022	—		—	—		—
	—	—		—	—	—	49,000	(4)	$1,799,525	—		—
	—	—		—	—	—	—		—	127,200	(6)	$4,671,420
	—	—		—	—	—	34,164	(7)	$1,254,673	51,250	(8)	$1,882,156

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Norbert W. Bischofberger	720,000	—		—	$14.50	1/25/2016	—		—	—		—
	520,000	—		—	$16.40	1/22/2017	—		—	—		—
	140,000	—		—	$20.74	5/8/2017	—		—	—		—
	228,000	12,000		—	$21.58	1/30/2018	—		—	—		—
	118,800	39,600		—	$23.60	1/21/2019	—		—	—		—
	79,200	64,800		—	$23.76	1/28/2020	—		—	—		—
	104,124	133,876		—	$19.09	1/20/2021	—		—	—		—
	—	232,500	(3)	—	$24.30	1/26/2022	—		—	—		—
	—	—		—	—	—	24,000	(4)	$881,400	—		—
	—	—		—	—	—	—		—	84,000	(6)	$3,084,900
	—	—		—	—	—	26,664	(7)	$979,235	40,000	(8)	$1,469,000
Kevin Young	12,508	—		—	$8.01	1/26/2015	—		—	—		—
	520,000	—		—	$16.40	1/22/2017	—		—	—		—
	140,000	—		—	$20.74	5/8/2017	—		—	—		—
	266,000	14,000		—	$21.58	1/30/2018	—		—	—		—
	138,600	46,200		—	$23.60	1/21/2019	—		—	—		—
	95,700	78,300		—	$23.76	1/28/2020	—		—	—		—
	104,124	133,876		—	$19.09	1/20/2021	—		—	—		—
	—	188,000	(3)	—	$24.30	1/26/2022	—		—	—		—
	—	—		—	—	—	29,000	(4)	$1,065,025	—		—
	—	—		—	—	—	—		—	84,000	(6)	$3,084,900
	—	—		—	—	—	21,332	(7)	$783,418	32,000	(8)	$1,175,200

(1)

All options granted prior to January 1, 2011, with a reported expiration date prior to January 1, 2021, vest over a five-year period at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. All options granted on or after January 1, 2011, with a reported expiration date on or after January 1, 2021, vest over a four-year period at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment. Subject to certain exceptions, each option granted under the 2004 Equity Incentive Plan has an expiration date at the end of the 10-year period measured from the grant date, unless earlier terminated following the Named Executive Officer’s termination of employment with us.

(2)

Prior to April 30, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the day before the grant date. Beginning on May 1, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(3)	This particular option award for the Named Executive Officer is also included in the 2012 Grants of Plan-Based Awards table on page 76.
(4)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2010 performance shares based on 50% target level attainment of the following two performance goals: (i) our TSR relative to the Peer Group Index over the three-year period beginning January 1, 2010, and ending December 31, 2012, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of awarded performance shares by 50% target goal attainment, based on our actual percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Average daily stock price from 2010 through 2012 compared to average daily 2009 stock price	2012 revenues compared to 2009 revenues	By March 6, 2013

In order to vest, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. However, should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will remain eligible to receive a portion of the shares subject to the award. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the performance period.

(5)

Represents the number of shares of our common stock subject to a restricted stock unit award that will vest and become issuable in a series of five successive equal annual installments over a five-year period of continued employment measured from the November 5, 2010 grant date.

(6)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2011 performance shares if the performance goals are attained at “Target” level. The performance shares will vest and convert into actual shares of our common stock based on the level at which the following two performance goals are attained: (i) our TSR relative to the Peer Group Index over the three-year period beginning January 1, 2011, and ending December 31, 2013, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of awarded performance shares by a percentage ranging from 0% to 200%, based on our percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Average daily stock price from 2011 through 2013 compared to average daily 2010 stock price	2013 revenues compared to 2010 revenues	By March 6, 2014

In order to vest, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. However, should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will remain eligible to receive a portion of the shares subject to the award. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the performance period.

(7)

Represents the number of shares of our common stock that have accrued under the first revenue subtranche of the 2012 performance share award, as described in footnote 5 to the 2012 Grants of Plan-Based Awards table on page 76, based on attainment of the applicable revenue goal at above-target level. The shares are now subject only to a service-vesting condition that requires continued service through December 31, 2014, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(8)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the TSR portion of the 2012 performance share award, as described in footnote 5 to the 2012 Grants of Plan-Based Awards table on page 76, assuming the established performance goal is attained at “Target” level.

2012 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of restricted stock units and/or performance shares for each of our Named Executive Officers during the year ended December 31, 2012; all share and per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective January 25, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
John C. Martin	3,225,588	$77,122,685	150,000	$3,462,000
Robin L. Washington	382,650	$2,922,497	56,000	$1,412,204
John F. Milligan	595,920	$13,602,501	70,500	$1,627,140
Norbert W. Bischofberger	—	—	39,600	$913,968
Kevin Young	921,492	$22,061,134	46,200	$1,066,296

(1)

Value realized is determined by multiplying (i) the amount by which the market price of our common stock at the time of exercise exceeded the exercise price by (ii) the number of shares of common stock for which the options were exercised.

(2)	Value realized is determined by multiplying (i) the closing market price of our common stock on the vesting date by (ii) the number of shares of common stock that vested on that date.

2012 NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan provides our executive officers, including all of our Named Executive Officers, and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer up to 70% of his or her salary and up to 100% of his or her bonus/commission each year. The deferred amount is credited to an account maintained in his or her name in which the participant is fully vested at all times. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are 27 investment funds available for selection under the plan, and they are substantially the same as those available under our broad-based 401(k) employee savings plan. Investment elections may be changed on a daily basis. The participant may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or upon termination of employment or on the second or fifth anniversary of his or her termination date. The distribution may, at the participant’s election, be made in a lump sum or in annual installments over a period not to exceed 10 years. A participant can receive an early distribution of a portion of his or her account balance in the event of a financial hardship. In the event of the participant’s death, his or her account balance will be distributed in a lump sum to the designated beneficiary.

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers under our Deferred Compensation Plans:

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
John C. Martin	—	—	$921,567	$1,136,900	$5,169,825	(3)
Robin L. Washington	—	—	$82,514	—	$787,729	(4)
John F. Milligan	—	—	$—	—	—
Norbert W. Bischofberger	—	—	$138,826	$302,286	$1,045,685	(5)
Kevin Young	—	—	$—	—	—

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his or her balance for 2012.

(2)

Although 27 investment funds are available for selection under our Deferred Compensation Plan, the investment selections for 2012 were concentrated primarily in the 13 investment funds named below. The rate of return for each such fund for 2012 was as follows:

Name of Fund	% Rate of Return
Fidelity Retirement Money Market	0.01%
Fidelity Intermediate Bond	4.92%
Fidelity Low Priced Stock	18.50%
Fidelity Equity-Income	17.23%
Fidelity Growth Company	18.52%
Fidelity Diversified International	19.41%
Fidelity Freedom 2020	11.77%
Spartan Extended Market Index	18.01%
Templeton Foreign Smaller Companies	21.56%
T. Rowe Price Blue Chip Growth	18.42%
T. Rowe Price Real Estate	17.03%
Vanguard Institutional Index	15.98%
Vanguard Total Bond Market Index	4.15%

(3)

Includes (i) $1,450,000 of compensation reported for such individual in the Summary Compensation Table for 2006 (deferred non-equity incentive plan compensation) and (ii) $1,617,000 of compensation reported for such individual in the Summary Compensation Table for 2007 (deferred non-equity incentive plan compensation).

(4)

Includes (i) $394,640 of compensation reported for such individual in the Summary Compensation Table for 2009 (deferred non-equity incentive plan compensation) and (ii) $271,868 of compensation reported for such individual in the Summary Compensation Table for 2010 (deferred non-equity incentive plan compensation).

(5)	The reported amount includes compensation for service rendered in one or more pre-2006 fiscal years.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

We do not have employment agreements with any of the Named Executive Officers. Although the employment of the Named Executive Officers is “at will,” they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such payments and benefits depends upon the specific circumstances under which a Named Executive Officer’s employment terminates. There are three general categories of termination:

•

Voluntary Termination/For Cause Termination: includes a voluntary termination of employment by the Named Executive Officer (other than in connection with a resignation for good reason), retirement by the Named Executive Officer and a termination of the Named Executive Officer’s employment by us for cause.

•

Involuntary Termination without Cause: includes a termination of the Named Executive Officer’s employment by us (other than for cause) for reasons not constituting cause, such as due to a company-wide or departmental reorganization or the resignation of the Named Executive Officer in connection with a significant restructuring of his or her individual job duties or a change in his or her work location of more than 50 miles.

•

Change in Control Termination: includes a termination of the Named Executive Officer’s employment by us without cause, or the resignation of the Named Executive Officer for good reason, within the applicable change in control protection period following a change in control of Gilead.

•

Payments and benefits receivable upon an involuntary termination of employment without cause or a change in control or an involuntary termination of employment within the applicable change in control protection period are governed by the Gilead Sciences, Inc. Severance Plan. A copy of the Severance Plan is available as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and filed with the SEC on May 4, 2012.

For purposes of determining a Named Executive Officer’s eligibility for the various severance payments and benefits available under the Severance Plan and our various equity plans, the following definitions are relevant:

A “change in control of Gilead” will be deemed to occur upon:

•

a merger, consolidation or other reorganization approved by our stockholders, unless our stockholders continue to own more than 50% or more of the total combined voting power of the voting securities of the successor corporation;

•	a sale of all or substantially all of our assets;

•	the acquisition by any person or related group of persons of more than 50% of the total combined voting power of our outstanding securities; or

•	a change in the majority of the members of our Board of Directors over a 12-month or shorter period by reason of one or more contested elections for Board membership.

A “resignation for good reason” will be deemed to occur should a Named Executive Officer resign from his or her employment with us for any of the following reasons during the applicable change in control protection period:

•

a materially adverse change in his or her title, position or responsibilities (including reporting responsibilities) or the assignment to him or her of any duties or responsibilities which are inconsistent with his or her title, position or responsibilities;

•	a reduction in his or her annual base compensation;

•	his or her permanent relocation to any place outside a 50 mile radius of the location serving as his or her existing principal work site;

•

the failure by us to continue in effect any material compensation or employee benefit plan in which he or she was participating or to provide him or her with an aggregate level of compensation and benefits comparable to that in effect for him or her prior to the change; or

•	any material breach by us of any provision of any agreement we have with the Named Executive Officer.

A Named Executive Officer’s employment will be deemed to have been terminated for “cause” if such termination occurs by reason of:

•	any act or omission in bad faith and to our detriment;

•	dishonesty, intentional misconduct, material violation of any company policy, or material breach of any agreement with us; or

•	commission of any crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

The following table summarizes the payments and benefits that each Named Executive Officer is eligible to receive upon his or her termination of employment under the various circumstances specified above.

Type of Termination	Chief Executive Officer	Other Named Executive Officers
Voluntary or “For Cause” Termination	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits
Retirement (1)

•  Three-year post retirement exercise period for already vested stock options

•  Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

•  Three-year post retirement exercise period for already vested stock options

•  Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

Involuntary Termination Without “Cause”

•  Cash severance equal to 2.0 times base salary + 2.0 times average bonus for prior three fiscal years

•  12 months of outplacement services

•  Lump-sum payment to cover the estimated cost of COBRA care for 24 months

•  No acceleration of unvested stock awards

•  Cash severance equal to 1.5 times base salary + 1.0 times average bonus for prior three fiscal years

•  Six months of outplacement services

•  Lump-sum payment to cover the estimated cost of COBRA care for 18 months

•  No acceleration of unvested stock awards

Change in Control Termination (involuntary termination without “Cause” or resignation for “Good Reason” within Change in Control Protection Period(2))

•  Cash severance equal to 3.0 times base salary + 3.0 times average bonus for prior three fiscal years

•  12 months of outplacement services

•  Lump-sum payment to cover the estimated cost of COBRA care for 36 months

•  100% acceleration of stock option and time-based restricted stock unit awards

•  Cash severance equal to 2.5 times base salary + 2.5 times average bonus for prior three fiscal years

•  Six months of outplacement services

•  Lump-sum payment to cover the estimated cost of COBRA care for 30 months

•  100% acceleration of stock option and time-based restricted stock unit awards

Type of Termination	Chief Executive Officer	Other Named Executive Officers

•  Acceleration of unvested performance shares as follows:

•  100% of target number of shares accelerates if change-in-control occurs within first 12 months of the applicable performance period

•  If the change in control occurs following that 12-month period, then the vesting acceleration will apply to the greater of (1) 100% of the target number of shares or (2) such greater number of shares that would be considered earned on the basis of actual performance through the end of the fiscal quarter prior to the change-in-control date

•  Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only for those individuals eligible for such gross-up payment pursuant to the provisions of the Severance Plan in effect as of January 28, 2010)

•  Acceleration of unvested performance shares as follows:

•  100% of target number of shares accelerates if change-in-control occurs within first 12 months of the applicable performance period

•  If the change in control occurs following that 12-month period, then the vesting acceleration will apply to the greater of (1) 100% of target number of shares or (2) such greater number of shares that would be considered earned on the basis of actual performance through the end of the fiscal quarter prior to the change-in-control date

•  Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only for those individuals eligible for such gross-up payment pursuant to the provisions of the Severance Plan in effect as of January 28, 2010)

(1)	Retirement is defined as the termination of a Named Executive Officer’s employment with a combined age and years of service of not less than 70 years.
(2)

The change in control protection period will begin with the execution of the definitive agreement for the change in control transaction and continue for a specified period following the effective date of the change in control transaction (24 months for Dr. Martin and 18 months for the other Named Executive Officers).

A Named Executive Officer must deliver a general release of claims against Gilead as a condition of his or her receipt of payments and benefits under the Severance Plan. The cash severance component of those arrangements will be paid in a series of equal periodic installments in accordance with our normal payroll practices over a period of years corresponding to the applicable multiple of base salary indicated above for the Named Executive Officer. However, a portion of those installments may be subject to a six-month holdback to the extent required under applicable tax laws.

The estimated severance payments and benefits for which a Named Executive Officer will become eligible if his or her employment is involuntarily terminated without cause or if his or her employment is terminated under certain prescribed circumstances within the change in control protection period are set forth in the following table. The estimated amounts are based on the following assumptions:

•

the termination of employment occurred on December 31, 2012, under circumstances triggering vesting acceleration and severance payments and benefits under the various termination events described summarized in the table above;

•	the change in control transaction occurred on December 31, 2012; and

•

the price per share of our common stock paid to our stockholders in consummation of the change in control was $36.73 per share, the closing market price of our common stock on December 31, 2012, the last business day of 2012.

The table below does not include accrued wages, vacation pay, vested deferred compensation or the intrinsic value (as of December 31, 2012) of any outstanding stock options or other stock awards held by the Named Executive Officer that were vested on that date:

2012 POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION

OR CHANGE IN CONTROL TERMINATION

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period
John C. Martin
Cash severance	$7,867,583	$12,865,500		$12,865,500
Stock award vesting acceleration	—	$59,614,024	(1)	$43,308,124	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	$50,878	$76,317		$76,317
Outplacement services	$18,000	$18,000		$18,000
Excise tax and gross up	—	—		—

Total	$7,936,461	$72,573,841		$56,267,941

Robin L. Washington
Cash severance	$1,518,988	$3,138,025		$3,138,025
Stock award vesting acceleration	—	$14,185,447	(1)	$10,454,187	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	$43,269	$72,116		$72,116
Outplacement services	$12,000	$12,000		$12,000
Excise tax and gross up	—	$7,239,071		$4,851,064

Total	$1,574,257	$24,646,659		$18,527,392

John F. Milligan
Cash severance	$2,458,882	$5,426,603		$5,426,603
Stock award vesting acceleration	—	$26,604,373	(1)	$19,423,412	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	$42,835	$71,392		$71,392
Outplacement services	$18,000	$18,000		$18,000
Excise tax and gross up	—	—		—

Total	$2,519,717	$32,120,368		$24,939,407

Norbert W. Bischofberger
Cash severance	$1,899,950	$4,035,025		$4,035,025
Stock award vesting acceleration	—	$17,762,087	(1)	$12,718,520	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	$42,835	$71,392		$71,392
Outplacement services	$12,000	$12,000		$12,000
Excise tax and gross up	—	—		—

Total	$1,954,785	$21,880,504		$16,836,937

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period
Kevin Young
Cash severance	$1,765,971	$3,758,108		$3,758,108
Stock award vesting acceleration	—	$16,901,130	(1)	$12,249,297	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	$14,102	$23,504		$23,504
Outplacement services	$12,000	$12,000		$12,000
Excise tax and gross up	—	$2,183,702		—

Total	$1,792,073	$22,878,444		$16,042,909

(1)

Performance shares included in this line item assume that the number of shares of our common stock payable upon the change in control is based on a probable outcome of 50% of the number of allotted performance shares for the 2010 grants and 200% of the number of allotted performance shares for the 2011 and 2012 grants based on an assumed level of maximum goal attainment. The actual value realized from those grants will depend upon the actual level of goal attainment.

Tranches for which performance objectives have not yet been defined are not deemed to be outstanding at this time and therefore, are not included in the table above. See footnote 5 to the 2012 Grants of Plan-Based Awards table on page 76 for a detailed description of the terms of the 2012 performance shares.
(2)

Performance shares included in this line item assume that the number of shares of our common stock payable upon the change in control is based on a probable outcome of 50% of the number of allotted performance shares for the 2010 grants and 100% of the number of allotted performance shares for the 2011 and 2012 grants based on a target level goal attainment. The actual value realized from those grants will depend upon the actual level of goal attainment.

Tranches for which performance objectives have not yet been defined are not deemed to be outstanding at this time and therefore, are not included in the table above. See footnote 5 to the 2012 Grants of Plan-Based Awards table on page 76 for a detailed description of the terms of the 2012 performance shares.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

General

The members of our Board of Directors play a critical role in guiding our strategic direction and overseeing the management of our Company. In recent years, the evolving role and responsibilities of the Board of Directors has increased the time commitment required for, and risks associated with, Board service. As a result, the demand for highly qualified and experienced individuals who are capable of serving as the directors of a large public company has also increased.

These dynamics make it imperative that we provide a competitive compensation program for our non-employee directors. Such directors are accordingly compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees, and receive a combination of annual cash retainers and equity compensation in the form of stock options and restricted stock unit awards in amounts that correspond to the level of their general Board and Board committee service. In addition, our non-employee directors are also reimbursed for their expenses incurred in connection with attendance at Board and committee meetings and related activities. Our only employee director, Dr. Martin, receives no separate compensation for his service in such capacity.

Our Compensation Committee reviews our non-employee director compensation program on an annual basis. Any recommended changes to the program are then presented to the full Board of Directors for its consideration and approval.

2012 Non-Employee Board Member Compensation

In the past, it was our practice to grant a stock option for a fixed number of shares of our common stock to a non-employee director upon joining the Board of Directors and annually thereafter as part of the annual director compensation program. Over time, as the value of our common stock grew, leading to multiple stock splits, the value of these option grants with their fixed number of shares adjusted to reflect those splits became too high to sustain. Our Board of Directors believed that the best course of action was to establish a fixed grant-date value for these option grants and provide a better balance between cash and equity compensation. Accordingly, in 2009, our Compensation Committee adopted a fixed grant-date fair value formula for annual equity awards, eliminated all other equity awards for the non-employee directors, and increased the amount of their annual cash retainer.

Cash Payments and Equity Awards

The following table sets forth the compensation arrangements for our non-employee Board members during 2012:

2012 Non-Employee Board Member Compensation
	Cash Payment(1)	Grant-Date Value of Equity Awards (2)
		Options	Restricted Stock Units
All Non-Employee Board Members	$75,000 retainer	$150,000	$150,000

Lead Independent Director	$75,000 additional cash retainer	None	None

Audit Committee Chair	$20,000 additional cash retainer	None	None

Compensation Committee Chair	$15,000 additional cash retainer	None	None

Committee Chairs (other than Audit and Compensation Committee)	$10,000 additional cash retainer for each committee	None	None

Committee Member (in addition to any Committee Chair fees)	$20,000 per committee additional cash retainer	None	None

(1)

A non-employee director’s actual annual cash retainer will be equal to the aggregate of his or her retainer fee for Board service ($75,000) plus his or her retainers for service on one or more Board committees (e.g., if the Audit Committee Chair also serves as a member on the Compensation Committee, the total dollar amount of the cash retainer will be $135,000).

(2)

The number of shares of our common stock subject to the option portion of the annual equity award will be calculated as follows: $150,000 ÷ [(closing market price per share of our common stock on the grant date) x (Black-Scholes option-valuation percentage)], with any fractional share rounded down to the next whole share. The number of shares of our common stock subject to the restricted stock unit portion of the annual equity award will be calculated by dividing $150,000 by the closing market price per share of our common stock on the award date, with any fractional share rounded down to the next whole share.

The Lead Independent Director, Committee Chairs, and other Committee members do not receive any additional equity awards for their Lead Independent Director or Committee service.

Deferred Compensation Plan

Our Deferred Compensation Plan allows our non-employee directors to defer all or a portion of their cash retainer each year. The deferred amount may either be immediately converted into phantom shares of our common stock or invested in a designated group of investment funds. To the extent that a non-employee director elects to defer his or her cash retainer into phantom shares, the resulting number of phantom shares of our common stock will be determined by dividing the deferred amount by the fair market value per share of our common stock on the conversion date. The resulting number of phantom shares will be paid out in actual shares of our common stock at the end of the deferral period. If the non-employee director elects to defer his or her retainer into investment funds, then he or she may select from among the 27 investment funds available under the Deferred Compensation Plan. These investment funds are substantially the same as those available under our broad-based Section 401(k) employee savings plan, and the non-employee director may change his or her elections in those funds on a daily basis.

A non-employee director may elect to receive his or her deferred account balance at a designated age that is no earlier than age 50 and no later than age 75, or on the date of his or her cessation of Board service or on the second or fifth anniversary of that cessation date. A non-employee director may elect for the distribution to be made in a lump sum or in annual installments over a period not to exceed 10 years. A non-employee director may receive an early distribution or a portion of his or her deferred account balance in the event of a financial hardship. In the event of a non-employee director’s death, his or her deferred account balance will be distributed in a lump sum to his or her designated beneficiary.

Stock Ownership Guidelines

Based on the recommendation of the Compensation Committee, our Board of Directors has established stock ownership guidelines to encourage our non-employee directors to retain a significant portion of their shares of our common stock. These stock ownership guidelines require our non-employee directors to hold shares of our common stock with an aggregate fair market value equal to or greater than five times their annual retainer. This guideline is to be achieved over a five-year period measured from the date the non-employee director first joins the Board.

Terms of Equity Awards

The stock options granted to our non-employee directors have an exercise price not less than the fair market value per share of our common stock on the date of grant (based on the closing market price for our common stock on that date as reported on the NASDAQ Global Select Market). Each option has a maximum term of 10 years, subject to earlier termination three years after the non-employee director’s cessation of Board service (with service as Director Emeritus to be treated for such purpose as continued Board service). Each option vests in successive equal quarterly increments over a one-year period measured from the date of grant. The restricted stock unit awards granted to our non-employee directors vest upon the completion of one year of Board service measured from the date of grant. Initial equity awards for new non-employee directors are prorated based on the number of days remaining in the compensation period in which they commence Board service.

During 2012, the stock options granted to each of our current non-employee directors covered 179,542 shares of our common stock, with an average exercise price of $25.63 per share, based on the fair market value of our common stock on the date of grant. The restricted stock unit awards granted to each of our current non-employee directors covered 64,372 shares of our common stock.

The table below summarizes the compensation paid by us to non-employee Board members for the 2012 fiscal year; all share and per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective January 25, 2013:

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2) (7)	Option Awards(3) (7)	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John F. Cogan	$115,000		$149,958	$152,509	—	—	—	$417,467
Etienne F. Davignon	$95,000		$149,958	$152,509	—	—	—	$397,467
James M. Denny	$150,000		$149,958	$152,509	—	—	—	$452,467
Carla A. Hills	$95,000		$149,958	$152,509	—	—	—	$397,467
Kevin E. Lofton	$115,000		$149,958	$152,509	—	—	—	$417,467
John W. Madigan	$130,000		$149,958	$152,509	—	—	—	$432,467
Gordon E. Moore	$95,000		$149,958	$152,509	—	—	—	$397,467
Nicholas G. Moore	$135,000	(4)	$149,958	$152,509	—	—	—	$437,467
Richard J. Whitley	$125,000	(5)	$149,958	$152,509	—	—	—	$427,467
Gayle E. Wilson	$125,000		$149,958	$152,509	—	—	—	$427,467
Per Wold-Olsen	$113,301	(6)	$149,958	$152,509	—	—	—	$415,768

(1)	Represents cash retainer for serving on our Board and committees of the Board.
(2)

Represents the grant-date fair value of the restricted stock unit award for 5,852 shares made to each Board member during 2012. The applicable grant-date fair value of each award was determined in accordance with FASB ASC Topic 718 and accordingly calculated by multiplying the number of shares of our common stock subject to the award by the closing price per share of our common stock on the award date, without any adjustment for estimated forfeitures related to such service vesting. No other stock awards were made to the non-employee Board members during 2012.

(3)

Represents the grant-date fair value of the stock option grant for 16,322 shares with an exercise price of $25.63 per share made to each Board member during 2012. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718, and did not take into account any estimated forfeitures related to such service vesting. Assumptions used in the calculation of grant-date fair value are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K for such fiscal year. No other option grants were made to the non-employee Board members during 2012.

(4)

Mr. Nicholas Moore elected to defer $40,482 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 1,568 phantom shares have a grant-date fair value of $40,482 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Moore was also paid $18 in cash in lieu of a fractional phantom share. Mr. Moore also deferred an additional $94,500 of his fee as a cash deferral under our Deferred Compensation Plan.

(5)	Dr. Whitley deferred $125,000 of his retainer fee as a cash deferral under our Deferred Compensation Plan.
(6)	Mr. Wold-Olsen received an additional pro-rated retainer of $18,301 for his appointment to the Compensation Committee in August 2012.
(7)

The following table shows for each named individual the aggregate number of shares subject to all outstanding options, restricted stock units and phantom shares held by that individual as of December 31, 2012.

Name	Number of Shares of Common Stock Subject to all Restricted Stock Units as of December 31, 2012	Number of Shares of Common Stock Subject to all Outstanding Options as of December 31, 2012	Number of Shares of Common Stock Subject to all Phantom Shares as of December 31, 2012
John F. Cogan	5,852	495,892	—
Etienne F. Davignon	5,852	36,604	—
James M. Denny	5,852	360,292	—
Carla A. Hills	5,852	344,392	2,134
Kevin E. Lofton	5,852	71,532	14,676
John W. Madigan	5,852	483,892	—
Gordon E. Moore	5,852	339,892	—
Nicholas G. Moore	13,116	272,392	22,646
Richard J. Whitley	5,852	137,392	6,092
Gayle E. Wilson	5,852	257,392	8,358
Per Wold-Olsen	5,852	63,232	—

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(2):
2004 Equity Incentive Plan	62,189,295	$18.7020	83,264,504
1991 Stock Option Plan(3)	9,563,382	$7.3776	—
Employee Stock Purchase Plan(4)			8,725,652
All plans approved by security holders	71,752,677	$17.1927	91,990,156
Equity compensation plans not approved by security holders	—	—	—
Total:	71,752,677	$17.1927	91,990,156

(1)

Does not take into account 20,028,469 phantom shares, restricted stock awards, restricted stock units and performance share units granted to directors and officers under our 2004 Equity Incentive Plan.

(2)

Does not include 506,976 shares of common stock issuable upon exercise of assumed options and vesting of restricted stock awards under the Corus Pharma, Inc. 2001 Stock Plan, CV Therapeutics, Inc. 1994 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan and Arresto Biosciences, Inc. 2007 Equity Incentive Plan in connection with acquisitions. Options granted under such plans have a weighted-average exercise price of $19.6366.

(3)	We no longer grant equity awards under this plan although stock options remain outstanding under such plan.
(4)

Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2013 by: (1) each beneficial owner of more than five percent of our common stock known to us; (2) each director and nominee for director; (3) each of the individuals named in the Summary Compensation Table on page 75; and (4) all of our current executive officers and directors as a group.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
Capital Research Global Investors	160,683,842	(2)	10.6%
FMR LLC.	111,647,310	(3)	7.3%
Capital World Investors	106,688,000	(4)	7.0%
Blackrock, Inc.	88,315,026	(5)	5.8%
Norbert W. Bischofberger	4,212,376	(6)	*
John F. Cogan	525,501	(7)	*
Etienne F. Davignon	1,198,391	(8)	*
James M. Denny	972,327	(9)	*
Carla A. Hills	369,645	(10)	*
Kevin E. Lofton	101,749	(11)	*
John W. Madigan	521,475	(12)	*
John C. Martin	14,010,385	(13)	*
John F. Milligan	5,291,384	(14)	*
Gordon E. Moore	3,882,485	(15)	*
Nicholas G. Moore	305,585	(16)	*
Robin L. Washington	172,194	(17)	*
Richard J. Whitley	146,667	(18)	*
Gayle E. Wilson	489,647	(19)	*
Per Wold-Olsen	128,609	(20)	*
Kevin Young	1,563,285	(21)	*
All current executive officers and directors as a group (17 persons)	34,915,320	(22)	2.29%

*	Less than one percent of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by our directors and officers and a Schedule 13G/A filed with the SEC by Capital Research Global Investors (“Capital Research”), a Schedule 13G filed with the SEC by FMR LLC (“FMR”), a Schedule 13G filed with the SEC by Capital World Investors and a Schedule 13G/A filed with the SEC by Blackrock, Inc. (“Blackrock”). We assumed that the shares reported in the Schedule 13G and 13G/A by these entities did not reflect the two-for-one stock split effected January 25, 2013. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,522,709,320 shares of common stock outstanding on February 28, 2013, adjusted as required by the rules promulgated by the SEC. Unless otherwise indicated, the address for each of the individuals and entities listed in this table is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404.

(2)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2013 by Capital Research reporting sole power to vote or direct the vote over 80,341,921 shares and the sole power to dispose or to direct the disposition of 80,341,921shares. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.

(3)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2013 by FMR reporting sole power to vote or direct the vote over 5,729,757 shares and the sole power to dispose or to direct the disposition of 55,823,655 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR (“FMRC”), is the beneficial owner of 48,211,616 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d (“ECJ”) and FMR, through its control of FRMC and the funds, each has sole power to dispose of the 48,211,616 shares owned by the funds. Neither FMR nor ECJ has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. FMR’s beneficial ownership includes 55,117 shares beneficially owned through Strategic Advisers, Inc., a wholly-owned subsidiary of FMR. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,433,381 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds and investment companies owning such shares. ECJ and FMR, through their control of PGALLC, each has sole dispositive power over 1,433,381 shares and sole power to vote or to direct the voting of 744,781 shares of common stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 4,330,139 shares as a result of its serving as investment manager of institutional accounts owning such shares. ECJ and FMR, through their control of PGATC, each has sole dispositive power over 4,330,139 shares and sole power to vote or to direct the voting of 3,156,099 shares owned by the institutional accounts managed by PGATC. FIL Limited (“FIL”), which provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, is the beneficial owner of 1,556,716 shares. Partnerships controlled predominantly by members of the family of ECJ or trusts for their benefit own shares of FIL voting stock with the right to cast approximately 25-50% of the total votes that may be cast by all holders of FIL voting stock. FMR and FIL view that the shares held by each other need not be aggregated for purposes of Section 13(d). The address of FMR is 82 Devonshire Street, Boston, MA 02109.
(4)

Based solely on information set forth in a Schedule 13G filed with the SEC on February 13, 2013 by Capital World Investors reporting sole power to vote or direct the vote over 53,334,000 shares and the sole power to dispose or to direct the disposition of 53,334,000 shares. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.

(5)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2013 by Blackrock reporting sole power to vote or direct the vote over 44,157,513 and the sole power to dispose or to direct the disposition of 44,157,513 shares. The address of Blackrock is 40 East 52nd Street, New York, New York 10022.

(6)	Includes 2,054,772 shares subject to stock options exercisable within 60 days of February 28, 2013 and 9,438 shares held in trust by family members.
(7)	Includes 491,811 shares subject to stock options exercisable within 60 days of February 28, 2013.
(8)	Includes 32,523 shares subject to stock options exercisable within 60 days of February 28, 2013.
(9)

Includes 356,211 shares subject to stock options exercisable within 60 days of February 28, 2013 and 195,996 shares held in a trust which Mr. Denny shares voting and dispositive control. Mr. Denny disclaims beneficial ownership of the shares held in such trust.

(10)	Includes 2,134 phantom shares and 340,311 shares subject to stock options exercisable within 60 days of February 28, 2013.
(11)	Includes 14,676 phantom shares and 67,451 shares subject to stock options exercisable within 60 days of February 28, 2013.
(12)	Includes 479,811 shares subject to stock options exercisable within 60 days of February 28, 2013 and 11,936 shares held in trust.
(13)	Includes 10,003,953 shares subject to stock options exercisable within 60 days of February 28, 2013.
(14)	Includes 4,526,532 shares subject to stock options exercisable within 60 days of February 28, 2013 and 223,510 shares held in trust.
(15)	Includes 335,811 shares subject to stock options exercisable within 60 days of February 28, 2013 and 2,127,678 shares held in trust.
(16)	Includes 22,656 phantom shares and 268,311 shares subject to stock options exercisable within 60 days of February 28, 2013.
(17)	Includes 148,400 shares subject to stock options exercisable within 60 days of February 28, 2013
(18)	Includes 6,092 phantom shares and 133,311 shares subject to stock options exercisable within 60 days of February 28, 2013.
(19)	Includes 8,358 phantom shares 253,311 shares subject to stock options exercisable within 60 days of February 28, 2013 and 200,000 shares held in trust.
(20)	Includes 59,151 shares subject to stock options exercisable within 60 days of February 28, 2013.
(21)	Includes 1,415,313 shares subject to stock options exercisable within 60 days of February 28, 2013.
(22)

Includes 53,916 phantom shares and an aggregate of 21,928,050 shares subject to stock options exercisable by directors and current executive officers within 60 days of February 28, 2013. See notes (6) through (21) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to provide to us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2012, our executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than ten percent stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. John Madigan (Chairman), Mr. Kevin Lofton, Dr. Gordon Moore and Mr. Nicholas Moore. None of the members of our Compensation Committee during 2012 is currently or has been, at any time since our formation, one of our officers or employees. During 2012, no executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee during 2012 currently has or has had any relationship or transaction with a related person requiring disclosure pursuant to Item 404 of Regulation S-K.

AUDIT COMMITTEE REPORT(1)

In connection with the audited consolidated financial statements for the fiscal year ended December 31, 2012, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with Ernst & Young LLP, Gilead’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

(3) received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. Our Board has approved this inclusion.

Audit Committee

Nicholas G. Moore, Chairman John F. Cogan Kevin E. Lofton John W. Madigan

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers (including our named executive officers) and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Policies and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related person transactions. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” To identify related person transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee Charter determines, on an annual basis, which members of our Board meet the definition of independent director as defined in Rule 5605 of the NASDAQ Marketplace Rules. This obligation is set forth in writing in the Nominating and Corporate Governance charter. A copy of the Nominating and Corporate Governance charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a supervisor or an attorney in the legal department.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting Materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice of Internet Availability of Proxy Materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, direct your written request to Susan Hubbard, Vice President, Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or contact Broadridge Financial Solutions, Inc. at (800) 542-1061. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

March 20, 2013

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at http://www.gilead.com in the Investors section under “Financial Information—SEC Filings.”

APPENDIX A

GILEAD SCIENCES, INC.

2004 EQUITY INCENTIVE PLAN(1)

AS AMENDED AND RESTATED JANUARY 30, 2013

1. Purpose of the Plan. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance. This Plan was originally approved by stockholders at the 2004 Annual Stockholders Meeting and serves as the successor to the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors’ Stock Option Plan. No further option grants will be made under those plans, and the remaining shares available for issuance under those plans have been transferred to this Plan ad are available for issuance under this Plan.

The October 2007 restatement expanded the list of performance criteria to which the vesting of one or more Awards may be tied, including Awards designed to provide Performance-Based Compensation, and effected a series of technical revisions to the Plan in order to facilitate the administration of the Plan and provide additional flexibility in structuring Awards.

The January 30, 2008 restatement adopted by the Board effected the following changes to the Plan: (i) increased the authorized share reserve under the Plan by an additional 20,000,000 shares of Common Stock and (ii) increased the limit on the maximum number of shares of Common Stock for which “full value” Awards may be made over the term of the Plan by an additional 10,000,000 shares. The Company’s stockholders approved such increases at the 2008 Annual Meeting held on May 8, 2008.

The May 2009 restatement adopted by the Board effected the following changes to the Plan: (i) increased the authorized share reserve by an additional 40,000,000 shares of Common Stock, (ii) increased the limit on the maximum number of shares that may be issued under the Plan pursuant to full-value awards, such as restricted stock, restricted stock units, performance shares, performance units (to the extent settled in Common Stock) and phantom shares, by an additional 30,000,000 shares to a total of 50,000,000 over the term of the Plan, (iii) increased the limit on the maximum number of shares of Common Stock for which restricted stock, restricted stock units, performance shares, performance units, phantom shares and stock appreciation rights may be granted to any one individual per calendar year by an additional 1,200,000 shares to a total of 2,000,000 shares, and (iv) increased the limit on the maximum value of awards denominated in U.S. dollars that may be granted to any one individual per calendar year by an additional $3,000,000 to a total of $10,000,000. The Company’s stockholders approved such increases at the 2009 Annual Meeting held on May 6, 2009.

This January 2013 restatement effects the following changes to the Plan approved by the Board, subject to stockholder approval at the 2009 Annual Meeting: (i) expand and re-confirm the list of financial and non-financial goals that may serve as the performance criteria for the vesting of awards under the Plan and the list of permissible adjustments that may made to those goals in assessing the level of goal attainment so that those awards may qualify as performance-based compensation not subject to the $1 million limitation on income tax deductibility per executive officer imposed under Code Section 162(m); (ii) impose limitations on the aggregate grant-date value for which awards denominated in shares of Common Stock, whether in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and phantom shares, may be made under the Plan per calendar year to each continuing non-employee Board member or each-newly elected or appointed non-employee Board member; (iii) extend the term of the 2004 Plan

(1)	Includes amendments through January 30, 2013, including the amendments subject to stockholder approval at the 2013 annual stockholders meeting. All share numbers have been adjusted to reflect the two-for-one stock split of the Common Stock effective September 3, 2004, the two-for-one stock split of the Common Stock effective June 22, 2007 and the two-for-one stock split of the Common Stock effective January 25, 2013.

until May 7, 2023; (iv) impose a limitation on the maximum number of Shares that may be issued under the Plan pursuant to Incentive Stock Options that are granted after December 31, 2012 and (v) effect other appropriate revisions so as to allow the Plan to continue to comply with the requirements of applicable laws and regulations, including (without limitation) the imposition of additional restrictions on the repricing of stock options and stock appreciation rights.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Applicable Acceleration Period” means: (i) 24 months, in the case of the Company’s Chief Executive Officer, (ii) 18 months, in the case of an Executive Vice President or Senior Vice President of the Company, and (iii) 12 months, in the case of all other Grantees.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Phantom Share, or other right or benefit under the Plan.

(e) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for one or more of the reasons set forth in the definition of “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(h) “Change in Control” means, for purposes of all Awards at the time outstanding under the Plan, a change in ownership or control of the Company effected through the consummation of any of the following transactions:

(i) a sale, transfer or other disposition of all or substantially all of the Company’s assets,

(ii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company, the acquisition of outstanding securities held by one or more of the Company’s existing stockholders or an acquisition, consolidation or other reorganziation to which the Company is a party, or

(iii) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Company’s incorporation or to create a holding company structure pursuant to which the Company becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to the formation of such entity.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means Gilead Sciences, Inc., a Delaware corporation.

(m) “Consultant” means any person, including an advisor, who is compensated by the Company or any Related Entity for services performed as a non-employee consultant; provided, however, that the term “Consultant” shall not include non-employee Directors serving in their capacity as Board members. The term “Consultant” shall include a member of the board of directors of a Related Entity.

(n) “Continuous Service” means the performance of services for the Company or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, a Director or a Consultant, except to the extent otherwise specifically provided in the documents evidencing the Award. For purposes of the Plan, a Grantee shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) the Grantee no longer performs services in any of the foregoing capacities for the Company or any Related Entity or (ii) the entity for which the Grantee is performing such services ceases to remain a Related Entity of the Company, even though the Grantee may subsequently continue to perform services for that entity. Continuous Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Grantee shall be deemed to have terminated Employee status on the first day immediately following the expiration of such three (3)-month period, unless such Grantee is provided with the right to return to Continuous Service following such leave either by statute or by written contract. The Grantee shall not receive any Continuous Service credit, for purposes of vesting in any outstanding Award or Awards made to the Grantee, for any period such Grantee is on a leave of absence, except to the extent otherwise required by law or pursuant to the following procedure:

— A Grantee shall receive Continuous Service credit for such vesting purposes for (i) the first three months of an approved personal leave of absence and (ii) the first seven months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence; provided, however, that in the event the Grantee’s Award is subject to

Section 409A of the Code and payable upon his or her separation from service, then the maximum period for which such Continuous Service credit shall be given with respect to that Award shall be determined in accordance with Treasury Regulations Section 1.409A-1(h) and accordingly shall not extend beyond the date the Grantee is deemed to have a separation from service for purposes of Section 409A.

In jurisdictions requiring notice in advance of an effective termination of a Grantee’s service as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of such service to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before such individual’s termination as an Employee, Director or Consultant can be effective under Applicable Laws.

A Grantee on an approved leave of absence shall be deemed to terminate Continuous Service for purposes of his or her outstanding Awards upon the earlier of (i) the expiration date of that leave of absence, unless such Grantee returns to active Continuous Service on or before that date, or (ii) the date the Grantee’s Continuous Service actually terminates by reason of his or her voluntary or involuntary termination or by reason of his or her death or disability; provided, however, that in the event the Grantee’s Award is subject to Section 409A of the Code and payable upon his or her separation from service, then his or her Continuous Service shall, with respect to that Award, be deemed to terminate when such Grantee is deemed to have a separation from service under Treasury Regulations Section 1.409A-1(h).

(o) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to the Common Stock underlying his or her Award (other than an Option or SAR Award).

(r) “Domestic Partner” means a person who meets and continues to meet all of the criteria detailed in the Gilead Sciences Affidavit of Domestic Partnership when the Domestic Partnership has been internally registered with the Company by filing with the Company an original, properly completed, notarized Gilead Sciences Affidavit of Domestic Partnership.

(s) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. Neither service as a Director nor payment of a director’s fee by the Company or a Related Entity shall be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

For Awards made prior to May 1, 2009 (or Awards made on or after that date pursuant to commitments under outstanding offer letters or other agreements made before that date):

(i) If the Common Stock is on the date of determination listed on any established stock exchange, including without limitation the NASDAQ Global or Global Select Market, the American Stock Exchange or the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day prior to the date of determination as such quotation is reported in The Wall Street Journal or such other source as the Board deems reliable; or

(ii) If the Common Stock is on the date of determination regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value per share of Common Stock shall be the mean between the high bid and high asked prices for the Common Stock on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

For Awards made on or after May 1, 2009 (other than Awards which the Company is committed to make on or after that date pursuant to outstanding offer letters or other agreements made before that date):

(iii) If the Common Stock is on the date of determination listed on any established stock exchange, including without limitation the NASDAQ Global or Global Select Market, the American Stock Exchange or the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the date of determination (or, if no closing sales price or closing bid was quoted on that date, as applicable, on the last trading date such closing sales price or closing bid was quoted, as the applicable quoted price is reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iv) If the Common Stock is on the date of determination regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value per share of Common Stock shall be the mean between the high bid and high asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were quoted , as the applicable quoted prices are reported in The Wall Street Journal or such other source as the Board deems reliable.

For all Awards:

(v) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall, for purposes of any Award other than an Incentive Stock Option, be determined by the Board through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the Treasury Regulations issued under Section 409A of the Code and shall, for purposes of an Incentive Stock Option, be determined by the Board in good faith in accordance with the standards of Section 422 of the Code and the applicable Treasury Regulations thereunder.

(v) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(w) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, Domestic Partner, a trust in which such persons (or the Grantee) have more than 50% of the beneficial interest, a foundation in which such persons (or the Grantee) control the management of assets, and any other entity in which such persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(x) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Non-statutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(bb) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(dd) “Performance Shares or Performance Share Units” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and settled in actual Shares, except to the extent the Administrator may determine to settle such Award in whole or in part in cash.

(ee) “Performance Cash Units” means an Award denominated in U.S. dollars which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and settled for cash, except to the Administrator may determine to settle such Award in whole or in part in Shares.

(ff) “Phantom Share” means an Award denominated in Shares in which the Grantee has the right to receive an amount equal to the value of a specified number of Shares at a designated time or over a designated period and which will be payable in cash or Shares as established by the Administrator.

(gg) “Plan” means this Gilead Sciences, Inc. 2004 Equity Incentive Plan, as amended from time to time.

(hh) “Related Entity” means (i) any Parent or Subsidiary of the Company and (ii) any corporation in an unbroken chain of corporations beginning with the Company and ending with the corporation in the chain for which the Grantee provides services as an Employee, Director or Consultant, provided each corporation in such chain owns securities representing at least twenty percent (20%) of the total outstanding voting power of the outstanding securities of another corporation or entity in such chain and there is a legitimate non-tax business purpose for making an Award to such Grantee. However, for any Award not subject to Section 409A of the Code, a Related Entity shall also include any business, corporation, partnership, limited liability company or other entity in which the Company or any Parent or Subsidiary holds a substantial ownership interest, directly or indirectly.

(ii) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration (including any cash consideration) and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj) “Restricted Stock Unit” means an Award in the form of a contractual right to receive Shares in one or more installments over a defined period of Continuous Service or upon the attainment of one or more performance goals established by the Administrator or in one or more deferred installments following the completion of such period of Continuous Service or the attainment of such performance goals.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto, as in effect when discretion is being exercised with respect to the Plan.

(ll) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of the Common Stock underlying such Award.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo) “Withholding Taxes” mean the applicable federal and state income and employment withholding taxes to which the holder of an Award under the Plan may become subject in connection with the issuance, exercise, vesting or settlement of that Award.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10 below, the maximum number of Shares which may be issued in the aggregate under the Plan pursuant to all Awards made hereunder (including, without limitation,

Restricted Stock, Restricted Stock Units, Performance Shares, Options, SARs, Dividend Equivalent Rights, and Phantom Shares) shall be limited to 180,800,000(2) Shares, plus 62,388,366 shares that have as of January 30, 2013 been transferred in the aggregate to the 2004 Plan from the previously-authorized but unissued reserve under the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors’ Stock Option Plan, including shares that were available for future award under such plans on May 25, 2004, the date the stockholders approved the 2004 Plan, and shares subject to awards outstanding under those plans on that date that have subsequently terminated or expired without the issuance of vested shares thereunder. Notwithstanding the foregoing, no more than 50,000,000 of such Shares may be issued over the term of the Plan pursuant to all Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (to the extent settled in Shares) and Phantom Shares, in total.(3) The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock. Performance Units that by their terms may only be settled in cash shall neither reduce the maximum aggregate number of Shares that may be issued under the Plan nor be counted against the foregoing 50,000,000-Share limit imposed with respect to certain types of Awards.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option. Upon the exercise of any SAR under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised, and not by the net number of shares actually issued by the Company upon such exercise. If shares of Common Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, exercise, vesting or settlement of an Award, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of Shares issuable at that time under such Award, calculated in each instance prior to any such share withholding.

(2)	Maximum number of Shares consists of 3,600,000 Shares authorized coincident with the adoption of the 2004 Equity Incentive Plan at the 2004 annual stockholders meeting, another 3,600,000 Shares due to the share adjustment for the two-for-one stock split effective September 3, 2004, an additional 10,000,000 Shares authorized and approved at the 2005 annual stockholders meeting, an additional 10,000,000 Shares authorized and approved at the 2006 annual stockholders meeting, an additional 3,000,000 Shares authorized and approved at the 2007 annual stockholders meeting, another 30,200,000 Shares due to the share adjustment for the two-for-one stock split effective June 22, 2007, an additional 10,000,000 Shares authorized and approved at the 2008 annual stockholders meeting, an additional 20,000,000 Shares authorized and approved at the 2009 annual stockholders meeting and another 90,400,000 Shares due to the share adjustment for the two-for-one stock split effective January 25, 2013.
(3)	The increase to this limit from 20,000,000 Shares to 50,000,000 Shares was approved by the Board on January 21, 2009 and approved by the stockholders at the 2009 annual stockholders meeting. The 50,000,000 Share limit will also apply to Performance Units to the extent these Awards are settled in Shares. The Company has never declared nor paid a cash dividend and does not intend to grant any dividend equivalent rights in the foreseeable future; however, if a dividend equivalent right were to be granted in the future, the Company would consider the number of Shares as to which such dividend equivalent rights may be granted as subject to the 50,000,000 Share limit.

(c) The maximum number of Shares that may be issued from the authorized share reserve under Section 3(a) pursuant to Incentive Stock Options that are granted under the Plan after December 31, 2012 shall be limited to 129,325,853 Shares.

4. Administration of the Plan.

(a) Plan Administrator:

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. With respect to the grant of an Award to a Director who is not an Employee and which is not a scheduled Award under predetermined rules established by the Board or Committee, such grant shall be made only by a Committee (or subcommittee of the Committee) which is comprised solely of two or more Non-Employee Directors, as this term is defined in Rule 16b-3, none of whom are the recipient of the Award.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers of the Company or any Parent to grant such Awards, subject to such terms and conditions as the Board may impose; provided, however, that any delegation of such authority shall in all events be subject to the limitations and restrictions of Applicable Laws, including any required limitation on the maximum of Shares for which Awards may be made by such Officer or Officers.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. For such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(b) Powers of the Administrator: Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine when and to what extent Awards are to be granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option or SAR awarded under the Plan shall be subject to stockholder approval as provided in Section 7(b), and

(C) canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for a cash payment or another Option, SAR, Restricted Stock or other Award shall be subject to stockholder approval as provided in Section 7(b), unless the cancellation and exchange occurs in connection with a Change in Control as provided in Section 11 or pursuant to an adjustment effected in accordance with Section 10;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine.

6. Terms and Conditions of Awards

(a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, Performance Units, Performance Shares, or Phantom Shares. An Award may consist of one such security or benefit, or two or more of them in any combination or alternative. However, in no event may Dividend Equivalent Rights be granted with respect to the Shares subject to any Option or SAR Award made under the Plan.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-statutoryNon-statutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares for which one or more Options designated as Incentive Stock Options become first exercisable by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, the excess number of Shares shall be treated as subject to Non-statutory Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, except to extent otherwise provided by Applicable Law, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) revenue target or revenue growth, (ii) achievement of specified milestones in the discovery, development or regulatory approval of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) cost reduction or other expense control targets, (vi) personal management objectives, (vii) stock price (including, but not limited to, growth measures), (viii) total stockholder return, (ix) earnings per share, (x) operating efficiency, (xi) operating margin, (xii) gross margin, (xiii) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xiv) net sales growth, (xv) productivity ratios, (xvi) operating income, (xvii) net operating profit, (xviii) net earnings or net income (before or after taxes), (xix) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (xx) earnings or operating income before interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xxi) economic value added, (xxii) market share, (xxiii) customer satisfaction, (xxiv) working capital targets, (xxv) budget objectives, (xxvi) mergers, acquisitions or divestitures and (xxvii) with respect to Awards not intended to be Performance-Based Compensation under Section 162(m) of the Code, other measures of performance selected by the Administrator. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above, either in absolute terms or in relation to the performance of other entities, and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable performance criteria may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance criteria may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation and governmental investigation expenses and judgments, verdicts or claim settlements; (C) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results; (D) the effect of exchange rates for non-US dollar denominated net sales or goals based on operating profit, earnings or income, (E) accruals for reorganization and restructuring programs; (F) any extraordinary nonrecurring items, as determined in accordance with applicable financial accounting principles and/or as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (G) items of income, gain, loss or expense attributable to the operations of any business acquired by the Company or any Parent or Subsidiary or of any joint venture established by the Company or any Parent or Subsidiary; (H) costs and expenses incurred in connection with mergers and acquisitions; (I) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any Parent or Subsidiary or the gain or loss realized upon the sale of any such divested business or the assets thereof ; or (J) the effect of any change in the outstanding shares of Common Stock effected by reason of a stock split, stock dividend, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change or any distributions to the Company’s stockholders other than regular cash dividends.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the acquisition by the Company or a Related Entity of another entity, an interest in another entity or an additional interest in a Related Entity, whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of the Shares or other consideration due upon the settlement of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Notwithstanding the foregoing, each such deferral opportunity shall be structured by the Administrator so as to comply with all applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards. The maximum number of Shares with respect to which Options may be granted to any Grantee in any calendar year shall be limited to 5,000,000 Shares. The maximum number of Shares as to which Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, SARs, Phantom Shares or Dividend Equivalent Rights may in the aggregate be granted to any Grantee in any calendar year shall be 2,000,000(4) Shares. For the calendar year in which occurs an Employee’s or Consultant’s (i) commencement of Continuous Service or (ii) promotion, an Employee or Consultant may be granted Options for up to an additional 2,000,000 Shares or Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, SARs, Phantom Shares or Dividend Equivalent Rights for up to an additional 400,000 shares in the aggregate, which shall not count against the limits set forth in the preceding sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. The value of all Awards denominated in U.S. dollars granted in any single calendar year to any Grantee shall not exceed $10,000,000(5). For this purpose, the value of an Award denominated in U.S. dollars shall be determined on the date of grant without regard to any conditions imposed on the Award.

An additional limitation exists with respect to equity-based awards made to the non-employee Board members. A non-employee Board member may not be granted Awards under the Plan, whether in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Phantom Shares, with an aggregate grant date value in excess of $1,000,000 in any calendar year. Such limitation shall apply to both continuing non-employee Board members and newly-elected or appointed non-employee Board members.

To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Grantee. For such purpose, the repricing of the exercise price of an Option or SAR if such repricing is approved by the stockholders of the Company, shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(4)	The increase to this limit from 800,000 Shares to 2,000,000 Shares was approved by the Board on March 10, 2009 and approved by the stockholders at the 2009 annual stockholders meeting.
(5)	The increase to this limit from $7,000,000 to $10,000,000 was approved by the Board on March 10, 2009 and approved by the stockholders at the 2009 annual stockholders meeting.

If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or U.S. dollars) paid in addition to the original number of Shares subject to the Award (or the original dollar amount for an Award denominated in U.S. dollars) will not be treated as an increase in the number of Shares (or dollar amount) subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be the term stated in the Award Agreement; provided, however, that the term of an Award shall be no more than ten years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, such Awards shall be transferable, by gift or pursuant to a domestic relations order, to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator.

Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.

7. Award Exercise or Purchase Price; Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than 110% of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-statutory Stock Option, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(iii) In the case of a SAR, the exercise price or the base amount on which the stock appreciation is calculated shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(iv) In the case of other Awards, the cash consideration (if any) payable for such Award or the underlying Shares shall be determined by the Administrator.

(v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) No Authority to Reprice. Without the consent of stockholders of the Company, no Award may be repriced, replaced, regranted through cancellation, or modified (except as provided in Section 10) if the effect is to reduce the exercise or purchase price for the Shares underlying such Award. In addition, the replacement or substitution of one Award for another Award is prohibited, absent stockholder consent, to the extent it has the effect of reducing the exercise or purchase price of the underlying Shares. No Award with an exercise price per Share in excess of the then current Fair Market Value per Share may be cancelled or exchanged for a cash payment, except in connection with a Change in Control transaction.

(c) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon the issuance, exercise, vesting or settlement of an Award, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) services rendered;

(iv) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender, attestation or withholding equal to the aggregate exercise price of the Shares as to which said Award is exercised;

(v) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide instructions (either in writing or electronically) to a Company designated brokerage firm (or, with respect to Grantees subject to Section 16 of the Securities Exchange Act, a broker reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of some or all of the purchased Shares and remit to the Company on the settlement date sufficient funds to cover the aggregate exercise price payable for the purchased Shares and any applicable withholding taxes and (B) shall provide directives (either in writing or electronically) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on the settlement date in order to complete the sale transaction; or

(vi) any combination of the foregoing methods of payment.

(d) Taxes. The Company’s obligation to deliver Shares upon the issuance, exercise, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements. The Administrator may, in its discretion, provide Grantees with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such Grantees may become subject in connection with the issuance, exercise, vesting or settlement of those Awards. Such right may be provided to any such holder in one or more of the following formats

(i) Stock: The election to have the Company withhold, from the Shares otherwise issuable upon the issuance, exercise, vesting or settlement of such Award, a portion of those Shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such individual. The Shares so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

(ii) Stock Delivery: The election to deliver to the Company, at the time of the issuance, exercise, vesting or settlement of such Award, shares of Common Stock previously acquired by such individual with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the individual. The shares of Common Stock so delivered shall neither reduce the number of shares of Common Stock authorized for issuance under the Plan nor be added to the number of shares of Common Stock authorized for issuance under the Plan.

(iii) Stock Sale: The election to make an immediate open-market sale of all or a portion of the Shares actually issued in connection with the issuance, exercise, vesting or settlement of such Award and to have a sufficient portion of the sale proceeds applied automatically on the settlement date to the satisfaction of the applicable Withholding Taxes.

In addition, the Administrator may structure one or more Awards so that a portion of the Shares otherwise issuable under those Awards shall automatically be withheld by the Company in satisfaction of the Withholding Taxes which become applicable in connection with the issuance, exercise, vesting or settlement of those Awards.

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement. Notwithstanding any other provision of the Plan to the contrary, except with respect to a maximum of 5% of the Shares authorized for issuance under Section 3(a), no Awards of Restricted Stock or Restricted Stock Units which vest solely on the basis of the Grantee’s Continuous Service with the Company or a Related Entity shall provide for vesting at a rate more rapid than annual pro rata vesting over a three-year period, and any Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months; provided, however, that such limitations shall not apply in the event of a Change in Control or to any Grantee whose Continuous Service terminates by reason of his or her death, disability or an involuntary termination other than for Cause or any Award made after June 30, 2013 to a non-employee Board member.

(ii) An Award shall be deemed to be exercised when notice of such exercise (either in writing or electronically) has been given to the Company or its designee in accordance with the terms of the Award by the person entitled to exercise the Award. Except to the extent the broker-dealer sale and remittance procedure is to be utilized under Section 7(c)(iv), full payment for the Shares with respect to which the Award is exercised shall accompany such exercise notice.

(b) Exercise of Award Following Termination of Continuous Active Service

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of Employee status shall convert automatically to a Non-statutory Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise, vesting or settlement of an Award unless the exercise, vesting or settlement of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the issuance of any Shares in connection with the exercise, vesting or settlement of an Award, the Company may require the person holding such Award to represent and warrant at the time of such issuance that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments shall be made by the Administrator to the maximum number and class(es) of securities issuance under the Plan pursuant to Section 3(a), the maximum number and class(es) of securities which may be issued pursuant to Incentive Stock Options granted under the Plan after December 31, 2012, the maximum number and class(es) of securities as to which Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (settled in Shares) and Phantom Shares may be made in accordance with the limitation of Section 3(a) and the maximum number and class(es) of securities for which Awards may be made to any person during any calendar year pursuant to the limitations set forth in Section 6(g), and the outstanding Awards (other than an Award of Restricted Stock that is outstanding at the time of the event described in this paragraph) will be equitably and proportionally adjusted as to the number and class(es)of securities and exercise price (or other cash consideration) payable per Share subject to such outstanding Awards, including any price required to be paid for Restricted Stock not yet outstanding at the time of the event described in this paragraph; provided, however, that the aggregate exercise price (or other cash consideration) shall remain the same. The adjustments shall be made in such manner as the Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards thereunder, and such adjustments shall be final, binding and conclusive. In the event of a Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of Section 11.

11. Change in Control

(a) Effect of Change in Control on Awards.

(i) In the event of a Change in Control, the Board at its sole discretion may, to the extent permitted by applicable law, provide for the following treatment of outstanding Options and SARs: (i) any surviving corporation shall assume any Options or SARs outstanding under the Plan or shall substitute economically equivalent awards for the Options and SARs outstanding under the Plan, (ii) the time during which such Options or SARs may be exercised shall be accelerated so that those Awards may be exercised for fully-vested Shares and those Awards shall terminate if not exercised prior to the Change in Control, or (iii) such Options or SARs shall continue in full force and effect.

(ii) Any other Award outstanding under the Plan at the time of the Change in Control may be assumed by the surviving corporation, replaced with an economically-equivalent substitute award or otherwise continued in full force in effect. To the extent any such Award is not assumed, replaced with an economically-equivalent substitute award or otherwise continued in effect, that Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the effective date of the Change in Control.

(iii) Any Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the exercise price or any other consideration payable per share thereunder, provided the aggregate exercise price or amount of such other consideration shall remain the same. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards and subject to the approval of the Administrator prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange or market.

(iv) The Administrator may structure one or more Awards so that the Shares subject to those Awards shall vest (or shall vest and become issuable) immediately prior to the effective date of a Change in Control, whether or not those Awards are assumed, replaced with an economically-equivalent substitute award or otherwise continued in full force and effect.

(v) Awards subject to performance-vesting requirements may be structured so that upon the occurrence of a Change in Control prior to the completion of the applicable performance measurement period, the applicable performance goal or goals established for those Awards will be deemed to have been met at the level pre-specified in the Award Agreement.

(b) Acceleration of Award Upon Cessation of Continuous Service In Connection With a Change in Control. Notwithstanding any other provisions of this Plan to the contrary, if within the period beginning with the execution of the definitive agreement for a Change in Control transaction and ending with the earlier of (i) the termination of that definitive agreement without the consummation of such Change in Control or (ii) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control, either (1) the Continuous Service of an Employee or a Consultant terminates due to an involuntary termination (not including death or Disability) without Cause (as such term is defined below) or a voluntary termination by the Grantee due to Constructive Termination (as such term is defined below) or (2) the Continuous Service of a Director terminates, then the vesting and exercisability of all Awards held by such Grantee shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to an Award shall lapse, as follows:

—	With respect to Options and SARs held by a Grantee at the time of such termination, such Options and SARs shall become immediately exercisable as to all the underlying Shares and may be exercised for any or all of those Shares as fully-vested shares until the expiration or sooner termination date of those Awards.

—	With respect to all other Awards held by the Grantee at the time of such termination, the underlying Shares shall immediately vest at that time and shall be issued in accordance with the terms of the applicable Award Agreement, and any reacquisition or repurchase rights held by the Company with respect to any such Shares shall lapse as of the date of such termination.

(c) Definition of “Cause”. For the purposes of Section 11(b) only, “Cause” means (i) conviction of, a guilty plea with respect to, or a plea of non contendere to a charge that a Grantee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or a Related Entity; (ii) material breach of any agreement entered into between the Grantee and the Company or a Related Entity that impairs the Company’s or the Related Entity’s interest therein; (iii) willful misconduct, significant failure of the Grantee to perform the Grantee’s duties, or gross neglect by the Grantee of the Grantee’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or a Related Entity.

(d) Definition of “Constructive Termination”. For purposes of Section 11(b) only, “Constructive Termination” means the occurrence of any of the following events or conditions: (i) (A) a change in the Grantee’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Grantee’s status, title, position or responsibilities as in effect immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the date of a Change in Control; (B) the assignment to the Grantee of any duties or responsibilities which are inconsistent with the Grantee’s status, title, position or responsibilities as in effect immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the Change in Control; or (C) any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of the offices or positions held by the Grantee immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the date of a Change in Control, except in connection with the termination of the Grantee’s Continuous Service for Cause, as a result of the Grantee’s Disability or death or by the Grantee other than as a result of Constructive Termination; (ii) a reduction in the Grantee’s annual base compensation or any failure to pay the Grantee any compensation or benefits to which the Grantee is entitled within five days of the date due; (iii) the Company’s requiring the Grantee to relocate to any place outside a 50 mile radius of the location serving as Grantee’s principal work site immediately prior to the execution of the definitive agreement for the Change in Control transaction or during the Applicable Acceleration Period after the date of a Change in Control, except for reasonably required travel on the business of the Company or a Related Entity which is not materially greater than such travel requirements in effect during the applicable measurement period determined above; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Grantee was participating at any time within the 90-day period immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the Change in Control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Grantee, or (B) provide the Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided the Grantee under each other employee benefit plan, program and practice in which he or she was participating at any time within the 90-day period immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any within the Applicable Acceleration Period after the Change in Control; (v) any material breach by the Company of any provision of an agreement between the Company and the Grantee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within 15 days following notice by the Grantee of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to the Grantee, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

(e) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-statutory Stock Options.

12. Effective Date and Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect until May 7, 2023 unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by NASD Marketplace Rule 4350(i)(1)(A), Section 422 of the Code and regulations promulgated thereunder, or any other Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

18. Governing Law. The Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without resort to that State’s conflict-of-law provisions.

19. Section 409A Compliance. The Board reserves the right, to the extent it deems it necessary or advisable in its sole discretion, to alter or modify the Plan and any outstanding Awards under the Plan, without the consent of the Grantees, so as to ensure that all Awards and Award Agreements provided to Grantees who are subject to U.S. income taxation either qualify for an exemption from the requirements of Section 409A of the Code or are structured in a manner that complies with those requirements; provided, however, that neither the Company nor any Related Entity makes any representations that any Awards made under the Plan will in fact be exempt from the requirements of Section 409A of the Code or otherwise comply with those requirements, and each Grantee shall accordingly be solely responsible for any taxes, penalties or other amounts which may become payable with respect to his or her Awards by reason of Section 409A of the Code.

20. Deferred Issuance Date. Notwithstanding any provision to the contrary in this Plan or any outstanding Award Agreement, to the extent any Award under this Plan may be deemed to create a deferred compensation arrangement under Section 409A of the Code, then the following limitations shall apply to such Award and the applicable Award Agreement (if not otherwise expressly provided therein):

—	No shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Grantee’s cessation of Continuous Service shall actually be issued or distributed to such Grantee until the date of his or her Separation from Service (as determined in accordance with the provisions of Section 1.409A-1(h) of the Treasury Regulations) or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.

—	No shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Grantee’s cessation of Continuous Service shall actually be issued or distributed to such Grantee prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Grantee’s Separation from Service or (ii) the date of Grantee’s death, if he or she is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations as determined by the Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of the Grantee’s Separation from Service or (if earlier) the first day of the month immediately following the date the Corporation receives proof of his or her death.

PRELIMINARY COPY

GILEAD

GILEAD SCIENCES, INC.

ATTN: RUEY-LI HWANG

333 LAKESIDE DRVE

FOSTER CITY, CA 94404

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2

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NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

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123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

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For All

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For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors Nominees

01 John F. Cogan

02 Etienne F. Davignon

03 Carla A. Hills

04 Kevin E. Lofton

05 John W. Madigan

06 John C. Martin

07 Nicholas G. Moore

08 Richard J. Whitley

09 Gayle E. Wilson

10 Per Wold-Olsen

The Board of Directors recommends you vote FOR the following proposals:

For Against Abstain

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2013.

3. To approve a restatement of Gilead Sciences, Inc.’s 2004 Equity Incentive Plan.

4. To approve an amendment to Gilead’s Restated Certificate of Incorporation.

5. To approve, on the advisory basis, the compensation of Gilead’s named executive officers as presented in the proxy statement.

6. To vote on a stockholder proposal requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director, if properly presented at the meeting,

7. To vote on a stockholder proposal requesting that the Board take steps to permit stockholder action by written consent, if properly presented at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES

CUSIP #

JOB #

SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

02 0000000000

0000164945_1 R1.0.0.51160

PRELIMINARY COPY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K is/are available at www.proxyvote.com .

GILEAD SCIENCES, INC.

Annual Meeting of Stockholders

May 8, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints John C. Martin and John F. Milligan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 8, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000164945_2 R1.0.0.51160